Filed Pursuant to Rule 424(b)(1)
Registration Statement No. 333-121521

TEJAS INCORPORATED

1,600,000 Shares of Common Stock

           We are offering 1,600,000 shares of our common stock to the public. Our common stock is not listed on any national securities exchange or the Nasdaq Stock Market, but is quoted on the OTC Bulletin Board under the symbol “TEJS.” We have submitted an application to list our common stock on the Nasdaq SmallCap Market. As of February 2, 2005, the last reported bid price for our common stock was $17.00 per share.

      Investment in our common stock involves risks.

See “Risk Factors” beginning on page 8 of this Prospectus.

	Per
	Share	Total

Public offering price	$15.750	$25,200,000
Underwriting discount	$0.945	$1,512,000
Proceeds, before expenses, to us	$14.805	$23,688,000

      The underwriter may also purchase up to an additional 60,000 shares from us, as well as an additional 180,000 from a selling stockholder named in this prospectus, at the public offering price less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments of shares.

      The underwriter expects to deliver the shares in New York, New York on or about February 8, 2005.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

C.E. UNTERBERG, TOWBIN

The date of this Prospectus is February 2, 2005.

       If it is against the law in any state to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

       You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offering to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

NOTICE TO CALIFORNIA RESIDENTS

       To purchase shares in this offering, any investors residing in California must have (1) a liquid net worth of not less than $250,000 and gross annual income of not less than $65,000, (2) a liquid net worth of not less than $500,000, (3) a net worth of not less than $1,000,000, or (4) a gross annual income of not less than $200,000. “Liquid net worth” is net worth excluding homes, home furnishings and automobiles.

i

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our consolidated financial statements and related notes, and consider the information set forth under “Risk Factors” before making an investment decision. In this prospectus, “we,” “us” and “our” refer to Tejas Incorporated and its subsidiary.

Tejas Incorporated

Overview

      We are a full service brokerage and investment banking firm that focuses on the following:

•	proprietary research on distressed debt and special situation securities;

•	trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments; and

•	corporate finance and strategic advisory services to middle-market companies within our target industries.

      The cornerstone of our business is our research coverage. Currently, our research department consists of analysts with expertise in distressed debt and special situation securities. The analyst group has a background in analyzing many industries, but primarily focuses on wireless and wire-line telecommunications, cable, satellite, transportation, energy and municipal securities. We believe that the rapid changes with respect to distressed debt and special situation securities in several of these sectors provide excellent investment opportunities that are overlooked or misunderstood by traditional Wall Street brokerage firms and are not a focus of many existing and emerging boutique investment banks. We anticipate that we will continue to devote a substantial portion of our resources to support and grow our research department. We believe our clients appreciate our research and choose to do business with us because of this added value.

      We provide brokerage services to approximately 500 institutional clients and a network of retail clients. The majority of our brokerage revenues are derived from research driven recommendations. We offer clients the ability to buy and sell fixed income products, equity securities, security options, mutual funds and other investment securities. Our fixed income products include distressed corporate bonds, bank notes issued by distressed companies, mortgage-backed derivative products, municipal bonds, and government and government-backed securities. Through our Austin operations, we are a market maker for approximately 35 public companies whose stocks are traded on the Nasdaq Stock Market. We are also a dealer in New York Stock Exchange listed securities and other non-listed securities.

      In 2004, we began to focus more attention on our investment banking efforts, particularly in assisting public companies raise capital. Through this renewed focus, we acted as placement agent for seven private investment in public equity, or PIPE, transactions, and one exit convertible bond financing during 2004. These transactions raised approximately $401 million, which included one of the largest all equity domestic PIPE transactions in 2004.

      We have increased our revenues over the last decade by:

•	recruiting experienced industry professionals with established client and industry relationships typically from well-known industry competitors;

•	increasing the number of companies under coverage by our research analysts;

•	increasing and expanding our participation in investment banking transactions;

•	expanding the number and enhancing the penetration of institutional investors to which we market our investment research, sales and trading products and services; and

•	increasing the number of securities in which we make an active trading market.

Industry Overview

      In the last decade, the U.S. securities industry has been characterized and influenced by the following trends:

•	increased levels of industry consolidation, particularly involving smaller regional investment banks that primarily provided investment banking and brokerage services to middle-market companies and their institutional investors;

•	the tendency for global competitors and acquired firms, once part of larger organizations, to focus on larger market capitalization companies and larger transactions; and

•	the emergence of smaller boutique investment banking firms focused exclusively on growth industries, particularly technology and healthcare.

      In recent years there have been a number of acquisitions by larger financial services institutions of U.S. brokerage and investment banking firms that offer similar products and services to those that we provide. These larger financial institutions have generally allocated capital and resources toward larger market capitalization companies and transactions. This shift of focus away from smaller market capitalization companies has led to a decline in service to these companies, including investment banking and research coverage, and as a result such companies have reduced access to capital.

      Additionally, because the United States securities industry has also been subjected to increased regulation and governmental scrutiny, including certain mandated changes, many larger firms have restructured their research departments and reduced coverage and market making activities for companies whose market capitalization is below certain thresholds. Research and capital markets resources previously dedicated to smaller market capitalization companies were either reassigned to larger companies or eliminated. These circumstances have contributed to both companies in, and investors focused on, the growth and middle-market sectors seeking the services of boutique investment banking professionals who have a high degree of applicable industry knowledge.

      To facilitate access to capital markets and to industry and company specific research, smaller boutique financial services firms have emerged to offer investment banking and research support to small- and middle-market capitalization companies. However, we believe the main focus of these boutique firms has centered primarily on the growth sectors of technology and healthcare. Few of these boutique investment banking and research based firms focus on value-based investments, particularly distressed and special situation companies.

Our Market Opportunity

      We believe that, as a full service brokerage firm and strategically positioned investment bank well recognized for its focus on distressed debt and special situation securities, the market opportunity available to us is significant due to the following factors:

•	Our targeted addressable market continues to grow as our research coverage expands to new industries.

•	High yield issuance remains robust, creating a steady supply of distressed debt.

•	Returns in the distressed marketplace have improved significantly in recent years.

•	Our research focuses on covering issuers of securities over time, enabling us to better understand the complex situations they may confront.

•	Our extensive bankruptcy coverage allows us to identify distressed opportunities regardless of size.

Our Competitive Strengths

Highly Regarded Investment Research

      We believe that we are widely recognized for the quality of the distressed debt and special situation securities research we provide to our institutional and retail clients. Our research department analyzes each material aspect of an issuer’s business, develops strong professional relationships with management and related industry professionals, and effectively communicates the situation to the investor community. Many of the companies under research coverage have been followed by our research staff for several years, enhancing our understanding of the issuer.

Experienced Professionals

      We believe that our team of professionals, including our executive management team, has diverse and extensive experience in the financial services industry. Our sales and trading professionals have developed long-term client relationships with hedge funds, pension funds, state and local municipalities, banks, insurance companies and high net worth individuals, and these core clients have historically made up a significant portion of our revenues.

Focus on “Under-Covered” Securities

      Our analysts target distressed debt and special situation securities of small- and middle-market capitalization companies for which limited coverage currently exists. The businesses covered by our research analysts are, on average, actively covered by only 2.1 other analysts.

Entrepreneurial Culture

      We have fully embraced an entrepreneurial culture. Our employees own approximately 94% of our common stock on a fully diluted basis (70% following the completion of this offering and 67% assuming the underwriter’s over-allotment option is exercised in full), which, when coupled with our highly competitive compensation packages, enables our employees to directly benefit from their individual production as well as our overall performance. Every employee has the incentive to generate ideas and communicate them to management to maximize client returns and our revenues.

Our Growth Strategies

      Our goal is to become a leading provider of quality research, trading and investment banking services to our clients. In order to achieve this goal, we plan on implementing the following strategies:

•	Expand research coverage to other industries outside our current focus.

•	Capitalize on trading resources by increasing the size of brokered transactions.

•	Expand investment banking efforts to include additional capabilities.

•	Develop direct investment operations for participation in investment banking transactions.

•	Grow through acquisitions.

•	Diversify revenues by growing our government, mortgage-backed and municipal securities trading activity and increasing our investment banking revenues.

Recent Financial Results

      On January 19, 2005, we announced that our unaudited financial statements for the fourth quarter of 2004 indicated net income of approximately $7.0 million on total revenues of approximately $30.3 million for the quarter ended December 31, 2004, compared to net income of $138,000 on total revenues of $5.9 million for the comparable quarter of 2003. Approximately $8.1 million of the revenue for the fourth quarter was estimated to be attributed to unrealized gains in securities owned by us.

      For the year ended December 31, 2004, our unaudited financial statements indicated total revenues of approximately $48.9 million, compared to $26.5 million for 2003 and anticipated net income of approximately $7.3 million compared to $847,000 for 2003.

Recent Developments

      We have executed a non-binding letter of intent with Blake Byram relating to our potential purchase of an office building located at 8226 Bee Caves Road in Austin, Texas. The proposed purchase price for the office building is $3.3 million, and at least 75% of the proposed purchase price would be financed through a mortgage loan. In the event that we decide to purchase this office building, it would be our intention to relocate our principal offices to such location.

Company Information

      Our principal offices are located at 2700 Via Fortuna, Suite 400, Austin, Texas 78746 and our telephone number is (512) 306-8222. You may access our website at http://www.tejassec.com. Information contained on or accessible through our website is not a part of this prospectus.

The Offering

      The following information is based upon the number of our shares outstanding as of December 31, 2004 and excludes:

•	up to 1,480,000 shares that may be issued upon the exercise of outstanding options granted pursuant to our stock option plan at a weighted average exercise price of $6.13 per share;

•	up to 200,000 shares that may be issued upon conversion of our outstanding convertible debt; and

•	up to 240,000 shares of common stock to be sold by us and the selling stockholder if the underwriter exercises its over-allotment option in full.

Common stock offered by us:	1,600,000 shares

Common stock outstanding after this offering:	4,626,048 shares

Use of proceeds:	We intend to use the net proceeds of this offering to repay 100% of our bank debt, for working capital and general corporate purposes and to acquire assets and businesses that are complementary to our own. However, we have no current plans, agreements or commitments with respect to any such acquisitions. We will not receive any proceeds from the sale of shares by the selling stockholder. See “Use of Proceeds” for additional information on how we intend to use the proceeds from this offering.

OTC Bulletin Board Symbol:	TEJS

      Unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriter’s over-allotment option with respect to up to 60,000 shares which may be sold by us and up to 180,000 shares which may be sold by the selling stockholder. All information contained in this prospectus has been adjusted to reflect our November 22, 2004 two-for-one stock dividend.

SUMMARY FINANCIAL DATA

      The summary consolidated financial data set forth below should be read in conjunction with “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary consolidated financial data for the years ended December 31, 2001, 2002 and 2003 are derived from our audited consolidated financial statements and notes to the consolidated financial statements, and are included elsewhere in this prospectus. The summary consolidated financial data for the nine months ended September 30, 2003 and 2004 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Historical financial results may not be indicative of our future performance and interim results may not be reflective of the results for the fiscal year.

				Nine Months Ended
	Year Ended December 31,			September 30,

	2001	2002	2003	2003	2004

	(in thousands, except share and per share data)
STATEMENT OF OPERATIONS DATA:
Commissions	$25,616	$19,467	$29,260	$23,465	$15,353
Investment banking income	317	336	73	53	3,600
Trading income (loss) and other income	(605)	1,431	(2,749)	(2,871)	(393)

Total revenues	25,328	21,234	26,584	20,647	18,560
Employee compensation	18,666	15,667	19,141	14,877	12,401
Other expenses	5,352	4,979	5,914	4,546	5,495

Total expenses	24,018	20,646	25,055	19,423	17,896
Income before income taxes and minority interest	1,310	588	1,529	1,224	664
Income tax expense	495	298	682	514	340
Minority interest	(18)	—	—	—	—

Net income	$833	$290	$847	$710	$324

Earnings per share:
Basic	$0.31	$0.10	$0.28	$0.23	$0.11

Diluted	$0.26	$0.10	$0.27	$0.23	$0.10

Weighted average shares outstanding:
Basic	2,696,194	3,024,048	3,024,048	3,024,048	3,024,714

Diluted	3,092,224	3,051,406	3,127,752	3,086,132	3,470,266

	As of September 30, 2004

	Actual	As Adjusted(1)

BALANCE SHEET DATA:
Cash and cash equivalents	$724	$22,088
Securities owned, at market value	8,246	8,246
Total assets	9,834	31,198
Total notes payable	3,010	1,000
Total liabilities	6,146	4,136
Total stockholders’ equity	3,688	27,062

(1)	The as adjusted consolidated balance sheet data reflect the sale of 1,600,000 shares of common stock in this offering and the receipt of proceeds after deducting underwriting discounts and commissions and estimated offering expenses.

RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus, including our consolidated financial statements and the notes thereto, before deciding whether to purchase our common stock. The following risks and uncertainties may not be the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, results of operations and your investment. If any of the events or developments described below actually occurs, our business, financial condition and results of operations may suffer. In that case, the value of our common stock may decline, and you could lose all or part of your investment.

Risks Related to Our Business

Our Ability To Retain Our Executive Management Team And To Recruit And Retain Key Employees Is Critical To The Success Of Our Business.

      Our ability to successfully execute our business model depends, among other things, upon the personal reputation, judgment, business generation capabilities and project execution skills of our executive management and key employees, including, in particular, John J. Gorman, our Chairman. We depend on the personal reputations and relationships that our executives and employees have with our clients to obtain and maintain investment banking engagements and brokerage accounts. Accordingly, the retention of these executives and employees is particularly important to our future success. The departure or other loss of any such member of our executive management team or key employees, each of whom manages substantial client relationships and possesses substantial experience and expertise, could harm our ability to secure and successfully complete investment banking engagements and generate brokerage commissions. See “Risk Factors — Our Business is Highly Competitive.”

      The death or incompetence of Mr. Gorman would be an event of default under our loan agreement with First United Bank. We have obtained “key man” life insurance on Mr. Gorman with a current policy limit of $45 million. Also, many of the investors in our brokerage and investment banking transactions, and many of our other clients, have retained us because of Mr. Gorman’s involvement. Consequently, if Mr. Gorman were to leave our employ for any reason, these investors and other clients may terminate their relationship with us. Such a situation would harm our business and could impair the value of the securities being sold in this offering.

There Is No Consistent Pattern In Our Financial Results From Quarter To Quarter And Year To Year, Which May Result In Volatility In The Value Of Our Common Stock.

      We experience variations in revenues and profits during the year and from year to year. These variations can generally be attributed to:

•	fluctuations in the debt and equity markets;

•	our ability to identify investment opportunities for our trading accounts and our client’s accounts;

•	general economic and market conditions which impact the number of distressed securities opportunities that are available to us and our clients; and

•	our investment banking revenues being largely earned upon the successful completion of transactions, the timing of which is uncertain and subject to the volatility of the capital markets.

      We also invest in securities for our proprietary accounts and receive securities as a portion of our fees in connection with a number of our investment banking engagements. Changes in the market prices of these securities, and changes in our estimates of market values of these securities, could result in losses to us. The fair value of these securities directly impacts our net dealer inventory and investment income in our consolidated statements of operations.

      Other variable factors bearing on our revenues include fluctuations in the level of institutional brokerage transactions, variations in personnel expenses and costs incurred in pursuing investment banking and restructuring opportunities and new brokerage clients. To the extent that the market price of our common stock bears a relationship to our revenues and profits, the value of our common stock may decline because of these fluctuations.

We Invest Our Own Principal Capital In Equities And Debt Securities That Expose Us To Risk Of Capital Loss.

      We use a portion of our own capital in a variety of principal investment activities, each of which involves risks of illiquidity, loss of principal and revaluation of assets. At September 30, 2004, our principal investments represented approximately $275,000 invested in securities that had limited marketability, and approximately $7,971,000 invested in marketable securities in long positions and approximately $60,000 invested in marketable securities in short positions. Additionally, we may on occasion concentrate our securities holdings to one or two positions based upon our research and potential for market appreciation. At September 30, 2004, approximately 55% of the market value our securities holdings were concentrated in three companies. We face the risk of greater valuation losses by not adequately diversifying our investment portfolio.

      We may purchase equity securities and debt securities in companies that require additional capital to complete a capital restructuring. The distressed companies in which we invest may not be able to raise sufficient capital to complete their restructurings. Market values for some of the distressed securities may not be easily determinable depending upon the volume of securities traded on open markets, the operating status of the companies or the types of securities issued by companies. If the underlying securities of a company become illiquid, our liquidity may be affected depending on the value of the securities involved. During times of general market decline, we may experience market value losses, which ultimately affect our liquidity through our broker-dealer net capital requirements. In addition, we may decide not to liquidate our security holdings to increase cash availability if our management believes a market turnaround is likely in the near term or if our management believes the securities are undervalued in the current market.

If Institutional Investors Conduct Less Business With Us, Our Revenues May Be Harmed.

      Mutual funds, hedge funds and other institutional investors purchase a significant portion of the securities offered by issuers in the private investment in public equity, or PIPE, offerings for which we act as private placement agent. Additionally, institutional investors make up a significant amount of our commission revenues (approximately 85% for the nine months ended September 30, 2004). If institutional investors conduct less business with us, our revenues may suffer. Institutional investors may reduce their transaction volume with us for a number of reasons, including, among others, a decrease in the flow of funds into institutional investors, new regulations governing institutional investors, increased competition in our businesses and redeployment of institutional assets toward opportunities we do not offer.

We Specialize In A Few Discrete Sectors, And Any Downturn In Business In Those Sectors Could Adversely Affect Our Revenues.

      We focus our brokerage and investment banking activities in relatively few sectors, such as wireless and wire-line telecommunications, cable, satellite, transportation, energy and municipal securities. Consequently, a general decline in the market for securities of companies within any such industry could result in fewer brokerage and investment banking opportunities for us, and could reduce our revenues. The market for securities offerings in each of the sectors in which we focus may also be subject to industry-specific risks. In the event that one or more of our core industries experiences an extended period of economic decline, the number of investment banking opportunities available to us as well as the volume of securities traded in these industries may decline. As a result, any decline in our core industry markets could result in fewer investment banking engagements for our investment banking team and a decline in the amount of commission revenues generated by our brokers.

      In addition, our research coverage and brokerage activities focus primarily on distressed debt and special situation securities. A sustained period of macroeconomic growth could limit the number of distressed and special situation opportunities that our research analysts find attractive which could, in turn, reduce our brokerage activity. A material reduction of our brokerage activity would have a material adverse effect on our results of operations.

Our Business Is Highly Competitive.

      All aspects of our business are highly competitive. In our investment banking activities, we compete with large Wall Street investment banks as well as regional boutique banks that offer private placement services to small- and middle-market companies. We compete for these investment banking transactions on the basis of our relationships with the issuers and potential investors, our experience in the industry and transactional fees. In our general brokerage activities, we compete directly with numerous other broker-dealers, many of which are large well-known firms with substantially greater financial and personnel resources. We compete for brokerage transactions on the basis of our research ideas, our experience in the industry, our ability to execute transactions and the strength of our relationships with our clients. Many of our competitors for brokerage service and investment banking transactions employ extensive advertising and actively solicit potential clients in order to increase business. In addition, brokerage firms compete by furnishing investment research publications to existing clients, the quality and breadth of which are considered important in the development of new business and the retention of existing clients. We also compete with a number of smaller regional brokerage firms in Texas and the southwestern United States.

      The securities industry has become considerably more concentrated and more competitive since we were founded, as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. In addition, companies not engaged primarily in the securities business, but with substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with greater capital resources than ours.

      Since the adoption of the Gramm-Leach-Bliley Act of 1999, commercial banks and thrift institutions have been able to engage in traditional brokerage and investment banking services, thus increasing competition in the securities industry and potentially increasing the rate of consolidation in the securities industry.

      We also compete with other securities firms for successful sales representatives, securities traders, securities analysts and investment bankers. Competition for qualified employees in the financial services industry is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees. If any of our executive management team members or key employees were to leave our firm to join an existing competitor or to form a competing company, some of our clients could choose to use the services of that competitor instead of our services. There is no guarantee that the compensation arrangements we have entered into with the members of our executive management team and key employees will prevent them from resigning to join our competitors or that the non-competition agreements would be upheld if we were to seek to enforce our rights under those agreements.

      Any material change in our competitors’ business practices may place us at a competitive disadvantage and could impair our ability to generate fees and commissions at an effective level, reduce our market share for investment banking or brokerage services and negatively affect our ability to hire and retain superior personnel.

Our Failure To Make Payments Or Comply With Covenants Under Our Loan Agreement May Result In The Foreclosure Of The Capital Stock Of Our Primary Operating Subsidiary, Tejas Securities.

      On February 17, 2004, we entered into an agreement with First United Bank to borrow $2,500,000 for operating and financing purposes. The balance of the loan was $2,010,000 as of September 30, 2004. The loan is due on demand or by February 15, 2007 if no demand is made. The loan accrues interest at prime plus 2% and is to be repaid in equal monthly payments of $70,000, plus accrued interest, commencing on March 15, 2004, with a final payment of $50,258.00. The loan documents require that we maintain a minimum tangible net worth of not less than $2.5 million and contain other covenants that restrict our ability to incur debt, incur liens, sell assets, pay dividends, engage in different business activities, merge with or acquire other entities, and make investments or loans. Under the loan documents, a change of control of 25% or more of our common stock is an event of default. We have obtained a waiver from First United Bank with respect to this provision as it applies to this offering. The loan is secured by the common stock of our primary operating subsidiary, Tejas Securities, as well as the personal guaranty of John J. Gorman, our Chairman. In the event we fail to make payments as required, or fail to comply with the covenants, under this loan agreement, First United Bank may declare the loan in default and foreclose on the stock of Tejas Securities it holds as security, which would significantly and materially impair our business. We intend to repay 100% of our bank debt with a portion of the net proceeds from this offering.

We Are Subject To Market Forces Beyond Our Control.

      We, like other securities firms, are directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities transactions. In recent years, the U.S. securities markets have experienced significant volatility. Over the past few years, the stock markets have suffered major declines and advances that have increased the volatility of our revenues. If our trading volume decreases, our revenues resulting from trading commissions will decline. Also, when trading volume is low, our profitability is adversely affected because our overhead remains relatively fixed, despite lower compensation costs associated with commission revenues. Severe market fluctuations in the future could have a material adverse effect on our business, financial condition and operating results.

Failure Of Third-Party Vendors To Provide Critical Services Could Harm Our Business.

      We rely on a number of third parties to assist in the processing of our transactions, including online and internet service providers, our clearing organization, market data providers such as Bloomberg and Reuters, and market makers. We have no control over these third party service providers. As our business grows, we cannot assure you that the technology and services we require from third parties will be available. While we have had only short intermittent disruptions in service from these providers historically, any more significant problems caused by these third parties, including their not providing services for any reason for significant periods or their performing their services poorly, could have a material adverse effect on our business, financial condition and operating results and could cause us to be unable to timely and accurately process our clients’ transactions or maintain complete and accurate records of such transactions.

Credit Risk Exposes Us To Losses Caused By Financial Or Other Problems Experienced By Third Parties.

      Credit risk in our business arises principally from our trading and market-making activities. Credit risk refers to the risk that third parties that owe us money, securities or other assets will not perform their obligations, such as delivering securities or payments. These third parties include our trading counterparties, clients, clearing agents, exchanges, clearing houses and other financial intermediaries as well as issuers whose securities we hold. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Credit risk may arise, for example, from our holding securities of third parties, executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries, and extending credit to our clients through bridge or margin loans or other arrangements. In the event that our clients or counterparties default on their obligations to us, we, in turn, may not be able to fulfill our obligations to others. Any default by us on our obligations to others may harm our business.

      Further, our clients sometimes purchase securities on margin through our clearing organization. We are therefore subject to risks inherent in extending credit. This risk is especially great when the market is rapidly declining. In such a decline, the value of the collateral securing the margin loans could fall below the amount of a client’s indebtedness. Specific regulatory guidelines mandate the amount that can be loaned against various security types. If clients fail to honor their commitments, the clearing organization would sell the securities held as collateral. If the value of the collateral were insufficient to repay the loan, a loss would occur, which we may be required to fund. We have also experienced insignificant losses due to client fraud. Any material losses from client failures, including fraud, could have a material adverse effect on our cash flow from operations.

We Are Subject To Strict Government Regulation And The Failure To Comply Could Result In Disciplinary Actions.

      The securities industry in the United States is subject to extensive regulation under both federal and state laws. Broker-dealers and investment advisors are subject to regulations covering all aspects of their business. Our business and industry have changed substantially since we began offering brokerage services, and we expect the pace of change in the brokerage industry to continue. Recently, the brokerage industry has experienced a great deal of negative exposure due to insider trading, research improprieties, mutual fund trading improprieties and a lack of investor confidence in the industry as a whole. As a result, regulatory agencies and the U.S. government have intervened in an attempt to resolve these various issues. The demands placed upon our personnel and financial resources may be too significant for us to quickly adapt to a changing environment and may impact our ability to provide our current services or to expand our services.

      The Securities and Exchange Commission, or SEC, the National Association of Securities Dealers, or NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges and other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders or suspend or expel a broker-dealer or any of its officers or employees. Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of a system to ensure compliance with these laws and rules, as well as our ability to attract and retain qualified compliance personnel.

      The NASD, in particular, extensively regulates our activities. The NASD can impose certain penalties for violations of its advertising regulations, including censures or fines, suspension of all advertising, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees. In addition to certain immaterial corrective actions required of us by the NASD in connection with its routine annual examinations of our books and records, including trading records, we were recently fined $55,000 by the NASD and our former compliance officer received a 30-day suspension from the NASD for trading prior to the issuance of a research report and we agreed to hire a consultant to help improve our compliance policies. In connection with a previous audit by the NASD, our chief financial officer and our former compliance officer each received a 10-day suspension relating to self-clearing of securities sold by us. We could be subject to additional disciplinary or other actions due to claimed noncompliance in the future, which could have a material adverse effect on our business, financial condition and operating results.

      In addition, our operations and profitability may be affected by additional legislation, changes in rules promulgated by the SEC, NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges and other self-regulatory organizations, and state securities commissions, or changes in the interpretation or enforcement of existing laws and rules including, but not limited to, existing regulations which restrict communications between our research analysts and our other departments. We cannot assure you that such future regulations will not require us to implement additional compliance policies and that such policies will not materially increase our compliance expenses.

Employee Misconduct Could Harm Our Businesses And Is Difficult To Detect And Deter.

      There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years and we run the risk that employee misconduct could occur at our company. Misconduct by employees could include binding us to transactions that exceed authorized limits or present unacceptable risk, or hiding from us unauthorized or unsuccessful activities, which, in either case, may result in unknown and unmanaged risks or losses. Misconduct by employees could also involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious harm to our reputation or financial condition. Our investment banking business often requires that we observe confidences of the greatest significance to our clients, improper use of which may harm our clients and violate the terms of our agreements with our clients. Any breach of our clients’ confidences may impair our ability to attract and retain investment banking clients. It is not always possible to deter employee misconduct, and the precautions that we take to detect and prevent this activity may not be effective in all cases.

We Are Subject to Increased Use of Legal Proceedings, Which May Negatively Impact Our Business.

      Substantial legal liability or a significant regulatory action against us could have a material adverse financial effect or cause significant harm to our reputation, which in turn could harm our business prospects. Participants in the securities industry have faced increasing litigation and arbitration based on a number of legal theories. Investors in the United States have been subjected to corporate fraud and bankruptcies, volatile investment markets, biased investor research, mutual fund trading irregularities and other negative images of the investment securities industry. As a result of these incidents in the securities industry, many investors have experienced significant losses in personal wealth. As a broker-dealer, we are exposed to client lawsuits and arbitration should an investor lose money in an investment that we may recommend. In July 2004, we settled a client complaint related to previous investment losses incurred by the client for $185,000.

      We face significant legal risks in our businesses, and the volume and amount of damages claimed in litigation, arbitrations, regulatory enforcement actions and other adversarial proceedings against financial services firms are increasing. These risks include potential liability under securities and other laws for materially false or misleading statements made in connection with securities or other transactions, potential liability for the fairness opinions and other advice we provide to participants in corporate transactions and disputes over the terms and conditions of complex trading arrangements.

      We are also subject to claims arising from disputes with employees under various circumstances; these risks may be difficult to assess or quantify and their existence and magnitude may remain unknown for substantial periods of time. In addition, legal or regulatory matters involving our directors, officers or employees in their individual capacities may create exposure for us because we may be obligated or may choose to indemnify the affected individuals against liabilities and expenses they incur in connection with such matters to the extent permitted under applicable law.

We Must Maintain Certain Net Capital Requirements That Could Slow Our Expansion Plans Or Prevent Payments Of Dividends.

      The SEC, NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Net capital is the net worth of a broker or dealer (assets minus liabilities), less deductions for certain types of assets. If we fail to maintain the required net capital, we may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD, and could ultimately lead to our liquidation. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, our operations that require the intensive use of capital, such as our ability to purchase investment securities and conduct underwriting activities, would be limited. Such operations may include trading activities and the financing of client account balances. Also, our ability to pay dividends, repay debt and redeem or purchase shares of our outstanding stock could be severely restricted. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business.

We May Experience Reduced Revenues Due To Declining Market Volume, Securities Prices And Liquidity, Which Can Also Cause Counterparties To Fail To Perform.

      Our revenues may decrease in the event of a decline in the market volume of securities transactions, securities prices or liquidity of the securities for which we make a market. Declines in the volume of securities transactions and in market liquidity generally result in lower revenues from trading activities and commission. Lower price levels of securities may also result in a reduction in our revenues from corporate finance fees, as well as losses from declines in the market value of securities held by us in our trading accounts. Sudden sharp declines in market values of securities can result in illiquid markets and the failure of counterparties to perform their obligations, as well as increases in claims and litigation, including arbitration claims from clients. In such markets, we may incur reduced revenues or losses in our principal trading, market-making, investment banking and advisory services activities.

Our Trading Systems May Fail, Resulting In Service Interruptions.

      We receive and process trade orders through internal trading software and touch-tone telephones, and we depend heavily on the integrity of the electronic systems supporting this type of trading. Heavy stress placed on our systems during peak trading times could cause our systems to operate too slowly or fail. If our systems or any other systems in the trading process slow down significantly or fail even for a short time, our clients would suffer delays in trading, potentially causing substantial losses and possibly subjecting us to claims for such losses or to litigation claiming fraud or negligence. During a system failure, we may be able to take orders by telephone; however, only associates with a securities broker’s license can accept telephone orders, and an adequate number of associates may not be available to take client calls in the event of a system failure. In addition, a hardware or software failure, power or telecommunications interruption or natural disaster could cause a system failure. Any systems failure that interrupts our operations could result in our losing clients or being subject to lawsuits resulting from such system failures.

Lack Of Liquidity At Our Clearing Organization May Impair Our Business.

      We utilize our equity in securities owned at our clearing organization to facilitate the purchase of additional securities for trading purposes. The value of the equity at the clearing organization is primarily affected by realized trading gains and losses, unrealized gains and losses, the purchase and sale of accrued interest on debt securities, and cash withdrawals and deposits at the clearing organization. As a result of this activity, including the purchase and sale of securities, we may have either a receivable or payable balance to the clearing organization. In the event that we have a payable balance to the clearing organization, we may be restricted in our ability to withdraw funds from the clearing organization to cover routine operating expenses. Additionally, if the value of the equity at the clearing organization is insufficient to cover the margin requirements on the value of the securities borrowed, we may be required to either liquidate our holdings at the clearing organization or provide additional funds to cover margin requirements. As of September 30, 2004, we had a payable balance due to our clearing organization of $877,725, which represents our margin balance.

Risks Relating To This Offering

No Active Public Market For Our Common Stock Currently Exists And None May Develop.

      An active public market for our common stock does not currently exist. Prior to the completion of this offering, over 80% of our issued common stock is held by fewer than ten individuals. Until a broader distribution of our common stock is made, no active public market will develop. Our common stock is currently offered on the OTC Bulletin Board and is subject to increased volatility due to the lack of trading volume and liquidity for potential investors.

      Although we have applied for the listing of our common stock on the NASDAQ SmallCap Market upon completion of this offering, there can be no guarantee that our application will be accepted or that if our application is accepted, we will experience any increase in our liquidity.

Our Common Stock Price May Be Volatile, Which Would Adversely Affect The Value Of Your Shares.

      The market price of our common stock has in the past been, and may be in the future continue to be, volatile. A variety of events may cause the market price of our common stock to fluctuate significantly, including:

•	variations in quarterly operating results;

•	our announcements of significant contracts, milestones, acquisitions;

•	our relationships with other companies;

•	our ability to obtain needed capital commitments;

•	additions or departures of key personnel;

•	sales of common stock, conversion of securities convertible into common stock, exercise of options and warrants to purchase common stock or termination of stock transfer restrictions;

•	general economic conditions, including conditions in the securities brokerage and investment banking markets;

•	changes in financial estimates by securities analysts; and

•	fluctuation in stock market price and volume.

      Many of these factors are beyond our control. Any one of the factors noted herein could have an adverse effect on the value of our common stock.

      In addition, the stock market in recent years has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that often have been unrelated to the operating performance of such companies. These market fluctuations have adversely impacted the price of our common stock in the past and may do so in the future.

We Do Not Expect To Pay Cash Dividends On Our Common Stock For The Foreseeable Future.

      We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be paid on the common stock for the foreseeable future. The payment of any cash dividend by us will be at the discretion of our board of directors and will depend on, among other things, our earnings, capital, regulatory requirements and financial condition. Furthermore, the terms of some of our financing arrangements directly limit our ability to pay cash dividends on our common stock. The terms of any future indebtedness of Tejas Securities may restrict Tejas Securities’ ability to distribute earnings or to make payments to us.

Future Sales Of Our Common Stock Could Adversely Affect Its Price

      Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the common stock and our ability to raise capital. We may issue additional common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances.

      Finally, if we file a registration statement to raise additional capital, some of our existing stockholders hold piggyback registration rights (which have been waived in connection with this offering) that, if exercised, will require us to include their shares in the registration statement, which could adversely affect our ability to raise needed capital.

Our Chairman Will Have Significant Influence Over Matters Requiring Stockholder Or Board Approval.

      Our Chairman, John J. Gorman, will beneficially own or control approximately 39.0% of our outstanding common stock following the completion of this offering (38.5% assuming the underwriter’s over-allotment option is exercised in full). Accordingly, Mr. Gorman will have substantial influence over the outcome of corporate actions requiring director or stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transaction. Mr. Gorman may also delay or prevent a change of control of us, even if such change of control would benefit our other stockholders.

Our By-Laws Could Make It More Difficult For A Third Party To Acquire Us.

      Our by-laws are designed to make it difficult for a third party to acquire control of us, even if a change of control would be beneficial to stockholders. Our by-laws do not permit any person other than the board of directors or certain executive officers to call special meetings of the stockholders. In addition, we must receive a stockholders’ proposal for an annual meeting within a specified period for that proposal to be included on the agenda. Because stockholders do not have the power to call meetings and are subject to timing requirements in submitting stockholder proposals for consideration at an annual or special meeting, any third-party takeover not supported by the board of directors would be subject to significant delays and difficulties.

Investments By Our Executive Officers And Employees May Conflict With The Interests Of Holders Of Our Securities.

      From time to time, we may invest in private or public companies in which our executive officers are also investors or for which we provide investment banking services, publish research or act as a market maker. In 1999 and 2000, we managed an investment vehicle called TSG Internet Fund I, in which our employees were permitted to become investors. We have not organized any other such investment vehicle, though we may do so in the future. There is a risk that, as a result of such investment or profit interest, our officers or employees may take actions that conflict with the best interests of us or the holders of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” or “intend.” These forward-looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot guarantee that any of such forward-looking statements will be realized. Statements regarding the following subjects are forward looking by their nature:

•	our business strategy;

•	our understanding of our competition;

•	our use of the net proceeds of this offering; and

•	market trends.

      Statements regarding factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, or cautionary statements, include, among others, those under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus, including in conjunction with the forward-looking statements included in this prospectus. All of our subsequent written and oral forward-looking statements (or statements that may be attributed to us) are expressly qualified by the cautionary statements. You should carefully review the risk factors described in our other filings with the Securities and Exchange Commission from time to time, including our reports on Forms 10-Q and 10-K which will be filed in the future.

      Our forward-looking statements are based on information available to us today, and we will not update these statements. Our actual results may differ significantly from the results discussed.

USE OF PROCEEDS

      Our net proceeds from the sale of 1,600,000 shares of our common stock in this offering will be $23.4 million after deducting estimated offering expenses and underwriting discounts and commissions. We intend to use the net proceeds of this offering to repay 100% of our bank debt, for working capital and general corporate purposes and to acquire assets and businesses that are complementary to our own. However, we have no current plans, agreements or commitments with respect to any such acquisitions. Our bank debt accrues interest at prime plus 2% and matures as of February 15, 2007. We used the proceeds from the bank debt to repay previously existing debt in the amount of $1,555,150 and the remainder for general working capital purposes. We will not receive any proceeds from the sale of shares by the selling stockholder.

DIVIDEND POLICY

      We have never paid cash dividends and have no present plan to pay any such dividends. Currently, we intend to reinvest our earnings in order to facilitate expansion. On November 8, 2004, our board of directors declared a two-for-one stock dividend, which was paid on November 22, 2004. Any future dividends will be decided by our board of directors and will be based upon our future earnings, financial condition and capital requirements.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2004:

•	on an actual basis; and

•	on an as adjusted basis to reflect the receipt of $21.4 million from the sale of shares of our common stock, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the repayment of 100% of our bank debt.

      On November 22, 2004, we paid a two-for-one stock dividend to our stockholders. The share information presented in the table below and throughout this document has been restated to reflect the shares and options outstanding as though the stock dividend had taken effect as of September 30, 2004. The share information excludes 678,000 shares of common stock issuable on the exercise of outstanding options as of September 30, 2004 with a weighted average exercise price of $2.59 per share, and 200,000 shares of common stock issuable in conjunction with convertible debt outstanding at the beginning of the earliest period presented.

      You should read the information in the following table together with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes, included elsewhere in this prospectus.

	As of September 30, 2004

	Actual	As Adjusted

Cash and cash equivalents	$724,181	$22,088,181

Notes payable	2,010,000	—
Notes payable to stockholder	1,000,000	1,000,000

Total long-term stock debt	3,010,000	1,000,000
Stockholders’ equity Common stock, $0.001 par value; 10,000,000 shares authorized; 3,026,048 shares issued and outstanding, actual; 4,626,048 shares issued and outstanding, as adjusted	3,026	4,626
Additional paid in capital	2,223,267	25,595,667
Retained earnings	1,461,327	1,461,327

Total stockholders’ equity	3,687,620	27,061,620
Total capitalization	$6,697,620	$28,061,620

PRICE AND RELATED INFORMATION CONCERNING REGISTERED SHARES

      Our common stock trades under the symbol “TEJS” on the OTC Bulletin Board. The trading does not constitute a well-established public trading market for our common stock. As of December 15, 2004, there were approximately 300 beneficial holders of our common stock.

      The following table sets forth for the periods indicated the high and low bid prices at closing for our common stock for the periods indicated for 2002, 2003 and 2004 as reported by Bloomberg LP. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

	High	Low

2004 Price Range
First Quarter	$2.50	$2.00
Second Quarter	5.00	2.00
Third Quarter	9.00	5.00
Fourth Quarter	18.00	8.00

2003 Price Range
First Quarter	$0.63	$0.63
Second Quarter	0.63	0.63
Third Quarter	3.00	0.63
Fourth Quarter	1.98	1.98

2002 Price Range
First Quarter	$1.63	$0.75
Second Quarter	0.75	0.75
Third Quarter	0.75	0.75
Fourth Quarter	0.75	0.63

SELECTED FINANCIAL DATA

      The selected consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The selected consolidated financial data for the years ended December 31, 1999 and 2000 are derived from our audited consolidated financial statements and notes to the consolidated financial statements, and are not included in this prospectus. The selected consolidated financial data for the years ended December 31, 2001, 2002 and 2003 are derived from our audited consolidated financial statements and notes to the consolidated financial statements, and are included elsewhere in this prospectus. The selected consolidated financial data for the nine months ended September 30, 2003 and 2004 are derived from our audited consolidated financial statements, included elsewhere in this prospectus. Historical financial results may not be indicative of our future performance and interim results may not be reflective of the results for the fiscal year.

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(in thousands, except share and per share data)
STATEMENT OF OPERATIONS DATA:
Commissions	$25,291	$16,819	$25,616	$19,467	$29,260	$23,465	$15,353
Underwriting and investment banking income	926	1,831	317	336	73	53	3,600
Net dealer inventory and income (loss)	3,476	(4,077)	(631)	1,296	(2,793)	(2,874)	(537)
Other income	740	136	26	135	44	3	144

Total revenues	30,433	14,709	25,328	21,234	26,584	20,647	18,560
Commissions, employee compensation and benefits	19,993	13,954	18,666	15,667	19,141	14,877	12,401
Clearing and floor brokerage	615	966	413	413	590	440	387
Communications and occupancy	1,242	2,034	1,646	1,631	2,100	1,567	1,438
Professional fees	971	1,868	1,169	705	949	898	1,631
Other	1,975	2,751	2,124	2,230	2,275	1,641	2,039

Total expenses	24,796	21,573	24,018	20,646	25,055	19,423	17,896
Income (loss) before income taxes and minority interest	5,637	(6,864)	1,310	588	1,529	1,224	664
Income tax expense (benefit)	2,202	(2,214)	495	298	682	514	340
Minority interest	297	(651)	(18)	—	—	—	—

Net income (loss)	$3,138	$(3,999)	$833	$290	$847	$710	$324

Earnings (loss) per share:
Basic	$1.26	$(1.58)	$0.31	$0.10	$0.28	$0.23	$0.11

Diluted	$1.03	$(1.58)	$0.26	$0.10	$0.27	$0.23	$0.10

Weighted average shares outstanding:
Basic	2,500,238	2,523,442	2,696,194	3,024,048	3,024,048	3,024,048	3,024,714

Diluted	3,058,394	2,523,442	3,092,224	3,051,406	3,127,752	3,086,132	3,470,266

STATEMENT OF FINANCIAL CONDITION DATA:
Cash and cash equivalents	$2,732	$483	$548	$751	$552	$609	$724
Deposit with clearing organization	100	250	260	—	—	—	—
Receivable from clearing organization	64	735	1,905	—	—	—	—
Securities owned	6,208	2,433	3,012	5,985	5,602	6,343	8,246
Other investment	932	—	—	1,250	1,155	1,155	—
Property and equipment	323	540	478	334	330	360	258
Other assets	1,279	2,858	1,037	955	717	703	606

Total assets	$11,638	$7,299	$7,240	$9,275	$8,356	9,170	9,834

Accounts payable, accrued expenses, and other liabilities	$2,905	$1,870	$3,184	$2,381	$2,377	$3,798	$2,198
Securities sold, not yet purchased	188	446	332	985	221	343	60
Payable to clearing organization	1,720	457	—	972	742	—	878
Notes Payable	—	2,250	500	2,423	1,655	1,805	3,010
Subordinated debt	1,000	1,000	1,000	—	—	—	—

Total liabilities	5,813	6,023	5,016	6,761	4,995	5,946	6,146
Minority interest	977	377	—	—	—	—	—
Total stockholders’ equity	4,848	899	2,224	2,514	3,361	3,224	3,688

Total liabilities and stockholders’ equity	$11,638	$7,299	$7,240	$9,275	$8,356	$9,170	$9,834

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial Data” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements. These statements reflect our current views with respect to future events and financial performance and are subject to risks, uncertainties and assumptions, including those discussed in “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated in the forward-looking statements.

Business Overview

      We are a full service brokerage and investment banking firm that focuses on the following:

•	proprietary research on distressed debt and special situation securities;

•	trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments; and

•	corporate finance and strategic advisory services to middle-market companies within our target industries.

      The cornerstone of our business is our research coverage. Currently, our research department consists of analysts with expertise in distressed debt and special situation securities. The analyst group has a background in analyzing many industries, but primarily focuses on wireless and wire-line telecommunications, cable, satellite, transportation, energy, and municipal securities. We anticipate that we will continue to devote a substantial portion of our resources to support and grow our research department.

      We conduct our business through two operating segments: our full service brokerage segment and our investment banking segment. Our brokerage segment, which includes all trading for our clients and for our own proprietary account as well as our inventory positions and market making activities, is categorized as a separate business segment from investment banking because these aforementioned activities are all interrelated and service a different client base. Investment banking requires a different skill set and knowledge base and engagements are with the issuers, not the investors. Each segment reports to a different individual on the management team in order to maintain the necessary regulatory separation.

Brokerage Services

      We provide brokerage services to approximately 500 institutional clients and a network of retail clients. The majority of our brokerage revenues are derived from research driven recommendations. For the nine months ended September 30, 2004, and the fiscal years ended December 31, 2003, 2002 and 2001, our full service brokerage segment contributed to our total revenues $14,960,110, $26,510,961, $20,899,264 and $25,011,222, respectively.

Investment Banking

      In 2004, we began to focus more attention on our investment banking efforts, particularly in assisting public companies raise capital. For the nine months ended September 30, 2004, and the fiscal years ended December 31, 2003, 2002 and 2001, our investment banking segment contributed to our total revenues $3,599,689, $72,799, $335,663 and $316,927, respectively.

Recent Developments

      On October 15, 2004, we entered into a purchase agreement with Charles H. Mayer, a member of our board of directors, whereby Mr. Mayer would purchase our New Jersey operations by December 31, 2004, subject to Mr. Mayer’s option to extend the closing deadline for six months in exchange for a one-time payment to us of $10,000. Mr. Mayer has exercised his right to extend the purchase date to June 30, 2005, subject to the payment to us of the $10,000 option exercise price. As part of our agreement with Mr. Mayer, his company, Seton

Securities, Inc., entered into a sublease agreement with us for the New Jersey office space for the remaining lease term. The sublease agreement will take effect upon closing the purchase agreement. The sale is for nominal consideration. Our New Jersey operations generated approximately $923,000 in gross revenues for the nine months ended September 30, 2004 and approximately $1,017,000 in gross revenues for the year ended December 31, 2003. Income (loss) before income tax expense for our New Jersey operations was approximately $110,000 for the nine months ended September 30, 2004 and $(42,000) for the year ended December 31, 2003. Further, as a result of the sale of our New Jersey operations to Mr. Mayer, we expect our market making activity to decline. Currently, our Austin operations make markets for approximately 35 public companies whose stocks are traded on the Nasdaq Stock Market. By contrast, our New Jersey operations make markets for approximately 139 companies whose stocks are traded on the Nasdaq Stock Market. We also anticipate that our related expenses, such as clearing and floor brokerage expenses, will decline.

Business Environment

      Performance in the financial services industry is highly correlated to the overall strength of the economy and financial market activity. Our profitability is sensitive to a variety of factors, including interest rate trends, the performance of public equity markets and the demand for investment banking services.

      Overall market conditions have been and may continue to be affected by political events, legislative and regulatory developments and related changes in investor sentiments. Some of the more recent uncertainties that have affected overall market conditions are terrorist acts, geo-political events and corporate accounting restatements. These factors, which are unpredictable and beyond our control, may cause our earnings to fluctuate from period to period.

Components of Revenues

      We have two reportable segments: brokerage services and investment banking. Our brokerage services segment includes revenues from principal and agency commissions, net dealer inventory and investment income, and other income. Commission revenues include sales commissions and gross credits earned from executing trades for institutional and retail clients. Net dealer inventory and investment income includes realized and unrealized gains and losses on securities transactions held for our own account, including income on securities held as available for sale. Interest income and expenses associated with securities held by us are also included in net dealer inventory and investment income. Other income includes revenues associated with the sale of proprietary research and other miscellaneous receipts. Underwriting and investment banking revenues are fees from acting as a placement agent for private offerings and retainer fees.

      Components of our revenues may experience volatility associated with the overall economy and based on the types of securities that we hold. The securities that we typically trade and invest in include distressed debt and special situation securities in the wireless and wire-line telecommunications, cable, satellite, transportation and energy industries, as well as government and mortgage-backed securities and municipal securities. Distressed securities market opportunities have historically increased in volume during times of economic turmoil and during times of increasing interest rates. As companies become over-leveraged or have declining business prospects, the level of corporate bankruptcies and restructurings increases, resulting in our being able to identify a greater number of investment opportunities. While it is during these times that these opportunities have led to increased distressed and special situation commissions, our equity trading business is negatively impacted by the less robust economic environment. We tend to see increases in the level of investments in government and mortgage-backed securities, as well as high-grade municipal securities, during times of decreasing interest rates as investors try to capture high long-term rates. As the economy recovers, a number of our clients generally begin to allocate more funds to distressed securities in the hope that the underlying companies will restructure or emerge from bankruptcy with reduced debt and increased business prospects; however, the number of distressed and special situation opportunities decreases as the economic environment improves. Our equity trading commissions are closely tied to the performance of the overall equity markets and thus increase during times of economic recovery. Our retail clients begin to invest with more regularity during economic growth periods. Investment banking revenues are directly related to the overall business environment and fluctuate accordingly.

Components of Expenses

      Commissions, employee compensation and benefits includes base salaries, incentive compensation, sales commissions, forgiven employee debt, payroll taxes, health insurance and related benefit expenses. Salaries, payroll taxes and employee benefits are relatively fixed in nature. Sales commissions and incentive compensation vary based upon revenue production.

      Clearing and floor brokerage expense includes processing costs associated with executing trades through our clearing organization and execution fees that we pay to floor brokers and electronic communication networks. We are an introducing broker-dealer that has engaged a third party clearing organization to perform all of our clearing functions. The clearing organization processes and settles our client and our proprietary transactions and maintains the detailed transaction records. The expenses paid to our clearing organization as well as floor brokers and electronic communication networks vary with the volume of transactions and commissions we generate.

      Communications and occupancy charges include rent, telecommunication costs, expenses associated with news retrieval and price quotation services. These expenses are fixed in nature and are typically associated with contracts exceeding one year in duration.

      Professional fees include legal fees, accounting fees, consulting fees and expenses related to investment banking transactions. These fees vary depending upon the level of our revenue generating activities.

      Other expenses include fixed asset rentals, insurance, depreciation, office supplies and travel and entertainment. The costs associated with fixed assets, insurance and office supplies tend to be fixed in nature. Travel and entertainment expenses are variable in nature, and are often based upon revenue production.

      Our effective tax rate tends to differ from the federal statutory rate as a result of estimated state franchise taxes and non-refundable expenses. We tend to incur non-deductible expenses in the course of our operating activities, particularly with respect to our investment banking activities, including meal and entertainment expenses. As our investment banking activities increase, our non-deductible expenses may increase as well. In addition, any fines levied against us by the NASD or other regulatory organizations are also non-deductible.

Critical Accounting Policies

      We have identified the policies and estimates set forth below as critical to our operations and the understanding of our results of operations.

Recently Issued Accounting Pronouncements

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002.

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. This Interpretation applies to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The application of this Interpretation had no affect on the consolidated financial statements.

Revenue Recognition

      Agency commission revenues and related expenses from customer security transactions are recorded on a trade date basis. Customer security transactions that are executed through our proprietary trading account are recorded on a trade date basis as principal commission revenues. The related expenses are also recorded on a trade date basis.

      Net dealer inventory and investment income (loss) results from securities transactions entered into for our account. Net dealer inventory and investment income (loss) includes both realized and unrealized gains and losses, which are recorded on a trade date basis.

      We do not carry or clear customer accounts, and all customer transactions are executed and cleared with other brokers on a fully disclosed basis. These brokers have agreed to maintain such records of the transaction effected and cleared in the customers’ accounts as are customarily made and kept by a clearing broker pursuant to the requirements of Rules 17a-3 and 17a-4 of the Securities Exchange Act of 1934, as amended, and to perform all services customarily incident thereto.

Fair Value of Securities

      We routinely purchase and sell securities for our proprietary accounts and our clients, including employees. Financial securities used in our trading activities are recorded at fair value, with unrealized gains and losses reflected in investment income. Securities with readily determinable market values are based on quoted market prices. Many of the securities held are those of distressed companies in which there may be limited market activity. The value of securities with limited market activity for which quoted market values are not readily determinable are based on our management’s best estimate, which may include dealer price quotations and price quotations for similar instruments traded. In addition, changes in the market prices of securities (and changes in our estimates of market values of securities) could result in losses to us. The fair value of securities directly impacts our net dealer inventory and investment income in our consolidated statements of operations, included elsewhere in this prospectus.

Receivable (Payable) to Clearing Organization

      We utilize our equity in securities owned at our clearing organization to facilitate the purchase of additional securities for trading purposes. The value of the equity at the clearing organization is primarily affected by realized trading gains and losses, unrealized gains and losses, the purchase and sale of accrued interest on debt securities, and cash withdrawals and deposits at the clearing organization. As a result of this activity, including the purchase and sale of securities, we may have either a receivable or payable balance to the clearing organization. In the event that we have a payable balance to the clearing organization, we may be restricted in our ability to withdraw funds from the clearing organization to cover routine operating expenses. Additionally, if the value of the equity at the clearing organization is insufficient to cover the margin requirements on the value of the securities borrowed, we may be required to either liquidate our holdings at the clearing organization or provide additional funds to cover margin requirements. For these reasons, we carefully monitor our receivable or payable balance so that we can provide sufficient funds for operations.

Results of Operations

Nine Months Ended September 30, 2004 versus Nine Months Ended September 30, 2003

Total Revenues

      Our total revenues were $18,559,799 for the nine months ended September 30, 2004, which was a decrease of $2,086,893 or 10% from $20,646,692 for the nine months ended September 30, 2003.

      Commission revenues were $15,352,599 for the nine months ended September 30, 2004, which was a decrease of $8,112,115 from $23,464,714 for the nine months ended September 30, 2003. This decrease resulted from a decrease in distressed securities commissions and government agency securities commissions. As interest rates have remained low in the United States and the general economy has improved, we have identified fewer attractive distressed situations and, as a result, our commission revenues have decreased. This decrease was partially offset by an increase in our equity commissions resulting from the improvement of the overall equity markets. Commission revenues decreased to 82.7% of total revenues for the nine months ended September 30, 2004 from 113.6% of total revenues for the nine months ended September 30, 2003.

      Underwriting and investment banking revenues were $3,599,689 for the nine months ended September 30, 2004, which was an increase of $3,546,890 from $52,799 for the nine months ended September 30, 2003. This increase was due to the receipt of fees paid upon the completion of four private placements for which we acted as placement agent during the 2004 period. Underwriting and investment banking revenues increased to 19.4% of total revenues for the nine months ended September 30, 2004 from 0.3% of total revenues for the nine months ended September 30, 2003.

      Net dealer inventory and investment loss was $537,203 for the nine months ended September 30, 2004, which was an increase of $2,336,188 from $2,873,391 for the nine months ended September 30, 2003. This increase resulted from increased valuations of distressed corporate debt securities that we traded. Net unrealized trading losses for the nine months ended September 30, 2004 were $1,427,482. Net realized trading gains for the same period were $890,279. Net dealer inventory and investment income increased to -2.9% of total revenues for the nine months ended September 30, 2004 from -13.9% of total revenues for the nine months ended September 30, 2003.

      Other income was $144,714 for the nine months ended September 30, 2004, which was an increase of $142,144 from $2,570 for the nine months ended September 30, 2003. This increase resulted from earning fees on the sale of our research during 2004 and from incurring a loss on the disposition of fixed office assets during 2003. Other income increased to 0.8% of total revenues for the nine months ended September 30, 2004 from 0.0% of total revenues for the nine months ended September 30, 2003.

Total Expenses

      Total expenses were $17,896,109 for the nine months ended September 30, 2004, which was a decrease of $1,526,836 or 8% from $19,422,945 for the nine months ended September 30, 2003. Total expenses as a percentage of total revenues were 96.4% and 94.1% for 2004 and 2003, respectively.

      Commissions, employee compensation and benefits were $12,401,013 for the nine months ended September 30, 2004, which was a decrease of $2,476,008 from $14,877,021 for the nine months ended September 30, 2003. Commission expense was $8,271,290 for the nine months ended September 30, 2004, which was a decrease of $2,593,396 from $10,864,686 for the nine months ended September 30, 2003. This decrease in commission expense was due to the decrease in commission revenues. Commissions, employee compensation and benefits as a percentage of total revenues were 66.8% and 72.1% for 2004 and 2003, respectively.

      Clearing and floor brokerage expenses were $387,468 for the nine months ended September 30, 2004, which was a decrease of $52,147 from $439,615 for the nine months ended September 30, 2003. This decrease resulted from a reduction in the number of institutional trades executed by us. Clearing and floor brokerage expenses as a percentage of total revenues were 2.1% for 2004 and 2003.

      Communications and occupancy charges were $1,437,630 for the nine months ended September 30, 2004, which was a decrease of $129,861 from $1,567,491 for the nine months ended September 30, 2003. This decrease resulted from reduced telecommunications and other services related to the termination of a commercial lease. Communications and occupancy charges as a percentage of total revenues were 7.7% and 7.6% for 2004 and 2003, respectively.

      Professional fees were $1,631,339 for the nine months ended September 30, 2004, which was an increase of $733,801 from $897,538 for the nine months ended September 30, 2003. This increase resulted from additional fees associated with investment banking opportunities and legal fees relating to client litigation. In July 2004, we settled a client complaint relating to previous investment losses incurred by the client for $185,000. For the nine months ended September 30, 2003 we settled one additional client claim for $125,000. Professional fees as a percentage of total revenues were 8.8% and 4.3% for 2004 and 2003, respectively.

      Other expenses were $2,038,659 for the nine months ended September 30, 2004, which was an increase of $397,379 from $1,641,280 for the nine months ended September 30, 2003. This increase resulted from increases in expenses relating to our increased investment banking activity. Other expenses as a percentage of total revenues were 11.0% and 7.9% for 2004 and 2003, respectively.

      Income tax expense was $339,775 for the nine months ended September 30, 2004, which was a decrease of $174,696 from $514,471 for the nine months ended September 30, 2003. This decrease resulted from a decrease in taxable income during the respective period. Our effective tax rate increased to 51% for the nine months ended September 30, 2004 as a result of an increase in our non-deductible expenses. Our effective tax rate differs from the federal statutory tax rate as a result of estimated state franchise and income taxes and non-deductible expenses.

Net Income

      Net income was $323,915 for the nine months ended September 30, 2004, which was a decrease of $385,361 from $709,276 for the nine months ended September 30, 2003. This decrease was largely attributable to the decrease in commission revenues of $8,112,115 and an increase in professional fees of $733,801 over the comparable period.

Fiscal Year Ended December 31, 2003 versus Fiscal Year Ended December 31, 2002

Total Revenues

      Our total revenues were $26,583,760 for the year ended December 31, 2003, which was an increase of $5,348,833 or 25% from $21,234,927 for the year ended December 31, 2002.

      Commission revenues were $29,260,473 for the year ended December 31, 2003, which was an increase of $9,793,197 from $19,467,276 for the year ended December 31, 2002. This increase was due to increased equity and debt valuations in the business sectors we routinely follow, which generated increased opportunities for client trading activities and our related commissions. Commission revenues increased to 110.1% of total revenues for the year ended December 31, 2003 from 91.7% of total revenues for the year ended December 31, 2002.

      Underwriting and investment banking revenues were $72,799 for the year ended December 31, 2003, which was a decrease of $262,864 from $335,663 for the year ended December 31, 2002. This decrease resulted from our not receiving any success fees on investment banking engagements during 2003. Underwriting and investment banking revenues decreased to 0.3% of total revenues for the year ended December 31, 2003 from 1.6% of total revenues for the year ended December 31, 2002.

      Net dealer inventory and investment income (loss) was $(2,793,103) for the year ended December 31, 2003, which was a decrease of $4,090,035 from $1,296,933 for the year ended December 31, 2002. This decrease resulted from decreased valuations of a number of distressed corporate debt securities held in our proprietary account. Net unrealized trading gains for the year ended December 31, 2003 were $952,023. Net realized trading losses for the same period were $3,745,126. Net dealer inventory and investment income (loss) decreased to -10.5% of total revenues for the year ended December 31, 2003 from 6.1% of total revenues for the year ended December 31, 2002.

      Other income was $43,591 for the year ended December 31, 2003, which was a decrease of $91,464 from $135,055 for the year ended December 31, 2002. This decrease resulted from a loss on the disposal of fixed assets during 2003. Other income decreased to 0.2% of total revenues for the year ended December 31, 2003 from 0.6% of total revenues for the year ended December 31, 2002.

Total Expenses

      Total expenses were $25,054,376 for the year ended December 31, 2003, which was an increase of $4,407,701 or 21% from $20,646,675 for the year ended December 31, 2002. Total expenses as a percentage of total revenues were 94.2% and 97.2% for 2003 and 2002, respectively.

      Commissions, employee compensation and benefits were $19,140,520 for the year ended December 31, 2003, which was an increase of $3,473,053 from $15,667,467 for the year ended December 31, 2002. Commission expense was $13,693,013 for the year ended December 31, 2003, which was an increase of $3,929,932 from $9,763,081 for the year ended December 31, 2002. This increase in commission expense resulted from an increase in our commission revenues, which was partially offset by a decrease in our discretionary bonus expense. Commissions, employee compensation and benefits as a percentage of total revenues were 72.0% and 73.8% for 2003 and 2002, respectively.

      Clearing and floor brokerage expenses were $589,913 for the year ended December 31, 2003, which was an increase of $177,256 from $412,657 for the year ended December 31, 2002. This increase resulted from increased activity and increased market making activity associated with the addition of our New Jersey operations in the second half of 2002. Clearing and floor brokerage expenses as a percentage of total revenues were 2.2% and 1.9% for 2003 and 2002, respectively.

      Communications and occupancy charges were $2,100,250 for the year ended December 31, 2003, which was an increase of $469,114 from $1,631,136 for the year ended December 31, 2002. This increase resulted primarily from the March 2003 expiration of a sublease agreement for a portion of the Austin office location. We were previously receiving approximately $45,000 per month in sublease revenues. Communications and occupancy charges as a percentage of total revenues were 7.9% and 7.7% for 2003 and 2002, respectively.

      Professional fees were $949,313 for the year ended December 31, 2003, which was an increase of $244,595 from $704,718 for the year ended December 31, 2002. This increase resulted from the settlement of two client claims against us, including one for $237,500, and the other claim for $125,000. Professional fees as a percentage of total revenues were 3.6% and 3.3% for 2003 and 2002, respectively.

      Other expenses were $2,274,380 for the year ended December 31, 2003, which was an increase of $43,683 from $2,230,697 for the year ended December 31, 2002. This increase resulted from increases in client development costs, which was partially offset by a decrease in fixed asset rental costs. Professional fees as a percentage of total revenues were 8.67% and 10.5% for 2003 and 2002, respectively.

      Income tax expense was $682,254 for the year ended December 31, 2003, which was an increase of $384,054 from $298,200 for the year ended December 31, 2002. This increase resulted from the increase in taxable income during the respective period. Our effective tax rate was 45% for 2003.

Net Income

      Net income was $847,130 for the year ended December 31, 2003, which was an increase of $557,078 from $290,052 for the year ended December 31, 2002. This increase was largely attributable to the increase in commission revenues of $9,793,197, which was partially offset by the decrease in net dealer inventory and investment income of $4,090,035.

Fiscal Year Ended December 31, 2002 versus Fiscal Year Ended December 31, 2001

Total Revenues

      Our total revenues were $21,234,927 for the year ended December 31, 2002, which was a decrease of $4,093,222 or 16% from $25,328,149 for the year ended December 31, 2001.

      Commission revenues were $19,467,276 for the year ended December 31, 2002, which was a decrease of $6,148,713 from $25,615,989 for the year ended December 31, 2001. This decrease resulted from many of our clients reducing their trading activity. A combination of low interest rates, increased corporate bond defaults and instability in the equity markets were compelling reasons for investors to reduce their investment holdings. As a result, our commissions earned from distressed corporate debt and equity securities decreased by $5,136,355 during 2002. Commission revenues decreased to 91.7% of total revenues for the year ended December 31, 2002 from 101.1% of total revenues for the year ended December 31, 2001.

      Underwriting and investment banking revenues were $335,663 for the year ended December 31, 2002, which was an increase of $18,736 from $316,927 for the year ended December 31, 2001. This slight increase resulted from one advisory engagement in 2002. Underwriting and investment banking revenues increased to 1.6% of total revenues for the year ended December 31, 2002 from 1.3% of total revenues for the year ended December 31, 2001.

      Net dealer inventory and investment income (loss) was $1,296,933 for the year ended December 31, 2002, which was an increase of $1,927,620 from a loss of $(630,687) for the year ended December 31, 2001. This increase resulted from increased valuations of a number of distressed corporate debt securities held in our proprietary account. Net unrealized trading losses for the year ended December 31, 2002 were $1,437,650. Net realized trading gains for the same period were $2,734,583. Net dealer inventory and investment income increased to 6.1% of total revenues for the year ended December 31, 2002 from -2.5% of total revenues for the year ended December 31, 2001.

      Other income was $135,055 for the year ended December 31, 2002, which was an increase of $109,135 from $25,920 for the year ended December 31, 2001. This increase resulted from interest receipts on a certificate of deposit held in other investments and management support revenues pursuant to a service agreement, which was terminated during August 2002. Other income increased to 0.6% of total revenues for the year ended December 31, 2002 from 0.1% of total revenues for the year ended December 31, 2001.

Total Expenses

      Total expenses were $20,646,675 for the year ended December 31, 2002, which was a decrease of $3,371,792 or 14% from $24,018,467 for the year ended December 31, 2001. Total expenses as a percentage of total revenues were 97.2% and 94.8% for 2002 and 2001, respectively.

      Commissions, employee compensation and benefits were $15,667,467 for the year ended December 31, 2002, which was a decrease of $2,998,817 from $18,666,284 for the year ended December 31, 2001. Commission expense was $9,763,081 for the year ended December 31, 2002, which was a decrease of $3,728,161 from $13,491,242 for the year ended December 31, 2001. This decrease resulted from a decrease in commission expense resulting directly from our decreased commission revenues. The decrease in commission expense was partially offset by an increase in our discretionary bonus expense, which included a bonus paid to John J. Gorman, our Chairman, for his efforts in improving our trading income. Commissions, employee compensation and benefits as a percentage of total revenues were 73.8% and 73.7% for 2002 and 2001, respectively.

      Clearing and floor brokerage expenses were $412,657 for the year ended December 31, 2002, which was a decrease of $162 from $412,819 for the year ended December 31, 2001. These expenses were relatively flat despite the decrease in revenues due to increased market making activities from our New Jersey branch during the fourth quarter of 2002. Clearing and floor brokerage expenses as a percentage of total revenues were 1.9% and 1.6% for 2002 and 2001, respectively.

      Communications and occupancy charges were $1,631,136 for the year ended December 31, 2002, which was a decrease of $14,557 from $1,645,693 for the year ended December 31, 2001. This decrease resulted from realizing a full year of sublease receipts versus the prior year. Communications and occupancy charges as a percentage of total revenues were 7.7% and 6.5% for 2002 and 2001, respectively.

      Professional fees were $704,718 for the year ended December 31, 2002, which was a decrease of $464,756 from $1,169,474 for the year ended December 31, 2001. This decrease resulted from a reduction in claims and legal actions against us, which we had to defend in 2001. Professional fees as a percentage of total revenues were 3.3% and 4.6% for 2002 and 2001, respectively.

      Other expenses were $2,230,697 for the year ended December 31, 2002, which was an increase of $106,500 from $2,124,197 for the year ended December 31, 2001. This increase resulted from an increase of $65,000 for insurance costs and $35,000 for office supplies. Other expenses as a percentage of total revenues were 10.5% and 8.4% for 2002 and 2001, respectively.

      Income tax expense was $298,200 for the year ended December 31, 2002, which was a decrease of $197,274 from $495,474 for the year ended December 31, 2001. This decrease resulted from a reduction in taxable income, during the respective period. Our effective tax rate was 51% for 2002 and 38% for 2001.

      Minority interest in net income (loss) was $(18,414) for the year ended December 31, 2001. As a result of the exchange of Tejas Securities common stock for our common stock in August 2001, there was no minority interest in 2002.

Net Income

      Net income was $290,052 for the year ended December 31, 2002, which was a decrease of $542,970 from $833,022 for the year ended December 31, 2001. This decrease was primarily due to the decrease in our commission revenues of $6,148,713 and the flat clearing and floor brokerage expenses.

Quarterly Results of Operations

      The following table sets forth our consolidated statement of operations data for the eleven quarters ended September 30, 2004, as well as data expressed as a percentage of our total revenues represented by each item. On November 22, 2004, we paid a two-for-one stock dividend to our stockholders. As a result of this stock dividend, earnings (loss) per share amounts and all share amounts for prior periods have been restated to reflect the shares outstanding as though the stock dividend had taken effect in the prior periods. We believe this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and believe that all necessary adjustments, consisting of only normal recurring adjustments, have been included in the amounts stated below and presents fairly the results of such periods when read in conjunction with the audited consolidated financial statements and notes thereto.

	Quarter Ended

	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	September 30,
	2002	2002	2002	2002	2003	2003	2003	2003	2004	2004	2004

	(in thousands, except share and per share data)
Revenues:
Commissions	$4,635	$5,497	$4,324	$5,011	$9,405	$7,334	$6,726	$5,796	$5,499	$5,453	$4,402
Underwriting and investment banking income	5	305	5	20	20	10	23	20	26	2,342	1,232
Net dealer inventory and income (loss)	1,449	(44)	(59)	(49)	(31)	(1,698)	(1,145)	80	490	(296)	(731)
Other income	21	50	38	26	(20)	11	11	41	18	29	96

Total Revenues	$6,110	$5,808	$4,308	$5,008	$9,374	$5,657	$5,615	$5,937	$6,033	$7,528	$4,999
Expenses:
Commissions, employee compensation and benefits	$4,503	$4,231	$3,330	$3,603	$7,045	$3,993	$3,839	$4,263	$4,355	$4,355	$3,691
Clearing and floor brokerage	94	109	97	113	121	137	181	150	155	150	82
Communications and occupancy	376	426	404	425	501	571	495	533	501	436	501
Professional	222	171	119	192	279	305	314	52	184	738	709
Other	581	520	449	680	610	547	485	633	579	629	831

Total Expenses	$5,776	$5,457	$4,399	$5,013	$8,556	$5,553	$5,314	$5,631	$5,774	$6,308	$5,814
Income (loss) before income taxes	$334	$351	$(91)	$(5)	$818	$104	$301	$306	$259	$1,220	$(815)
Income tax expense (benefit)	149	156	(36)	(29)	333	50	131	168	115	502	(276)

Net income (loss)	$185	$195	$(55)	$(33)	$485	$54	$170	$138	$144	$718	$(539)
Earnings (loss) per share:
Basic	$0.06	$0.06	$(0.02)	$(0.00)	$0.16	$0.02	$0.06	$0.05	$0.05	$0.24	$(0.18)
Diluted	0.06	0.06	(0.02)	(0.00)	0.16	0.02	0.05	0.04	0.04	0.21	(0.18)
Weighted average shares outstanding:
Basic	3,024,048	3,024,048	3,024,048	3,024,048	3,024,048	3,024,048	3,024,048	3,024,048	3,024,048	3,024,048	3,026,048
Diluted	3,133,482	3,024,048	3,024,048	3,024,048	3,024,048	3,024,048	3,210,300	3,252,613	3,372,360	3,425,924	3,026,048

	Quarter Ended

	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	September 30,
	2002	2002	2002	2002	2003	2003	2003	2003	2004	2004	2004

	(in thousands, except share and per share data)
As a Percentage of Revenues:
Revenues:
Commissions	76%	95%	100%	100%	100%	130%	120%	98%	91%	72%	88%
Underwriting and investment banking income	—	5	—	—	—	—	—	—	—	31	25
Net dealer inventory and income (loss)	24	(1)	(1)	(1)	—	(30)	(20)	1	9	(4)	(15)
Other	—	1	1	1	—	—	—	1	—	1	2

Total Revenues	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Expenses:
Commissions, employee compensation and benefits	74%	73%	77%	72%	75%	71%	68%	72%	72%	58%	74%
Clearing and floor brokerage	2	2	2	2	1	2	3	2	3	2	2
Communications and occupancy	6	7	9	8	5	10	9	9	8	6	10
Professional	4	3	3	4	3	5	6	1	3	10	14
Other	9	9	11	14	7	10	9	11	10	8	16

Total Expenses	95%	94%	102%	100%	91%	98%	95%	95%	96%	84%	116%
Income before income taxes	5%	6%	(2)%	—%	9%	2%	5%	5%	4%	16%	(16)%
Income tax expense	2	3	(1)	(1)	4	1	2	3	2	7	(6)

Net income	3%	3%	(1)%	(1)%	5%	1%	3%	2%	2%	9%	(10)%

Liquidity and Capital Resources

      As a broker-dealer, we are required to maintain a certain level of liquidity or net capital in accordance with NASD regulations. Factors affecting our liquidity include the value of securities held in trading accounts, the value of non-current assets, the amount of unsecured receivables, and the amount of general business liabilities, excluding amounts payable to our clearing organization and NASD approved subordinated debt.

      Our inventory balance fluctuates daily based on the current market value and types of securities held. We typically invest in securities in which we provide research coverage. The types of securities may include publicly traded debt, equity, options and private security issuances. As a market maker, we provide bid and ask quotes on certain equity securities on the Nasdaq National Market.

      Market values for some of the distressed securities may not be easily determinable depending upon the volume of securities traded on open markets, the operating status of the companies or the types of securities issued by companies. If the underlying securities of a company become illiquid, our liquidity may be affected depending on the value of the securities involved. During times of general market decline, we may experience market value losses, which ultimately affect our liquidity through our broker-dealer net capital requirements. In addition, we may decide not to liquidate our security holdings to increase cash availability if our management believes a market turnaround is likely in the near term or if our management believes the securities are undervalued in the current market.

      We utilize the equity in securities owned at our clearing organization to fund operating and investing activities. The value of the equity at the clearing organization is also used to secure temporary financing for the purchase of investments in our trading accounts. The value of our equity balance held at the clearing organization may fluctuate depending on factors such as the market valuation of securities held in our trading accounts, realized trading profits, commission revenues, cash withdrawals and clearing costs we are charged for conducting our trading activities. As a result of this activity, we may have either a receivable or payable balance to the clearing organization. As of September 30, 2004, we had a payable balance due to the clearing organization of $877,725.

Cash Flows From Operating Activities

      At September 30, 2004, we had cash and cash equivalents and investments on hand of $8,970,064. Net cash used in operating activities was $1,139,548 for the nine months ended September 30, 2004. Net cash provided by (used in) operating activities was $1,897,460, $(710,296) and $640,070 in 2001, 2002 and 2003, respectively. The net cash provided by (used in) operating activities is affected primarily by the brokerage operating activities and changes in the brokerage-related assets and liabilities.

      In 2003, the primary uses of cash were from a $229,317 decrease in the amount payable to our clearing organization and a $763,931 decrease in securities sold and not yet purchased. The primary source of cash was from a $383,523 decrease in securities owned. The net effect of these transactions on cash flows from operating activities was $609,725 in cash used in operations, with the remaining increase consisting of $847,130 in net income plus changes in other asset and liability accounts.

      During 2002, the primary uses of cash were from an increase in securities owned, and increase in other investments, and a decrease in accounts payable, accrued expenses and other liabilities. Securities owned increased by $2,973,638, which was financed primarily through an increase in the net payable to our clearing organization. Other investments increased by $1,250,000 as we collateralized one of our notes payable to a bank with a certificate of deposit. Accounts payable, accrued expenses and other liabilities decreased by $803,352 from the prior year as a result of reduced bonuses and commissions payable at year-end compared with December 31, 2001. The primary source of cash consisted of the net increase in the net payable to clearing organization of $2,876,989 and the increase in securities sold and not yet purchased of $652,629. The net effect of these transactions on cash flows from operating activities was $1,497,372 in cash used in operations, with the remaining increase consisting of $290,052 in net income plus changes in other asset and liability accounts.

      During 2001, the primary use of cash resulted from a $1,626,382 decrease in the net payable to our clearing organization. Our increased commission revenues and decrease in investment losses allowed us to increase our cash balances on deposit at our clearing organization. In addition, the increased revenues allowed us to increase our security holdings by $578,645. The primary sources of cash include the receipt of income tax refunds for prior year carrybacks and the reduction in cash paid due to the increase in accounts payable and accrued expenses related to year-end bonus accruals. The net effect of these transactions on cash flows from operating activities was $916,297 in cash availability, with the remaining $981,163 increase consisting of $833,022 in net income plus changes in other asset and liability accounts.

Cash Flows from Investing Activities

      Net cash used in investing activities was $20,044 for the nine months ended September 30, 2004. Net cash used in investing activities was $77,261, $10,169 and $56,239 in 2001, 2002 and 2003, respectively. The changes were primarily due to the purchase and sale of property and equipment in the ordinary course of business.

Cash Flows from Financing Activities

      Net cash provided by financing activities was $1,331,916 for the nine months ended September 30, 2004. Net cash (used in) provided by financing activities was $(1,755,000), $923,450 and $(782,720) in 2001, 2002 and 2003, respectively.

      In March 2002, we entered into a term loan agreement with First United Bank to borrow $2,500,000 for operating purposes. The loan was originally due and payable on demand or by March 15, 2003 if no demand was made. The loan accrued interest at 5.5% per annum. We purchased a certificate of deposit in the amount of $2,500,000 as collateral for the loan. During 2002, we repaid $1,100,000 of the loan from the bank through our own financing arrangements. The bank in turn released from collateralization $1,100,000 of the certificate of deposit to us, of which $1,000,000 was used for operations, including repayment of $500,000 of our subordinated debt. The remaining $100,000 was not redeemed and was included in other investments at December 31, 2002. In addition, we repaid $250,000 of a loan from the bank through the redemption of $250,000 of the certificate of deposit during 2002. As of December 31, 2002 and 2003, the term loan agreement balance was $1,150,000, which was collateralized by the certificate of deposit in the amount of $1,250,000. On March 15, 2003, we extended the maturity date of the loan to March 15, 2004.

      In June 2003, we entered into an agreement with First United Bank to borrow $805,000 for refinancing purposes. The loan was due on demand or by December 1, 2004 if no demand was made. The loan accrued interest at prime plus 1.5% and was to be paid in equal monthly installments of $50,000, plus accrued interest, commencing on July 1, 2003. The balance of the loan agreement was $505,050 as of December 31, 2003.

      On February 17, 2004, we entered into an agreement with First United Bank to borrow $2,500,000 for operating and financing purposes. We used a portion of the proceeds to repay the March 2002 and the June 2003 loan agreements in full. The loan is due on demand or by February 15, 2007 if no demand is made. The loan accrues interest at prime plus 2% and is to be repaid in equal monthly payments of $70,000, plus accrued interest, commencing on March 15, 2004 with a final payment of $50,258.33. The loan documents require that we maintain a minimum tangible net worth of not less than $2.5 million and contain other covenants that restrict our ability to incur debt, incur liens, sell assets, pay dividends, engage in different business activities, merge with or acquire other entities, and make investments or loans. The loan is secured by the common stock of our primary operating subsidiary, Tejas Securities, as well as the personal guaranty of John J. Gorman, our Chairman. Under the loan documents, a change of control of 25% or more of our common stock is an event of default. We have obtained a waiver from First United Bank with respect to this provision as it applies to this offering. The balance of the loan was $2,010,000 as of September 30, 2004.

      On July 7, 2004, we entered into a subordinated convertible promissory note agreement with Salter Family Partners, Ltd., a family limited partnership controlled by Mark M. Salter, our Chief Executive Officer, to borrow $1,000,000 for operating purposes. Under the terms of the promissory note, we will make quarterly interest payments at a rate of 10% per annum. The promissory note is unsecured. The maturity date of the note is December 1, 2005, at which time all remaining unpaid principal and interest is due. If (i) the closing price of our common stock is less than $1.00 per share for ten consecutive trading days, (ii) Mr. Salter is no longer employed by us (other than by death or disability), or (iii) the net liquidating equity of Tejas Securities held at its clearing organization as of the last business day of a calendar month is less than $2,000,000, then an event of default will exist under the promissory note and Mr. Salter is entitled to declare the amounts outstanding under the promissory note immediately due and payable. The promissory note is convertible at any time into our common stock in an amount equal to the unpaid principal divided by the conversion price of $5.00 per share. At such time as we are authorized to issue preferred stock, Mr. Salter may convert the promissory note into our preferred stock in an amount equal to the unpaid principal divided by the conversion price of $5.00 per share. The promissory note is convertible until the note is repaid. Although our certificate of incorporation does not authorize the issuance of preferred stock, we have agreed to take certain actions to amend our certificate of incorporation to authorize the issuance of shares of preferred stock. We have also granted Mr. Salter, through Salter Family Partners, Ltd., certain piggyback registration rights for the shares into which the note may be converted. Salter Family Partners, Ltd., has waived these registration rights in connection with this offering.

      As of December 31, 2003, our contractual cash obligations and the periods in which payments under such cash obligations were due are as follows:

	Payments Due by Period

		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Notes Payable	$1,655,100	$1,655,100	$—	$—	$—
Operating Lease Obligations	3,701,000	1,463,000	1,973,000	265,000	—
Capital Lease Obligations	82,000	34,000	48,000	—	—

Total Contractual Cash Obligations	$5,438,100	$3,152,100	$2,021,000	$265,000	$—

      Our primary sources of cash are cash flows from operations and borrowings. Our cash flows from operations and our ability to make scheduled payments of principal and interest on, or to refinance, our indebtedness will depend on our future performance, which is subject to the risks discussed elsewhere in this prospectus. Likewise, our ability to borrow will depend on these factors.

      Based upon the current level of our operations, we believe that cash flows from our operations and available cash, together with borrowings, will be adequate to meet our future liquidity needs for the first six months of the next fiscal year and for at least the next several years. However, there can be no assurance that our business will generate sufficient cash flows from operations or that future borrowings will be available in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs.

Quantitative and Qualitative Disclosures About Market Risk

      Our principal business activities are, by their nature, risky and volatile and are directly affected by economic and political conditions and broad trends in business and finance in the national and international markets. Any one of these factors may cause a substantial decline in the securities markets, which could materially affect our business. Managing risk is critical to our profitability and to reducing the likelihood of earnings volatility. Our risk management policies and procedures have been established to continually identify, monitor and manage risk. The major types of risk that we face include credit risk, operating risk and market risk.

      Credit risk is the potential for loss due to a client or counterparty failing to perform its contractual obligation. We clear our securities transactions through a clearing organization. Under the terms of the clearing agreement, the clearing organization has the right to charge us for losses that result from our clients’ failure to fulfill their contractual obligations. In order to mitigate risk, our policy is to monitor the credit standing of our clients and maintain collateral to support client margin balances. Further, significant portions of our assets are held at our clearing organization. Therefore, we could incur substantial losses if our clearing organization were to become insolvent or otherwise unable to meet its financial obligations. Our clearing organization has historically met all of its obligations to us.

      Operating risk arises from the daily conduct of our business and relates to the potential for deficiencies in control processes and systems, mismanagement of our activities or mismanagement of client accounts by our employees. We rely heavily on computer and communication systems in order to conduct our brokerage activities. Third party vendors, such as the clearing organization and news and quote providers, provide many of the systems critical to our business. Our business could be adversely impacted if any of these systems were disrupted. We mitigate the risk associated with systems by hiring experienced personnel, and providing employees with alternate means of acquiring or processing information. In order to mitigate the risk associated with mismanagement of our activities or client accounts, we utilize compliance and operations personnel to review the activities of administrative and sales personnel. In addition, the activities of management are actively reviewed by other members of management on a regular basis and by the board of directors.

      Our primary market risk exposure is to market price changes and the resulting risk of loss that may occur from the potential change in the value of a financial instrument as a result of price volatility or changes in liquidity for which we have no control. Securities owned by us are either related to daily trading activity or our principal investing activities. Market price risk related to trading securities is managed primarily through the daily monitoring of funds committed to the various types of securities owned by us and by limiting exposure to any one investment or type of investment. However, we will on occasion concentrate our securities holdings to one or two positions based upon our research and potential for market appreciation.

      Our trading securities were $8,245,883 in long positions and $60,273 in short positions at September 30, 2004. These trading securities may be exchange listed, Nasdaq Stock Market or over-the-counter, or with limited market activity on both long and short positions. The potential loss in fair value, using a hypothetical 10% decline in prices, is estimated to be $830,000 as of September 30, 2004. A 10% hypothetical decline was used to represent a significant and plausible market change.

      Our investment securities are typically those reported on by our research analysts. These positions often consist of high-yield debt securities and the related equity securities. We monitor this risk by maintaining current operating and financial data on the companies involved, and projecting future valuations based upon the occurrence of critical future events. Any transactions involving the investment securities are typically based upon the recommendations of our research analysts versus current market performance.

BUSINESS

Overview

      We are a full service brokerage and investment banking firm that focuses on the following:

•	proprietary research on distressed debt and special situation securities;

•	trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments; and

•	corporate finance and strategic advisory services to middle-market companies within our target industries.

      The cornerstone of our business is our research coverage. Currently, our research department consists of analysts with expertise in distressed debt and special situation securities. The analyst group has a background in analyzing many industries, but primarily focuses on wireless and wire-line telecommunications, cable, satellite, transportation, energy and municipal securities. We believe that the rapid changes with respect to distressed debt and special situation securities in several of these sectors provide excellent investment opportunities that are overlooked or misunderstood by traditional Wall Street brokerage firms and are not a focus of many existing and emerging boutique investment banks. We anticipate that we will continue to devote a substantial portion of our resources to support and grow our research department.

      We commit extensive time and effort to performing due diligence and understanding the fundamentals of the businesses and industries under coverage. We believe our research performance is driven by understanding the complexities of particular events such as bankruptcy proceedings and changes in the regulatory environment. Our research recommendations are typically long term in nature due to the complexities of the bankruptcy and restructuring process of distressed and special situation companies. We cover approximately 30 companies and continue to closely monitor other potential research issues. Notable companies that we have covered include Nextwave Telecom, Arch Paging, Global Crossing, RCN Communications, CAI Wireless, Motient Corp., Pegasus Communications, MCI WorldCom and United Airlines. We believe our clients appreciate our research and choose to do business with us because of this added value.

      We have increased our revenues over the last decade by:

•	recruiting experienced industry professionals with established client and industry relationships typically from well-known industry competitors;

•	increasing the number of companies under coverage by our research analysts;

•	increasing and expanding our participation in investment banking transactions;

•	expanding the number and enhancing the penetration of institutional investors to which we market our investment research, sales and trading products and services; and

•	increasing the number of securities in which we make an active trading market.

      We are devoted to maintaining an entrepreneurial culture, characterized by experienced professionals, a focus on maximizing our clients’ returns, and broad-based employee ownership. Our employees currently own approximately 94% of our common stock on a fully diluted basis prior to this offering (70% following the completion of this offering and 67% assuming the full exercise of the underwriter’s over-allotment option), and we anticipate that they will continue to maintain a substantial ownership position in our equity after the completion of this offering.

      We conduct our business through two operating segments: our full service brokerage segment and our investment banking segment.

Brokerage Services

      We provide brokerage services to approximately 500 institutional clients and a network of retail clients. The majority of our brokerage revenues are derived from research driven recommendations. We offer clients the ability to buy and sell fixed income products, equity securities, security options, mutual funds and other investment securities. Our fixed income products include distressed corporate bonds, bank notes issued by distressed companies, mortgage-backed derivative products, municipal bonds, and government and government-backed securities. Through our Austin operations, we are a market maker for approximately 35 public companies whose stocks are traded on the Nasdaq Stock Market. We are also a dealer in New York Stock Exchange listed securities and other non-listed securities. For the nine months ended September 30, 2004 and the fiscal years ended December 31, 2003, 2002 and 2001, our full service brokerage segment contributed to our total revenues $14,960,110, $26,510,961, $20,899,264 and $25,011,222, respectively.

Investment Banking

      In 2004, we began to focus more attention on our investment banking efforts, particularly in assisting public companies to raise capital. Through this renewed focus, we acted as placement agent for seven private investment in public equity, or PIPE, transactions and one exit convertible bond financing during 2004. These transactions raised approximately $401 million, which included one of the largest all equity domestic PIPE transactions in 2004. We have provided bankruptcy and restructuring advisory services in order to enhance returns for our clients, though this activity has not generated any advisory fees to date. We believe, however, that providing these services will help build client relationships and, in the future, we will generate revenues from these and other types of advisory services. For the nine months ended September 30, 2004, and the fiscal years ended December 31, 2003, 2002 and 2001, our investment banking segment contributed to our total revenues $3,599,689, $72,799, $335,663 and $316,927, respectively.

Industry Overview

      In the last decade, the U.S. securities industry has been characterized and influenced by the following trends:

•	increased levels of industry consolidation, particularly involving smaller regional investment banks that primarily provided investment banking and brokerage services to middle-market companies and their institutional investors;

•	the tendency for global competitors and acquired firms, once part of larger organizations, to focus on larger market capitalization companies and larger transactions; and

•	the emergence of smaller boutique investment banking firms focused exclusively on growth industries, particularly technology and healthcare.

      In recent years there have been a number of acquisitions of U.S. brokerage and investment banking firms that offer similar products and services to those that we provide. Most of these firms were acquired by larger financial services institutions, including U.S. and international depository institutions, insurance companies and investment banking firms.

      These larger financial institutions have generally allocated capital and resources toward larger market capitalization companies and transactions. This shift of focus away from smaller market capitalization companies has led to a decline in service to these companies, including investment banking and research coverage, and as a result such companies have reduced access to capital. Additionally, although the number of investment funds and total assets under management focusing on small- and middle-capitalization companies has grown considerably during the last decade, according to Morning Star, managers of these funds have fewer sources of independent research upon which to base investment decisions. Today, New York Stock Exchange listed and Nasdaq National Market companies with market capitalizations between $100 million and $500 million receive, on average, research coverage from only 2.5 analysts while companies with a market capitalization of between $5 and $20 billion receive, on average, research coverage from 15.0 analysts.

      The United States securities industry has also been subjected to increased regulation and governmental scrutiny. The New York Attorney General commenced an investigation into certain research and capital markets practices of several investment banking firms, of which we were not a target. This and subsequent investigations culminated in a punitive settlement, which included certain mandated changes in business practices. As a result, we and other firms not subject to this settlement have, nonetheless, amended certain business practices to conform with these mandates. Many larger firms have restructured their research departments and reduced coverage and market making activities for companies whose market capitalization is below certain thresholds. Research and capital markets resources previously dedicated to smaller market capitalization companies were either reassigned to larger companies or eliminated. These circumstances have contributed to both companies in, and investors focused on, the growth and middle-market sectors seeking the services of boutique investment banking professionals who have a high degree of applicable industry knowledge.

      To facilitate access to capital markets and to industry and company specific research, smaller boutique financial services firms have emerged to offer investment banking and research support to small- and middle-market capitalization companies. Within the past five years, a number of investment banking and research firms have been established to serve the smaller and more illiquid companies that do not offer enough new issue and trading volume to be serviced by a larger investment bank. However, we believe the main focus of these boutique firms has centered primarily on the growth sectors of technology and healthcare. Few of these boutique investment banking and research based firms focus on value-based investments, particularly distressed and special situation companies.

Our Market Opportunity

      We believe that, as a strategically positioned full service brokerage firm and investment bank recognized for its focus on distressed debt and special situation securities, the market opportunity available to us is significant due to the following factors:

Our Targeted Addressable Market Continues to Grow As Our Research Coverage Expands to New Industries

      Our research coverage has expanded from the telecommunications industry to our current focus on wireless and wire-line telecommunications, cable, satellite, transportation, energy and municipal securities. The growth from a primarily telecommunications-focused research model has allowed us to include an additional approximately $57.7 billion of principal amount of high yield debt in other industries to our existing addressable market of approximately $65.0 billion. Furthermore, we believe that our existing research analysts can continue to expand their research coverage. Since January 2004, our analysts have published research reports on 15 new distressed and special situation opportunities.

High Yield Issuance Remains Robust, Creating a Steady Supply of Distressed Debt

      We believe that the most likely candidates for future bankruptcies and distressed debtors are those currently in the high yield market whose bonds carry a yield to worst greater than 20.0%. Yield to worst, or YTW, is defined as the lowest of all yield to calls or the yield to maturity. According to Moody’s Investor Service, annual default rates for high yield bonds over the past five years have averaged approximately 5.1%. As supported by the chart below, we believe that the robust issuance environment in the high yield market will provide a significant source of supply into our targeted markets.

Source: Bloomberg

Note: 2004 data through November 30, 2004
(amount issued in millions)

Returns in the Distressed Marketplace Have Improved Significantly in Recent Years

      As shown below, annual returns for the distressed market have improved dramatically when compared to annual returns for the high yield asset class in recent years.

	Distressed (YTW>20%)	Non-Distressed High
	Returns	Yield Returns

YTD 2004(1)	65.8%	8.7%
2003	107.2%	24.2%
2002	-14.4%	-1.0%

Source: Bear Stearns High Yield Index

(1)	Through December 3, 2004.

      We believe that these returns have increased the attractiveness of investment in the distressed sector.

Our Research Department Fully Investigates the Details of Each Investment Situation

      When our research department commences coverage of distressed and special situation opportunities, its goal is to fully investigate all complexities these situations present and continue research based on the interests of our clients. The duration and depth of our research allows our analysts to become extremely familiar with the details of each situation, develop strong professional relationships with many of the key persons involved in each situation and convey to the market what we believe to be a more complete description of the situation than those offered by any of our competitors.

Our Extensive Bankruptcy Coverage Allows Us to Identify Distressed Opportunities Regardless of Size

      Eight of the eleven largest bankruptcies since 1980, as measured by total pre-bankruptcy assets, have occurred since January 2001. We have maintained research coverage on six of these bankruptcies and believe that our in-depth analysis has afforded us a superior understanding of the complexities of each case.

Largest Bankruptcies 1980-Present

(Bold Indicates Tejas Securities Research Coverage)

Company	Bankruptcy Filing Date	Total Pre-Bankruptcy Assets

Worldcom, Inc.	7/21/02	$103.9
Enron Corp.	12/2/01	63.4
Conseco, Inc.	12/18/02	61.4
Texaco, Inc.	4/12/87	35.9
Financial Corp. of America	9/9/88	33.9
Global Crossing, Ltd.	1/28/02	30.2
Pacific Gas and Electric Co.	4/6/01	29.8
UAL Corp.	12/9/02	25.2
Adelphia Communications	6/25/02	21.5
MCorp	3/31/89	20.2
Mirant Corporation	7/14/03	19.4

Source: New Generation Research, Inc.
(assets in billions)

      While our research staff is capable of covering large bankruptcies, we also endeavor to cover niche situations, especially in the telecommunications sector. We believe that this flexibility allows our research staff to identify opportunities wherever they exist regardless of size. Our research department currently maintains coverage on distressed and bankrupt companies with total indebtedness ranging from approximately $200.0 million to $60.0 billion.

Our Competitive Strengths

Highly Regarded Investment Research

      We believe that we are widely recognized for the quality of the distressed debt and special situation securities research we provide to our institutional and retail clients. Our research department analyzes each aspect of an issuer’s business, develops strong professional relationships with management and related industry professionals, and effectively communicates the situation to the investor community. Our analysts attend management and industry presentations to further their understanding of an issuer’s business. Many of the companies under research coverage have been followed by our research staff for several years, enhancing our understanding of the issuer. Rather than cover a large number of investment opportunities, our analysts focus on their industries of expertise in order to provide meaningful insight into the investment situation.

Experienced Professionals

      We believe that our team of professionals has diverse and extensive experience in the financial services industry. Our sales and trading professionals have developed long-term client relationships with hedge funds, pension funds, state and local municipalities, banks, insurance companies and high net worth individuals. We strive to provide each of our clients with compelling and in-depth research reports, along with access to state-of-the-art trading systems and execution for equities and fixed income securities. This has resulted in us maintaining a core group of institutional accounts, of which the top 20 institutional clients accounted for 38% of our total commission revenues in 2004 and 2003, as well as retail clients. We believe our strong relationships and excellent performance have led our institutional clients to request that we provide additional investment opportunities in such areas as investment banking and restructuring transactions.

      Our executive management team, consisting of our Chairman, Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer, has over 70 years of experience in diverse sectors of the securities industry and embodies the entrepreneurial spirit on which we are based. Most of the members of our executive management team assume multiple duties and are actively involved in revenue producing activities.

Focus on “Under-Covered” Securities

      Our analysts target distressed debt and special situation securities of small- and middle-market capitalization companies for which limited coverage currently exists. The businesses covered by our research analysts are, on average, actively covered by only 2.1 other analysts. In many cases, our coverage of these businesses gives us a competitive advantage when dealing with larger and better capitalized competitors who have not dedicated the research resources necessary to understand these businesses. Furthermore, we believe that our institutional and retail accounts consider us as the primary source of information and trading in complex bankruptcy situations. Many boutique investment banks focus on growth industries, leaving distressed and special situation securities under-covered.

Entrepreneurial Culture

      We have fully embraced an entrepreneurial culture. Our employees own approximately 94% of our common stock on a fully diluted basis (70% immediately following the completion of this offering and 67% assuming the underwriter’s over-allotment option is exercised in full), which, when coupled with our highly competitive compensation packages, enables our employees to directly benefit from their individual production as well as our overall performance. Every employee has the incentive to generate ideas and communicate them to management to maximize client returns and our revenues. Many of our employees invest their personal capital in the investment opportunities marketed to our clients. We believe these aspects of our culture have led to a very low turnover rate that was approximately 5% in 2004. The executive management team, combined with the top ten revenue producers for 2003 and 2004, have been employed by us, on average, approximately six and a half years each. We believe that our entrepreneurial culture allows us to attract top revenue producers, as evidenced by the fact that two of the top ten revenue producers for 2003 and 2004 have been employed by us for less than three years. We believe that we maintain a culture that allows us to both retain our top revenue producers as well as to recruit additional sales staff capable of producing consistent revenues.

Our Growth Strategies

      Our goal is to become a leading provider of quality research, trading and investment banking services to our clients. In order to achieve this goal, we plan on implementing the following strategies:

Expand Research Coverage to Other Industries Outside Our Current Focus

      Due to our present size and available resources, we are currently limited in our ability to provide research coverage on distressed and special situation companies outside of our core industries. The number of companies and industries under coverage has a direct impact on commission and trading revenues. We plan to add additional research staff to provide research coverage of products such as distressed mortgage- and asset-backed securities as well as to cover additional industries such as general industrials, media and retail. We believe this will enable us to expand our sales force, as potential sales professionals would be attracted to our expanded product offering. These research staff additions will allow us to provide complementary research capabilities that we believe will generate additional revenues from an existing and expanded client base.

Capitalize on Trading Resources By Increasing the Size of Brokered Transactions

      Historically, our modest capital base combined with the lack of leverage provided by our clearing organization has inhibited our ability to acquire securities related to our research. With additional capital, we believe we will have the ability to conduct larger transactions and realize greater revenues on the securities that we broker. With expanded capital for inventory positions, we will be better situated to recruit distressed trading professionals who specialize in trading larger blocks of distressed and special situation securities.

Expand Investment Banking Efforts to Include Additional Capabilities

      In 2004, we began to utilize our expertise, industry contacts and business experience to grow our investment banking practice. These investment banking clients are requesting additional services from us, including acquisition and restructuring advisory services. As a result, we plan to hire experienced investment banking professionals to exploit these opportunities.

Develop Direct Investment Operations for Participation in Investment Banking Transactions

      Short term bridge financings are often associated with PIPEs or other security transactions. With additional capital, we may offer, in addition to services as placement agent, bridge financing to our investment banking client base. Also, we may have the opportunity from time to time to take a proprietary equity position in future distressed or special situations, which we believe will increase our investment banking revenues.

Grow Through Acquisitions

      In the past, we have entertained several potential acquisition candidates but our balance sheet and thinly traded common stock have limited our ability to use our equity as consideration in these potential transactions and has prevented us from completing these transactions. An expanded capital base and increased liquidity in our common stock would improve our ability to seek out complementary businesses.

Diversify Revenues

      While a majority of our revenues have traditionally been generated from the distressed debt and special situation security trading, we are continuing to diversify our revenue base by growing our government, mortgage-backed and municipal securities trading activity and building our investment banking revenues. Because these revenue streams are driven by different market factors, cycle timing for each is different, thus decreasing the volatility of the overall revenues. In addition, expanding our research breadth will enable us to address a greater range of industries, helping mitigate industry-specific volatility.

Clients

      Historically, our client base has been comprised of predominately large institutional clients such as money managers, mutual funds, hedge funds, private and public pension funds, banks, insurance companies, savings associations, state and municipal funds and high net-worth retail clients with a particular focus on value. These clients demand high quality research and sophisticated trading capabilities. We believe that we have served the needs of this segment of our client base as evidenced by increased volume with these clients. We believe that the increase in the scope of our research services should increase client satisfaction and increase our revenues from institutional clients and high net-worth retail clients. We currently have no client that provides more than 10% of our revenues.

Employees

      As of September 30, 2004, we had 61 employees. Of these employees, 28 work in sales, ten in trading, four in research and three in investment banking, with the remaining employees performing management and administrative functions. We believe that this support structure is sufficient to support additional sales, investment banking and research staff.

Competition

      All aspects of our business are highly competitive. In our investment banking activities, we compete with large Wall Street investment banks as well as regional boutique banks that offer private placement services to small- and middle-market companies. We compete for these investment banking transactions on the basis of our relationships with the issuers and potential investors, our experience in the industry and transactional fees. In our general brokerage activities, we compete directly with numerous other broker-dealers, many of which are large well-known firms with substantially greater financial and personnel resources. We compete for brokerage transactions on the basis of our research ideas, our experience in the industry, our ability to execute transactions and the strength of our relationships with our clients. Many of our competitors for brokerage service and investment banking transactions employ extensive advertising and actively solicit potential clients in order to increase business. In addition, brokerage firms compete by furnishing investment research publications to existing clients, the quality and breadth of which are considered important in the development of new business and the retention of existing clients. We also compete with a number of smaller regional brokerage firms in Texas and the southwestern United States.

      The securities industry has become considerably more concentrated and more competitive since we were founded, as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. In addition, companies not engaged primarily in the securities business, but with substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with greater capital resources than ours.

      Since the adoption of the Gramm-Leach-Bliley Act of 1999, commercial banks and thrift institutions have been able to engage in traditional brokerage and investment banking services, thus increasing competition in the securities industry and potentially increasing the rate of consolidation in the securities industry.

      We also compete with other securities firms for successful sales representatives, securities traders, securities analysts and investment bankers. Competition for qualified employees in the financial services industry is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

History and Background

      We are a holding company whose primary operating subsidiary is Tejas Securities Group, Inc., a Texas corporation. We were incorporated in New York on July 18, 1990, and made an initial public offering in November 1991. We were acquired by Tejas Securities in a reverse merger effected on August 27, 1999. On October 3, 2000, we changed our state of incorporation to Delaware. On December 9, 2004, we changed our name from Westech Capital Corp. to Tejas Incorporated. Our primary offices are located in Austin, Texas, the capital city of the State of Texas.

Securities Industry Practices/ Regulation

      Tejas Securities is registered as a broker-dealer with the Securities and Exchange Commission and the NASD. Tejas Securities is registered as a securities broker-dealer in 39 states and the District of Columbia. Tejas Securities is also a member of the Securities Investors Protection Corporation, which provides Tejas Securities’ clients with insurance protection for amounts of up to $500,000 each, with a limitation of $100,000 on claims for cash balances. Tejas Securities has also acquired an additional $1,500,000 in insurance coverage through Seabury & Smith, as added protection for individual clients’ securities, covering all clients of Tejas Securities’ institutional and retail clients.

      Tejas Securities is subject to extensive regulation by federal and state laws. The SEC is the federal agency charged with administration of the federal securities laws. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations, principally the NASD and the national securities exchanges. These self-regulatory organizations adopt rules, subject to approval by the SEC, which govern the industry and conduct periodic reviews of member broker-dealers. Securities firms are also subject to regulation by state securities commissions in the states in which they do business. The SEC, self-regulatory organizations, and state securities commissions may conduct administrative proceedings which can result in censure, fine, suspension, or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of clients and the securities markets, rather than protection of creditors and stockholders of broker-dealers. Tejas Securities was recently fined $55,000 by the NASD in connection with a routine annual examination and our former compliance officer received a 30-day suspension from the NASD for trading prior to the issuance of a research report.

      As a result of the most recent changes in the regulatory environment, Tejas Securities restructured its compliance department. In May 2004, it hired a new compliance director who had previously served as an examiner for the NASD office in Dallas, Texas. Additionally, in March 2004, it engaged an outside consultant who had previously served as the head of the NASD office in Dallas, Texas. Through these additions and through a review of our internal supervisory procedures, we believe that Tejas Securities will be better situated to address compliance matters affecting us on a going forward basis.

Net Capital Requirements

      Tejas Securities is subject to SEC Rule 15c3-1, or 15c3-1, which establishes minimum net capital requirements for broker-dealers. 15c3-1 is designed to measure financial integrity and liquidity in order to assure the broker-dealer’s financial stability within the securities market. The net capital required under 15c3-1 depends in part upon the activities engaged in by the broker-dealer.

      In computing net capital under 15c3-1, various adjustments are made to exclude assets not readily convertible into cash and to reduce the value of other assets, such as a broker-dealer’s position in securities. A deduction is made against the market value of the securities to reflect the possibility of a market decline prior to sale. Compliance with 15c3-1 could require intensive use of capital and could limit our ability to pay dividends to our stockholders. Failure to comply with 15c3-1 could require us to capitalize Tejas Securities with additional cash equity investments, could limit the ability of Tejas Securities to pay its debts or interest obligations and may subject Tejas Securities to certain restrictions which may be imposed by the SEC, the NASD, and other regulatory bodies. Moreover, in the event that we could not or elected not to put additional capital or otherwise bring Tejas Securities into compliance, Tejas Securities would ultimately be forced to cease operations.

      At September 30, 2004, Tejas Securities elected to use the alternative method permitted by 15c3-1, which requires it to maintain minimum net capital, as defined in 15c3-1, equal to the greater of $250,000 or 2% of aggregate debit balances arising from client transactions, as defined in 15c3-1. At September 30, 2004, Tejas Securities had net capital of $2,026,795, which was $1,776,795 in excess of the minimum amount required.

Facilities

      Our headquarters are located at 2700 Via Fortuna, Suite 400, Austin, Texas. We lease space for our offices in Austin, Texas, and Tinton Falls, New Jersey, which consist of approximately 24,700 square feet and 1,900 square feet, respectively. These leases are for terms of four years and five years, respectively, and contain renewal options. We subleased approximately 40% of our space in the Austin location during 2003 and 2004.

      On October 15, 2004, we entered into a purchase agreement with Charles H. Mayer, a member of our board of directors, whereby Mr. Mayer would purchase our New Jersey operations by December 31, 2004. Mr. Mayer has exercised his right to extend the purchase date to June 30, 2005, subject to the payment to us of the $10,000 option exercise price. As part of our agreement with Mr. Mayer, his company, Seton Securities, Inc., entered into a sublease agreement with us for the New Jersey office space for the remaining lease term. The sublease agreement will take effect upon closing the purchase agreement.

Legal Proceedings

      We are not currently involved in any material legal proceedings.

MANAGEMENT

      The following information sets forth certain information with respect to our executive officers and directors. Each of the directors is elected to serve until the next election of directors at a meeting of the stockholders. Their respective backgrounds are described below.

Name	Age	Position

John J. Gorman	44	Director and Chairman
William A. Inglehart	73	Director
Charles H. Mayer	57	Director
Dennis Punches	69	Director
Barry A. Williamson	47	Director
Clark N. Wilson	48	Director
Mark M. Salter	45	Chief Executive Officer
Kurt J. Rechner	44	President, Chief Operating Officer, Secretary and Treasurer
John F. Garber	35	Chief Financial Officer

      John J. Gorman. Mr. Gorman became our Chairman of the board of directors in August 1999. He was our Chief Executive Officer from August 1999 through June 2004. He has been the Chairman of Tejas Securities since July 1997. Mr. Gorman has over 18 years of experience in the brokerage industry. Mr. Gorman became a principal of Tejas Securities on April 18, 1995. From 1988 until joining Tejas Securities, Mr. Gorman worked at APS Financial Inc., a broker-dealer in Austin, Texas, as a Senior Vice President. Mr. Gorman served primarily in a broker capacity at APS Financial Inc. Mr. Gorman has held positions at APS Financial Inc., Landmark Group, Shearson Lehman and Dean Witter. Mr. Gorman is the nephew of Charles H. Mayer and is the son-in-law of William A. Inglehart. Mr. Gorman received his B.B.A. from Southern Methodist University in 1983.

      William A. Inglehart. Mr. Inglehart became a Director in June 2003. Mr. Inglehart served as President and Chief Executive Officer of Payco American Corporation, a publicly-held financial services organization with offices throughout the United States, from September 1989 until his retirement in November 1991. While in the United States military, Mr. Inglehart served as a special agent with the counter-intelligence corps. Mr. Inglehart earned a B.A. from the University of Arizona in 1958. Mr. Inglehart is Mr. Gorman’s father-in-law.

      Charles H. Mayer. Mr. Mayer retired as our President and Chief Operating Officer in June 2004. Mr. Mayer previously served in those capacities from December 2000 and September 1999, respectively. From 1995 until he joined Tejas Securities, Mr. Mayer was self-employed and managed personal investments in a number of companies unrelated to the securities industry. From 1990 to 1995, Mr. Mayer was a Managing Director and Chief Information Officer with Credit Suisse First Boston. Mr. Mayer’s other experience includes 21 years in senior positions with Morgan Stanley, Tech Partners, Salomon Brothers, Lehman Brothers and the Federal Reserve Bank of New York. Mr. Mayer is the uncle of John J. Gorman through marriage. Mr. Mayer earned a B.B.A. and M.B.A. from Seton Hall University.

      Dennis G. Punches. Mr. Punches became a Director in December 2004. Mr. Punches has served as the President of Payback, LP, a real estate management company, from 1996 to present. Mr. Punches previously served as Chairman of Payco American Corporation, a publicly-held financial services organization with offices throughout the United States, from 1956 through 1996. Mr. Punches currently serves as the Chairman of Collection House Ltd, PTY, a receivables management company based in Brisbane, Australia. Mr. Punches also serves as a director for Intrum Justitia, a receivables management firm based in Stockholm, Sweden and Novo I, a Waukesha, Wisconsin based marketing company. Mr. Punches received his B.S. from Carroll College.

      Barry A. Williamson. Mr. Williamson became a Director in October 1999. Mr. Williamson was elected in 1992 as the 38th Texas Railroad Commissioner and served from January 1993 to January 1999. He served as the Railroad Commission’s Chairman in 1995. During the late 1980’s and early 1990’s, Mr. Williamson served under the Bush administration at the U.S. Department of Interior as the Director of Minerals Management Service. During the 1980’s, Mr. Williamson served under the Reagan administration as a principal advisor to the

U.S. Secretary of Energy in the creation and formation of a national energy policy. Mr. Williamson began his career with the firm of Turpin, Smith, Dyer & Saxe, and in 1985 established the Law Offices of Barry Williamson and founded an independent oil and gas company. Mr. Williamson graduated from the University of Arkansas with a B.A. in Political Science in 1979, and received his J.D. degree from the University of Arkansas Law School in 1982.

      Clark N. Wilson. Mr. Wilson became a Director in October 1999. Mr. Wilson is a principal in Athena Equity, a Texas limited partnership that specializes in commercial real estate investments. Mr. Wilson served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings from 1992 to 2003. Previously, Mr. Wilson was the President of Doyle Wilson Homebuilder, Inc., serving in that position in 1992. Mr. Wilson served as Vice President of Doyle Wilson Homebuilder, Inc. from 1986 to 1992. Mr. Wilson attended Amarillo College and the University of Texas at Austin, and has nearly 25 years of experience in the homebuilding industry.

      Mark M. Salter. Mr. Salter became our Chief Executive Officer and Director of Sales and Trading in June 2004. Prior to that, Mr. Salter managed the investment grade, government and mortgage-backed bond area for us since May 2000. Mr. Salter joined us from Amherst Securities where he was Director of Fixed Income Securities from October 1995 to May 2000. Mr. Salter has been in the securities industry since 1981 and has been involved in fixed income sales and trading for over 21 years. Mr. Salter holds a B.A. in Economics from York University in Toronto, Canada.

      Kurt J. Rechner, CPA, CFA. Mr. Rechner became our President and Chief Operating Officer in June 2004, our Treasurer in September 2000 and our Secretary in September 2002. Prior to that, Mr. Rechner was our Chief Financial Officer from January 2000 to June 2004. Mr. Rechner has spent the past 21 years in the financial services industry. Prior to joining us, Mr. Rechner was employed from 1997 through 1999 as an Executive Vice President, Finance & Operations, CFO for Xerox Federal Credit Union. From May 1995 to 1997, Mr. Rechner was the Chief Executive Officer for Prism Capital Management, LLC, which managed a global fixed income hedge fund. From 1990 through May 1995, Mr. Rechner was the Senior Vice President of Accounting and Finance for Security Service Federal Credit Union. Mr. Rechner earned a B.S. in Business Administration from the University of Illinois in 1984 and an M.B.A. from Trinity University in 1985. Mr. Rechner also holds the professional designations of Certified Public Accountant and Chartered Financial Analyst.

      John F. Garber, CPA. Mr. Garber became our Chief Financial Officer in June 2004. Prior to that, Mr. Garber served as our Director of Finance since August 1999. Mr. Garber joined Tejas Securities in October 1998 as Director of Finance. From April 1998 until joining Tejas Securities, Mr. Garber was employed as the Controller for Loewenbaum & Co. Inc., an Austin based broker-dealer. Prior to joining Loewenbaum & Co., Inc., he was employed by KPMG LLP from 1995 to 1998 as a supervising auditor in the financial assurance department. Mr. Garber graduated from the University of Florida in 1992 with a B.S. and B.A. in Finance. Mr. Garber holds the professional designation of Certified Public Accountant. In 2003, Mr. Garber received a 10-day suspension from the NASD relating to self-clearing securities sold by us.

Board Committees

Audit Committee

      The Audit Committee of the board of directors was formed in May 2000. The Audit Committee members are Dennis Punches, Barry A. Williamson, Clark N. Wilson and William A. Inglehart. The board of directors has determined that each of Mr. Williamson and Mr. Wilson is a financial expert and that Mr. Punches, Mr. Williamson, and Mr. Wilson are deemed to be independent. Mr. Wilson is chairman of the committee. On March 29, 2004, the board of directors adopted an Amended and Restated Charter for the Audit Committee. The Audit Committee’s responsibilities include:

•	assisting the board in its oversight responsibilities regarding:

(1) the integrity of our financial statements,

(2) our compliance with legal and regulatory requirements, and

(3) the independent accountant’s qualifications and independence;

•	preparing the report required by the SEC for inclusion in our annual proxy statement;

•	appointing, retaining, compensating, evaluating and terminating our independent accountants;

•	approving audit and non-audit services to be performed by the independent accountants;

•	overseeing our accounting and financial reporting processes and the audits of our financial statements; and

•	otherwise performing such other functions as the board may from time to time assign to the Audit Committee.

Compensation Committee

      The Compensation Committee consists of Barry A. Williamson and Clark N. Wilson. Mr. Williamson is chairman of the committee. The board has determined that each member of the Compensation Committee is deemed to be independent. The Compensation Committee administers our stock option plan. See “Westech Capital Corp. 1999 Stock Option Plan.” The Compensation Committee was formed on May  23, 2000. On March 29, 2004, the board of directors adopted the Amended and Restated Charter of the Compensation Committee. The Compensation Committee’s responsibilities include:

•	assisting the board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the company;

•	discharging the board’s responsibilities relating to compensation of our executive officers;

•	evaluating our Chief Executive Officer and setting his or her remuneration package;

•	preparing an annual report on executive compensation for inclusion in our annual proxy statement;

•	making recommendations to the board with respect to incentive-compensation plans and equity-based plans; and

•	performing such other functions as the board may from time to time assign to the Compensation Committee.

Nominating Committee

      We do not have a nominating committee (or a nominating committee charter) because our entire board of directors participates in our director nomination process.

      The board of directors identifies nominees by first evaluating the current members of the board who are willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the board of directors decides not to recommend a member for re-election, the board of directors will identify the desired skills and experience of a new nominee in light of the criteria below. Research may be performed to identify qualified individuals. To date, the board of directors has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although it may do so in the future if it considers doing so necessary or desirable.

      The consideration of any candidate for service on our board is based on the board of director’s assessment of the candidate’s professional and personal experiences and expertise relevant to our operations and goals. The board evaluates each candidate on his or her ability to devote sufficient time to board activities to effectively carry out the work of the board. The ability to contribute positively to the existing collaborative culture among board members is also considered by the board of directors. In addition, the board of directors considers the composition of the board as a whole; the status of the nominee as “independent” under applicable rules and regulations; and the nominee’s experience with accounting rules and practices. Other than the foregoing, there are no stated minimum criteria for director nominees, although the board of directors may also consider such other factors as it may deem are in our and our stockholders’ best interests.

Compensation Committee Interlocks and Insider Participation

      None of our executive officers served as a member of the compensation or similar committee or board of directors of any other entity, other than our subsidiaries, of which an executive officer served on our compensation committee or board of directors.

Director Compensation

      Each director receives $1,000 per meeting of the board for his service on the board of directors, plus health insurance benefits. Directors serving on committees of the board of directors are not separately compensated for that service. We typically grant directors options to purchase 20,000 shares of common stock annually, at an exercise price equal to the bid price for our common stock on the date of the grant for serving on the board of directors. However, these option grants are not guaranteed. As part of their incentive to join the board of directors, Mr. Wilson, Mr. Williamson and Mr. Inglehart were each provided with options to purchase 20,000 shares of common stock at the time of their election or appointment to the board. These options were exercisable at $1.25 per share, and expire on June 3, 2008. The options began to vest in three equal installments on June 3, 2003.

Executive Officer Compensation

      The following table sets forth information concerning compensation of our chief executive officer and other highly compensated executive officers whose salary and bonuses exceeded $100,000 for the year ended December 31, 2004. These individuals are hereafter referred to as the “named executive officers.”

							Long-Term
							Compensation
				Other Annual			Awards
				Compensation

		Annual Compensation					Securities
Name and Principal				Forgiven		Employee	Underlying
Position	Year	Salary	Bonus	Debt	Commissions	Benefits(1)	Options

John J. Gorman(2)(8)	2004	$—	$—	$—	$4,831,863	$319,823	20,000
	2003	—	753,000	49,835	2,900,138	35,821	20,000
	2002	—	1,180,000	—	2,049,982	10,791	—
Charles H. Mayer(3)(6)(7)	2004	$178,193	$183,000	$50,000	$—	$7,254	20,000
	2003	225,000	292,000	50,000	—	627	20,000
	2002	225,000	671,000	50,000	—	2,500	—
Mark M. Salter(2)	2004	$146,667	$517,755	$—	$77,952	$2,033	145,000
Chief Executive Officer	2003	100,000	765,121	—	82,381	—	20,000
	2002	100,000	657,176	—	93,689	—	—
Kurt J. Rechner(3)(4)(5)	2004	$175,000	$203,500	$—	$6,434	$11,485	185,000
President, Chief Operating Officer,	2003	150,000	154,000	—	—	1,743	20,000
Treasurer and Secretary	2002	150,000	135,000	—	—	—	—
John F. Garber(5)	2004	$113,750	$60,000	$—	$—	$—	35,000
Chief Financial Officer	2003	90,000	60,000	—	—	—	—
	2002	89,583	55,000	—	—	—	—

(1)	Employee benefits include a car allowance, country club membership fees, director compensation and health insurance related fees.

(2)	Mr. Gorman served as our Chief Executive Officer until June 2004 when Mr. Salter was appointed as Chief Executive Officer.

(3)	Mr. Mayer served as our President and Chief Operating Officer until June 2004 when Mr. Rechner was appointed as President and Chief Operating Officer.

(4)	Mr. Rechner was appointed Secretary on September 18, 2002.

(5)	Mr. Rechner served as our Chief Financial Officer until June 2004 when Mr. Garber was appointed as Chief Financial Officer.

(6)	See “Certain Relationships and Related Transactions — Officer and Director Receivables” for a description of this forgiven debt.

(7)	In 1999, Mr. Mayer received a $200,000 signing bonus from us in the form of a forgivable loan. The loan was forgiven in increments of $50,000 per year through 2004.

(8)	In January 2002, Mr. Gorman received an advance from us against his commission revenues. The amount was forgiven in 2003.

Option Grants and Exercises

      The following table provides certain information regarding options granted to our named executive officers during the year ended December 31, 2004. Each of the options listed in the table below was granted pursuant to our 1999 Stock Option Plan. The percentages of total options granted are based on an aggregate of 1,082,000 options granted to employees, officers and directors in 2004. Options were granted at the closing bid price for our common stock on the date of grant.

	Option Grants in Last Fiscal Year
	Individual Grants				Potential Realizable
					Value at Assumed
	Number of				Annual Rates of Stock
	Securities	% of Total			Price Appreciation for
	Underlying	Options	Exercise		Option Term
	Options	Granted in	Price Per	Expiration
Name	Granted	Fiscal Year	Share	Date	5%	10%

John J. Gorman	20,000	2%	$9.90	11/8/2009	$54,704	$120,881
Charles H. Mayer	20,000	2	9.00	11/8/2009	49,731	109,892
Kurt J. Rechner	125,000	12	4.50	5/10/2009	155,408	343,412
	60,000	6	9.00	11/8/2009	149,192	329,675
Mark M. Salter	125,000	12	4.50	5/10/2009	155,408	343,412
	20,000	2	9.00	11/8/2009	49,731	109,892
John F. Garber	20,000	2	4.50	5/10/2009	24,865	54,946
	15,000	1	9.00	11/8/2009	37,298	82,419

      Amounts reported in the potential realizable value column above are hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, calculated by assuming that the stock price on the date of grant as determined by the Compensation Committee appreciates at the indicated annual rate compounded annually for the entire five year term of the option.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

      The following table provides information concerning unexercised options held as of December 31, 2004, by the named executive officers. Kurt Rechner exercised options to purchase 2,000 shares during 2004. No other options were exercised during 2004.

	Number of Securities
	Underlying Unexercised		Value of Unexercised In-the-
	Options at		money Options at
	December 31, 2004		December 31, 2004(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

John J. Gorman	219,999	20,001	$3,847,321	$355,018
Charles H. Mayer	6,666	13,334	$66,660	$133,340
Kurt J. Rechner	93,000	130,000	$1,360,332	$1,726,668
Mark M. Salter	61,666	103,334	$907,492	$1,460,008
John F. Garber	11,666	23,334	$146,657	$293,343

(1)	The amount set forth represents the difference between the fair market value of the underlying stock on December 31, 2004 and the exercise price of the option. The fair market value was determined by the closing bid price of $19.00 per share on December 31, 2004.

Equity Compensation Plan Information

      The following table summarizes information about our equity compensation plans as of December 31, 2004.

Number of Shares of
Our Common Stock
	Number of Shares of		Remaining Available
	Our Common Stock		for Future Issuance
	to be Issued Upon	Weighted Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(exceeding securities
	Options, Warrants	Options, Warrants	reflected in the
Plan Category	and Rights	and Rights	second column)

Equity compensation plans approved by our security holders	1,480,000 (1)	$6.13	520,000
Total	1,480,000	$6.13	520,000

(1)	In September 2004, our board of directors approved a resolution to amend the Stock Option Plan to increase the maximum number of shares under the Stock Option Plan from 800,000 to 2,000,000. Our shareholders have not yet approved this increase.

Employment Agreements

      In June 2004, we entered into an employment agreement with Kurt J. Rechner, our President and Chief Operating Officer. This agreement has no stated duration and provides for a guaranteed quarterly bonus of $17,500, in addition to an annual salary of $180,000. Additionally, Mr. Rechner is entitled to a six month severance package in the event that he is terminated for any reason other than cause. Mr. Rechner’s employment agreement also includes participation in our stock option program and all eligible employee benefit plans.

      In June 2004, we entered into an employment agreement with Mark M. Salter, our Chief Executive Officer and Director of Sales and Trading. This agreement has no stated duration and provides for a guaranteed quarterly bonus of $17,500 in addition to an annual salary of $180,000. Additionally, Mr. Salter is entitled to a three month severance package in the event that he is terminated for any reason other than cause. Mr. Salter is also entitled to receive a commission of 50% of all sales collected by us that are directly attributable to his efforts, as well as commission overrides on the trading securities that he manages. Mr. Salter’s employment agreement also includes participation in our stock option program and all eligible employee benefit plans.

      In June 2004, we entered into an employment agreement with John F. Garber, our Chief Financial Officer. This agreement has no stated duration and provides for an annual salary of $125,000. Mr. Garber’s employment agreement also includes participation in our stock option program and all eligible employee benefit plans.

1999 Stock Option Plan

      In October 1999, we adopted a stock option plan to strengthen our ability to attract, motivate, compensate and retain employees, directors, and consultants by providing a means for such persons to acquire a proprietary interest in us and to participate in our growth through ownership of our common stock. The Compensation Committee of the board of directors administers the Stock Option Plan; provided, however, that the board of directors may also take all actions to administer the Stock Option Plan, including granting options.

Shares Subject to the Plan

      Under the Stock Option Plan, we can grant awards consisting of either incentive stock options or nonqualified stock options for the purchase of shares of our common stock. In September 2004, our board of directors approved a resolution to amend the Stock Option Plan to increase the maximum number of shares under the Stock Option Plan from 800,000 to 2,000,000. That number will be adjusted automatically if the outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number of shares or kind of shares or other securities of the company or of another corporation, by reason of reorganization, split, combination of shares, or a dividend payable in common stock. Equitable adjustments to the number of shares subject to each award and to the payment required to obtain such shares will also be made so that the same proportion of shares will be subject to the award and the aggregate consideration to acquire all shares subject to the award will remain as it was prior to such event as described in the previous sentence.

      During 2003, we granted options under the Stock Option Plan to acquire 200,000 shares of common stock, none of which were exercised, forfeited or canceled during the year. Options to purchase 80,000 shares of common stock issued prior to 2001, were forfeited by a former employee during 2003. We had 520,000 options outstanding under the Stock Option Plan as of December 31, 2003.

Eligibility

      All of our employees, directors and consultants are eligible to receive awards under the Stock Option Plan, but only employees are eligible to receive incentive stock options. The Compensation Committee, as administrator of the Stock Option Plan, determines the persons to whom stock option awards are to be granted; whether an option will be an incentive stock option or nonqualified stock option or both; the number of shares of our common stock subject to each grant; and the time or times at which stock option awards will be granted and the time or times of the exercise period, which shall not exceed the maximum period described below.

Types of Awards

      Options granted under the Stock Option Plan may be either options that are intended to qualify for treatment as “incentive stock options” under Section 422 of the Internal Revenue Code or options that are not, which are “nonqualified stock options.” The exercise price of incentive stock options must be at least the fair market value of a share of the common stock on the date of grant, and not less than 110% of the fair market value in the case of an incentive stock option granted to an optionee owning 10% or more of our outstanding common stock. The aggregate fair market value of common stock (calculated on the date of grant) with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The term of an option may not exceed ten years (or five years in the case of an incentive stock option granted to an optionee owning 10% or more of our outstanding common stock).

Termination of Awards

      The Stock Option Plan limits the time during which a holder of an option can exercise an option to no more than ten years. In addition, an optionee who leaves our employment will generally have no more than three months to exercise an option, reduced to zero days after employment is terminated for cause, and additional rules apply to cases of death and permanent disability. Upon the occurrence of certain events which constitute a change of control, all granted options shall become exercisable during the period beginning on the date of the occurrence of the change of control and ending 60 days later. The Compensation Committee may, however, override the Stock Option Plan’s rules, other than the ten year limit. We cannot grant additional options under the Stock Option Plan after October 15, 2009, the tenth anniversary of its adoption.

Amendments to Our Stock Option Plan

      The board of directors may amend or terminate the Stock Option Plan, as long as no amendment or termination affects options previously granted. However, the plan requires stockholder approval of any amendment that increases the number of shares available under the plan which may be issued as incentive stock options or that modify the requirements as to eligibility to receive incentive stock options under the plan.

PRINCIPAL AND SELLING STOCKHOLDERS

      The following table provides information with respect to ownership of our common stock as of December 31, 2004 for:

•	each beneficial owner of five percent or more of our common stock;

•	each director;

•	each of the named executive officers;

•	all directors and officers as a group; and

•	Joseph F. Moran, the selling stockholder.

      Except as indicated on the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Options exercisable within 60 days following December 31, 2004, are included as shares beneficially owned. For purposes of calculating percent ownership as of December 31, 2004, 3,026,048 shares were issued and outstanding and, for any individual who beneficially owns shares represented by options exercisable within 60 days following December 31, 2004, these shares are treated as if outstanding for that person, but not for any other person. The table below assumes no exercise of the underwriter’s over-allotment option (except where indicated otherwise).

	Number of	Percent	Number of	Percent	Shares Offered
	Shares of	Beneficially	Shares of	Beneficially	if Over-allotment
	Common Stock	Owned	Common Stock	Owned	Option is
Name and Address	Owned Prior to	Prior to this	Owned After	After This	Exercised
of Beneficial Owner	this Offering	Offering	this Offering	Offering	in Full

John J. Gorman(1)(2)(3)	1,887,765	58.2%	1,887,765	39.0%	—
Joseph F. Moran(1)(7)	423,814	13.9%	243,714	5.2%	180,000
Mark M. Salter(1)(4)	263,006	8.0%	263,006	5.4%	—
Kurt J. Rechner(1)(6)	94,220	3.0%	94,220	2.0%	—
John F. Garber(1)(5)	22,478	*	22,478	*	—
Barry A. Williamson(1)(7)	19,999	*	19,999	*	—
Clark N. Wilson(1)(7)	19,999	*	19,999	*	—
William A. Inglehart(1)(7)	19,999	*	19,999	*	—
Dennis G. Punches(1)(8)	6,666	*	6,666	*	—
Charles H. Mayer(1)(8)	6,666	*	6,666	*	—
All owners of more than 5%, officers and directors as a group (ten total)	2,764,612	74.6%	2,584,612	48.7%

*	Less than 1%.

(1)	The address for Messrs. Gorman, Moran, Salter, Rechner, Garber, Williamson, Wilson, Inglehart, Punches and Mayer is 2700 Via Fortuna, Suite 400, Austin, Texas 78746.

(2)	Includes 219,999 shares of vested common stock issuable pursuant to options granted under our 1999 Stock Option Plan (which we refer to as the Stock Option Plan).

(3)	Mr. Gorman disclaims beneficial ownership of 359,532 shares, 179,766 shares of which are held in the name of the John Joseph Gorman V Trust and 179,766 shares of which are held in the name of the Ryleigh Gorman Trust. Mr. Gorman’s wife, Tamra Gorman, serves as the Trustee of each trust.

(4)	Includes 61,665 shares of vested common stock issuable pursuant to options granted under the Stock Option Plan. Includes 200,000 shares of common stock issuable pursuant to the July 7, 2004 convertible note payable.

(5)	Includes 11,666 shares of vested common stock issuable pursuant to options granted under the Stock Option Plan.

(6)	Includes 92,999 shares of vested common stock issuable pursuant to options granted under the Stock Option Plan.

(7)	Includes 19,999 shares of vested common stock issuable pursuant to options granted under the Stock Option Plan.

(8)	Includes 6,666 shares of vested common stock issuable pursuant to options granted under the Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Notes Payable

      On July 7, 2004, we entered into a subordinated convertible promissory note agreement with Salter Family Partners, Ltd., a family limited partnership controlled by Mark M. Salter, our Chief Executive Officer, to borrow $1,000,000 for operating purposes. Under the terms of the promissory note, we will make quarterly interest payments at a rate of 10% per annum. The promissory note is unsecured. The maturity date of the note is December 1, 2005, at which time all remaining unpaid principal and interest is due. If (i) the closing price of our common stock is less than $1.00 per share for ten consecutive trading days, (ii) Mr. Salter is no longer employed by us (other than death or disability), or (iii) the net liquidating equity of Tejas Securities held at its clearing organization as of the last business day of a calendar month is less than $2,000,000, then an event of default will exist under the promissory note and Mr. Salter is entitled to declare the amounts outstanding under the promissory note immediately due and payable. The promissory note is convertible at any time into our common stock in an amount equal to the unpaid principal divided by the conversion price of $5.00 per share. At such time as we are authorized to issue preferred stock, Mr. Salter may convert the promissory note into our preferred stock in an amount equal to the unpaid principal divided by the conversion price of $5.00 per share. The promissory note is convertible until the note is repaid. Although our certificate of incorporation does not authorize the issuance of preferred stock, we have agreed to take certain actions to amend our certificate of incorporation to authorize the issuance of shares of preferred stock. We have also granted Mr. Salter, through Salter Family Partners, Ltd., certain piggyback registration rights for the shares into which the note may be converted. Salter Family Partners, Ltd., has waived these registration rights in connection with this offering.

      On February 17, 2004, we entered into an agreement with First United Bank to borrow $2,500,000 for operating and financing purposes. We used a portion of the proceeds to repay the March 2002 and the June 2003 loan agreements in full. The loan is due on demand or by February 15, 2007 if no demand is made. The loan accrues interest at prime plus 2% and is to be paid in equal monthly payments of $70,000, plus accrued interest, commencing on March 15, 2004, with a final payment of $50,258.00. The loan documents require that we maintain a minimum tangible net worth of not less than $2.5 million and contain other covenants that restrict our ability to incur debt, incur liens, sell assets, pay dividends, engage in different business activities, merge with or acquire other entities, and make investments or loans. The loan is secured by the common stock of our primary operating subsidiary, Tejas Securities, as well as the personal guaranty of John J. Gorman, our Chairman. Under the loan documents, a change of control of 25% or more of our common stock is an event of default. We have obtained a waiver from First United Bank with respect to this provision as it applies to this offering. The balance of the loan was $2,010,000 as of September 30, 2004.

      We issued a promissory note in August 2002 in exchange for $1,000,000 from John J. Gorman, our Chairman. Under the terms of the promissory note, we were to make 20 monthly installment payments of $50,000 plus accrued interest, beginning on September 8, 2002. The promissory note accrued interest at 11.5% per annum. We repaid the remaining balance of the promissory note in June 2003.

      We believe that each of these agreements was negotiated on an arm’s-length basis.

Officer and Director Receivables

      During 1999, Tejas Securities received a $200,000 note from Charles H. Mayer, our former President and Chief Operating Officer, in conjunction with his employment agreement. The note bore no interest and was due on demand if Mr. Mayer resigned as our employee prior to December 31, 2000. In October 2000, the note was transferred to us at cost. In January 2001, Mr. Mayer’s employment agreement was modified to allow us to forgive the $200,000 note in equal installments of $50,000 per year for the years 2001, 2002, 2003 and 2004, as long as Mr. Mayer remained an employee. Additionally, Mr. Mayer forfeited his guaranteed annual bonus of $200,000 for the year 2000.

      In October 2001, John J. Gorman acquired the right to receive payment of a liability of ours in the amount of $121,000 originally payable to a third party. The liability originated from merger between us and Tejas Securities and is payable upon our successful listing on the Nasdaq SmallCap Market.

Purchase of New Jersey Operations

      On October 15, 2004, we entered into a purchase agreement with Charles H. Mayer, a member of our board of directors, whereby Mr. Mayer would purchase our New Jersey operations by December 31, 2004 for nominal consideration. As part of our agreement with Mr. Mayer, his company, Seton Securities, Inc., entered into a sublease agreement with us on arm’s length terms for the New Jersey office space for the remaining lease term. The sublease agreement will take effect upon the closing of the purchase agreement. Mr. Mayer has exercised his right to extend the purchase date to June 30, 2005, subject to the payment to us of the $10,000 option exercise price.

Other Related Transactions

      Many of our employees, officers and management maintain personal accounts with us. When we execute securities transactions on behalf of our employees, officers and management, those transactions are executed at current market prices, plus execution costs. All of our officers as well as the chairman of our board of directors, John J. Gorman, routinely conduct such transactions for their own accounts, and we believe that such transactions are on an arm’s-length basis. Mr. Gorman, who also beneficially owned 58.2% of our common stock prior to this offering (39.0% following completion of this offering and 38.5% assuming the underwriter’s over-allotment option is exercised in full), also makes many of our proprietary trading decisions.

DESCRIPTION OF CAPITAL STOCK

Common Stock

      Our authorized capital stock consists of 10,000,000 shares of common stock, $0.001 par value per share. Each holder of common stock is entitled to one vote per share held of record in the election of members of our board of directors and for all other matters submitted to a vote of stockholders.

      Stockholders are entitled to receive, when and if declared by the board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes. The common stock does not have any sinking fund provisions, redemption provisions, or preemptive rights. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.

Preferred Stock

      On the closing of this offering, no shares of preferred stock will be outstanding. In conjunction with the July 7, 2004 convertible note payable issued to Mark M. Salter, we agreed to take certain actions to amend our certificate of incorporation with the State of Delaware so that we are authorized to issue preferred stock in the future. Preferred stock that we may issue to Mark M. Salter will include:

•	a cumulative dividend of 10% payable on a quarterly basis;

•	a mandatory conversion feature to convert the preferred stock into our common stock in the event that our common stock trades above $5.00 per share for ten consecutive trading days with a trading volume of at least 50,000 shares for each such trading day;

•	a liquidation preference over our common stock equal to the conversion price of $5.00 per share;

•	the right for Mark M. Salter to convert the preferred stock into our common stock on a one-for-one basis, subject to anti-dilution provisions;

•	the preferred stock shall vote on an as converted basis with our common stock; and

•	such other terms as agreed to by Mark M. Salter and us.

Anti-Takeover Effects

      Our by-laws are designed to make it difficult for a third party to acquire control of us, even if a change of control would be beneficial to stockholders. Our by-laws do not permit any person other than the board of directors or certain executive officers to call special meetings of the stockholders. In addition, we must receive a stockholders’ proposal for an annual meeting within a specified period for that proposal to be included on the agenda. Because stockholders do not have the power to call meetings and are subject to timing requirements in submitting stockholder proposals for consideration at an annual or special meeting, any third-party takeover not supported by the board of directors would be subject to significant delays and difficulties.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Corporate Stock Transfer located at 370 17th Street, Denver, Colorado.

Listing

      Currently, our shares are traded on the OTC Bulletin Board, under the symbol “TEJS.” We have applied for the listing of our common stock on the Nasdaq SmallCap Market.

SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been a limited public market for our common stock. The sale of a substantial amount of our common stock in the public market after this offering, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. Furthermore, because some of our shares will not be available for sale shortly after this offering due to the contractual and legal restrictions on resale described below, the sale of a substantial amount of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

      Upon the completion of this offering, we will have 4,626,048 shares of common stock outstanding, which includes the approximately 1,600,000 shares of common stock sold by us in this offering and approximately 3,026,048 shares of common stock outstanding.

      Of those shares, all of the shares of our common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except in compliance with Rule 144 volume limitations, manner of sale and notice requirements, pursuant to another applicable exemption from registration or pursuant to an effective registration statement. These rules are summarized below.

Rule 144

      In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, who have beneficially owned restricted shares for at least one year, including persons who may be deemed to be our “affiliates,” would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the shares of common stock then outstanding, which would approximate 30,260 shares based on 3,026,048 shares outstanding on December 31, 2004; and

•	the average weekly trading volume over a four-week period prior to the date before a notice of the sale under Rule 144 is filed.

      Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of certain public information about us.

Rule 144(k)

      Under Rule 144(k), a person who is not deemed to have been one of our “affiliates” at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Issued Under Stock Option Plans

      We intend to file registration statements on Form S-8 under the Securities Act to register 1,200,000 shares of our common stock issuable with respect to options to be granted under our Stock Option Plan. This registration statement is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates.

PLAN OF DISTRIBUTION

      Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriter, C.E. Unterberg, Towbin, LLC has agreed to purchase from us all of the shares of common stock offered by us through this offering.

      The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions, including the approval of legal matters by their counsel. The nature of the underwriter’s obligations is that it is committed to purchase and pay for all of the shares of common stock offered by us through this offering, other than shares of our common stock covered by the over-allotment option described below, if any are purchased.

Public Offering Price and Dealers Concession

      The underwriter proposes initially to offer the shares of common stock offered by this prospectus directly to the public offering price per share set forth on the cover page of this prospectus, and to certain dealers at that price less a concession not in excess of $0.567 per share. The underwriter may allow, and these dealers may re-allow, a discount not in excess of $0.189 per share on sales to certain other dealers. After commencement of this offering, the offering price, discount and re-allowance may be changed by the underwriter. No such change will alter the amount of proceeds to be received by us or the selling stockholder as set forth on the cover page of this prospectus.

Over-allotment Option

      If the underwriter sells more shares than the total number set forth in the table above, the underwriter has a 30-day option to purchase up to an additional 60,000 shares from us and up to an additional 180,000 shares from the selling stockholder at the offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriter will severally purchase shares from first, the selling stockholder and then from us only after all shares optioned by the selling stockholder have been purchased by the underwriter.

Underwriting Compensation

      The underwriting discount is equal to the public offering per share of common stock less the amount paid by the underwriter to us and the selling stockholder per share of common stock. The following table summarizes the compensation to be paid to the underwriter by us and the selling stockholder in connection with this offering. The following amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

		Total

	Per Share	No Exercise	Full Exercise

Underwriting discounts paid by us	$0.945	$1,512,000	$1,568,700
Underwriting discounts paid by selling stockholder	$0.945	$—	$170,100
Total		$1,512,000	$1,738,800

Other Offering Expenses, Acceptance and Delivery

      We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $314,000. The offering of the shares is made for delivery, when, as and if accepted by the underwriter and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriter reserves the right to reject an order for the purchase of our shares in whole or in part.

Indemnification of Underwriter

      We have agreed to indemnify the underwriter against certain civil liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, contribute to payments the underwriter may be required to make in connection with these liabilities. The selling stockholder may be deemed to be an underwriter, as that term is defined under the Securities Act and in the rules and regulations thereunder.

Lock-Up Arrangements

      We and certain of our directors, senior executive officers and stockholders holding an aggregate of approximately 1.9 million shares of our common stock and the holders of options and warrants to purchase approximately 1.0 million shares of our common stock have entered into lock-up agreements pursuant to which they have agreed not to, directly or indirectly, issue, sell, agree to sell, grant any option or contract for the sale of, pledge or otherwise dispose of, or, in any manner, transfer all or a portion of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or any interest therein owned as of the date hereof or hereafter acquired for a period of 180 days after the date of this prospectus without the prior written consent of C.E. Unterberg, Towbin, LLC. C.E. Unterberg, Towbin, LLC has advised us that it has no present intention to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period.

Qualified Independent Underwriter

      Because our broker-dealer subsidiary is a NASD member, this offering will be made in compliance with the applicable provisions of Rule 2720 of the NASD Conduct Rules. Rule 2720 requires that the public offering price can be no higher than that recommended by a “qualified independent underwriter” as defined by the NASD Conduct Rules. C.E. Unterberg, Towbin, LLC has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. C.E. Unterberg, Towbin, LLC will receive no additional compensation for such role.

Stabilization and Other Transactions

      In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act, pursuant to which the underwriter may make any bid for, or purchase, common stock for the purpose of stabilizing the market price. The underwriter also may create a short position by selling more common stock in connection with this offering than it is committed to purchase from us, and in such case may purchase common stock in the open market following completion of this offering to cover all or a portion of such short position. In addition, the underwriter may impose “penalty bids” whereby it may reclaim from a dealer participating in this offering, the selling concession with respect to the common stock that it distributed in this offering, but which was subsequently purchased for the accounts of the underwriter in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if they are undertaken, they may be discontinued at any time.

EXPERTS

      The consolidated financial statements of Tejas Incorporated as of September 30, 2004 and 2003, and for the nine month periods then ended, have been included herein in reliance upon the report of Helin, Donovan, Trubee & Wilkinson, LLP, Independent Registered Public Accounting Firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Tejas Incorporated as of December 31, 2003, and for the year ended December 31, 2003, have been included herein in reliance upon the report of Ernst & Young LLP, Independent Registered Public Accounting Firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Tejas Incorporated as of December 31, 2002 and for each of the years in the two-year period ended December 31, 2002, have been included herein in reliance upon the report of

KPMG LLP, Independent Registered Public Accounting Firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      On May 13, 2003, we dismissed our public accountants, KPMG LLP, and on May 13, 2003, we engaged Ernst & Young, LLP, to serve as our independent public accountants to audit our financial statements for the fiscal year ended December 31, 2003. The decision to dismiss KPMG LLP was made by our audit committee. There were no disagreements between us and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which would have caused KPMG LLP to make reference to the subject matter of the disagreement in connection with its report.

      On October 6, 2004, we dismissed our public accountants, Ernst & Young, LLP, and on October 6, 2004, we engaged Helin, Donovan, Trubee & Wilkinson, LLP, to serve as our independent public accountants to audit our financial statements for the fiscal year ended December 31, 2004. The decision to dismiss Ernst & Young, LLP, was made by our audit committee. There were no disagreements between us and Ernst & Young, LLP, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which would have caused Ernst & Young, LLP, to make reference to the subject matter of the disagreement in connection with its report.

LEGAL MATTERS

      The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Morrison & Foerster LLP. Certain legal matters relating to the offering will be passed upon for the underwriter by Kramer Levin Naftalis & Frankel LLP.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

      This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. As allowed by SEC rules, this prospectus does not contain all of the information included in that registration statement. Our descriptions in this prospectus concerning the contents of any contract, agreement or document are not necessarily complete. For those contracts, agreements or documents that we filed as exhibits to that registration statement, you should read the applicable exhibit for a more complete understanding of the document or subject matter involved.

      You may read and copy any document we file with the SEC, including the registration statement, of which this prospectus is a part, at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference room. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents over the Internet at the SEC’s website at http://www.sec.gov.

TEJAS INCORPORATED AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Tejas Incorporated and Subsidiaries

      We have audited the accompanying statement of financial condition of Tejas Incorporated (formerly Westech Capital Corp.) and Subsidiaries (the Company) as of December 31, 2003, and the related statement of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the 2003 financial statements referred to above present fairly, in all material respects, the financial position of Tejas Incorporated and Subsidiaries at December 31, 2003, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Austin, Texas
March 4, 2004
(except for matters disclosed in Note 1,
paragraphs 2 and 4, Note 2(k), and Notes
14 and 15, as to which the date is December 9, 2004)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Tejas Incorporated:

      We have audited the accompanying consolidated statement of financial condition of Tejas Incorporated (formerly Westech Capital Corp.) and subsidiaries (the Company) as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two–year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tejas Incorporated and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Austin, Texas

March 15, 2003, except for Note 1, as to
which the date is December 9, 2004.

TEJAS INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2003 and 2002

	2003	2002

ASSETS
Cash and cash equivalents	$551,857	$750,746
Receivables from employees and stockholders	177,223	263,866
Federal income taxes receivable	164,147	202,070
Securities owned, at market value	5,601,782	5,985,305
Other investment	1,155,000	1,250,000
Property and equipment, net	329,651	333,800
Deferred tax asset, net	53,504	74,990
Goodwill	138,215	138,215
Prepaid expenses and other assets	185,074	275,946

Total assets	$8,356,453	$9,274,938

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$2,376,535	$2,380,552
Securities sold, not yet purchased	221,279	985,210
Payable to clearing organization	742,334	971,651
Notes payable	1,655,100	1,623,450
Notes payable to stockholder	—	800,000

Total liabilities	4,995,248	6,760,863

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value 10,000,000 shares authorized; 3,024,048 issued and outstanding in 2003 and 2002	3,024	3,024
Additional paid in capital	2,220,769	2,220,769
Retained earnings	1,137,412	290,282

Total stockholders’ equity	3,361,205	2,514,075

Total liabilities and stockholders’ equity	$8,356,453	$9,274,938

See accompanying notes to consolidated financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

Revenue:
Commissions from agency transactions	$1,834,822	$1,530,218	$156,627
Commissions from principal transactions	27,425,651	17,937,058	25,459,362
Underwriting and investment banking income	72,799	335,663	316,927
Net dealer inventory and investment income (loss), net of trading interest expense of $112,348, $51,484 and $120,976, respectively	(2,793,103)	1,296,933	(630,687)
Other income	43,591	135,055	25,920

Total revenue	26,583,760	21,234,927	25,328,149

Expenses:
Commissions, employee compensation and benefits	19,140,520	15,667,467	18,666,284
Clearing and floor brokerage	589,913	412,657	412,819
Communications and occupancy	2,100,250	1,631,136	1,645,693
Professional fees	949,313	704,718	1,169,474
Interest, including $40,543, $106,461 and $143,266, respectively, to related parties	115,571	212,484	229,226
Other	2,158,809	2,018,213	1,894,971

Total expenses	25,054,376	20,646,675	24,018,467

Income before income tax expense and minority interest	1,529,384	588,252	1,309,682
Income tax expense	682,254	298,200	495,474

Income before minority interest	847,130	290,052	814,208
Minority interest	—	—	(18,814)

Net income	$847,130	$290,052	$833,022

Earnings per share:
Basic	$0.28	$0.10	$0.31

Diluted	$0.27	$0.10	$0.26

Weighted average shares outstanding:
Basic	3,024,048	3,024,048	2,696,194

Diluted	3,127,752	3,051,406	3,092,224

See accompanying notes to consolidated financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2003, 2002 and 2001

			Additional
		Common	Paid in	Retained Earnings
	Shares	Stock	Capital	(Accumulated Deficit)	Total

Balance at December 31, 2000	2,532,268	$2,532	$1,729,478	$(832,792)	$899,218
Acquisition of minority interest	491,780	492	491,291	—	491,783
Net income	—	—	—	833,022	833,022

Balance at December 31, 2001	3,024,048	3,024	2,220,769	230	2,224,023
Net income	—	—	—	290,052	290,052

Balance at December 31, 2002	3,024,048	3,024	2,220,769	290,282	2,514,075
Net income	—	—	—	847,130	847,130

Balance at December 31, 2003	3,024,048	$3,024	$2,220,769	$1,137,412	$3,361,205

See accompanying notes to consolidated financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

Cash flows from operating activities:
Net income	$847,130	290,052	833,022
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred tax expense	21,486	9,925	386,637
Depreciation and amortization expense	120,642	132,067	139,652
Non-cash compensation expense	99,836	50,000	86,500
Loss on disposition of property and equipment	36,462	22,388	—
Minority interest	—	—	(18,814)
Changes in operating assets and liabilities
Deposit with clearing organization	—	260,471	(10,471)
Receivable from/payable to clearing organization	(229,317)	2,876,989	(1,626,382)
Receivable from employees and stockholders	(13,193)	180,240	(246,406)
Federal income taxes receivable	37,923	(201,097)	1,807,241
Securities owned	383,523	(2,973,638)	(578,645)
Prepaid expenses and other assets	90,872	43,030	(75,460)
Other investment	95,000	(1,250,000)	—
Accounts payable, accrued expenses and other liabilities	(86,363)	(803,352)	1,314,083
Securities sold, not yet purchased	(763,931)	652,629	(113,497)

Net cash provided by (used in) operating activities	640,070	(710,296)	1,897,460

Cash flows from investing activities:
Purchase of property and equipment	(56,239)	(10,169)	(77,261)

Net cash used in investing activities	(56,239)	(10,169)	(77,261)

Cash flows from financing activities:
(Repayment of) proceeds from notes payable	31,650	1,123,450	(1,000,000)
(Repayment of) proceeds from notes payable to stockholders	(800,000)	800,000	(750,000)
Payments on capital lease	(14,370)	—	—
Repayment of subordinated debt — related party	—	(1,000,000)	—
Purchase of minority interest shares	—	—	(5,000)

Net cash provided by (used in) financing activities	(782,720)	923,450	(1,755,000)

TEJAS INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2003, 2002 and 2001

Net change in cash and cash equivalents	$(198,889)	202,985	65,199
Cash and cash equivalents at beginning of year	750,746	547,761	482,562

Cash and cash equivalents at end of year	$551,857	750,746	547,761

Supplemental disclosures:
Interest paid	$115,571	212,484	360,352
Taxes paid	$571,121	480,500	127,500

      Summary of non-cash transactions:

In August 2001, the minority interest shareholders of Tejas Securities exchanged their shares of Tejas Securities common stock for those of the Company at a ratio of .4965 to one. As a result, the Company issued a total of 491,780 shares of its common stock and Tejas Securities became an indirect wholly owned subsidiary. In addition, the Company recognized $138,215 in goodwill.

In March 2001, the Company restructured its line of credit with a bank. In exchange for a $500,000 principal reduction and interest being brought current, the line of credit was converted into a term loan in the amount of $1,000,000. (Note 9)

During 2003, 2002 and 2001, the Company forgave $99,836, $50,000 and $86,500, respectively, of receivables from employees and stockholders, which has been recorded as compensation expense.

During 2003, the Company purchased fixed assets under capital lease with a value of $96,716.

See accompanying notes to consolidated financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

(1)	Organization and Basis of Presentation

      Tejas Incorporated, a Delaware corporation, (“Tejas Inc.”) is a holding company whose only significant operating subsidiary is Tejas Securities Group, Inc., a Texas corporation (“Tejas Securities”). Tejas Securities is engaged in the business of providing brokerage and related financial services to institutional and retail customers nationwide.

      Tejas Incorporated was incorporated as Westech Capital Corp. (“Westech”), a shell corporation, in New York on July 18, 1990, and made an initial public offering in November 1991. Westech was acquired by Tejas Securities in a reverse merger (“Merger”) effected on August 27, 1999. Pursuant to an Agreement and Plan of Merger, Tejas Securities Group Holding Company (“Tejas Holding”), a Texas corporation, holding approximately 81% of Tejas Securities, became a wholly-owned subsidiary of Westech. In April 2001, Westech reincorporated from New York to Delaware. On August 29, 2001, the minority interest shareholders of Tejas Securities exchanged their shares of Tejas Securities common stock for restricted stock of Westech. On December 9, 2004, Westech affected its name change through a merger with its wholly-owned subsidiary, Tejas Incorporated. As a result, Tejas Incorporated is the surviving holding company and owns directly, or through Tejas Holding, 100% of Tejas Securities.

      Effective June 20, 2002, Westech amended its certificate of incorporation to decrease the number of shares of common stock that it has the authority to issue from 50,000,000 to 10,000,000.

      On November 8, 2004, Tejas Incorporated’s board of directors declared a 100% stock dividend payable on November 22, 2004 to holders of record as of November 21, 2004. The stock dividend was paid on November 22, 2004, resulting in the issuance of 1,513,024 shares of Tejas Incorporated’s common stock. As a result of this stock dividend, earnings (loss) per share amounts and all share amounts for prior periods as disclosed on the consolidated statements of financial condition, consolidated statements of operations, consolidated statements of stockholders’ equity, Note 2(k), Note 14, Note 15 and Note 23 have been restated to reflect the shares outstanding as though the stock dividend had taken effect in the earliest period presented.

      Tejas Securities is registered as a broker and dealer in securities with the National Association of Securities Dealers, Inc. and clears its transactions on a fully disclosed basis through Correspondent Services Corporation. Tejas Securities’ headquarters are located in Austin, Texas.

      References to the Company within the accompanying notes to the consolidated financial statements are to Tejas Incorporated and subsidiaries.

(2)	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

      The accompanying consolidated financial statements reflect the consolidated accounts of the Company and its first and second tier subsidiaries, Tejas Holding and Tejas Securities. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Revenue Recognition

      Agency commission revenue and related expense from customer security transactions is recorded on a trade date basis. Customer security transactions that are executed through the Company’s proprietary trading account are recorded on a trade date basis as principal commission revenue. The related expense is also recorded on a trade date basis.

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 and 2001

      Net dealer inventory and investment income (loss) results from securities transactions entered into for the account of the Company. Net dealer inventory and investment income (loss) includes both realized and unrealized gains and losses, which are recorded on a trade date basis.

      The Company does not carry or clear customer accounts, and all customer transactions are executed and cleared with other brokers on a fully disclosed basis. These brokers have agreed to maintain such records of the transaction effected and cleared in the customers’ accounts as are customarily made and kept by a clearing broker pursuant to the requirements of Rules 17a-3 and 17a-4 of the Securities Exchange Act of 1934, as amended, and to perform all services customarily incident thereto.

(c)	Investment Banking

      Investment banking revenues include gains, losses, and fees, net of syndicate expenses, arising from securities offerings in which the Company acts as an underwriter or agent. Investment banking revenues also include fees earned from providing merger-and-acquisition and advisory services. Investment banking management fees are recorded on the offering date, sales concessions on the settlement date, and underwriting fees at the time the underwriting is completed and the income is reasonably determinable.

(d)	Cash and Cash Equivalents

      Cash and cash equivalents include cash and highly liquid investments with a maturity at date of purchase of ninety days or less.

(e)	Securities Owned and Securities Sold, Not Yet Purchased

      Long and short positions in securities are reported at fair value. Securities with readily determinable market values are based on quoted market prices. Securities with limited market activity for which quoted market values are not readily determinable are based on management’s best estimate which may include dealer price quotations and price quotations for similar instruments traded. The difference between cost and fair value has been included in net dealer inventory and investment income (loss). These investments are subject to the risk of failure of the issuer and the risk of changes in market value based on the ability to trade such securities on the open market.

(f)	Property and Equipment

      Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. Estimated useful lives for equipment approximate those used for federal income tax purposes and range from 3 to 7 years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases.

      Long-lived assets, such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the statements of financial condition and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated.

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 and 2001

(g)	Goodwill

      Goodwill represents the excess of costs over fair value of assets of businesses acquired and was recorded in connection with the Company’s acquisition of the minority interest of Tejas Securities in August, 2001. Goodwill and other intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually.

(h)	Repurchase and Resale Agreements

      Repurchase and resale agreements are treated as financing transactions and are carried at the amounts at which the securities will be subsequently reacquired or resold as specified in the respective agreements. There were no repurchase or resale agreements outstanding at December 31, 2003 or 2002.

(i)	Federal Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(j)	Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(k)	Stock-Based Compensation

      In December 2002, the Financial Accounting Standards Board issued SFAS No. 148 (“SFAS No. 148”), Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123. SFAS No. 148 amends Financial Accounting Standards Board Statement No. 123 (“SFAS No. 123”), Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirement of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation for those companies that have elected to continue to apply Accounting Principles Board Opinion No. 25 (“APB No. 25”), Accounting for Stock Issued to Employees. The Company has elected to continue to apply the provision of APB No. 25 to its stock options. The adoption of SFAS No. 148 did not have an impact on the Company’s consolidated financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 and 2001

      The following table illustrates the effect on net income (loss) if the fair-value-based method had been applied to all outstanding and unvested awards in each period.

	Year Ended December 31,

	2003	2002	2001

Net income as reported for basic	$847,130	$290,052	$833,022
Deduct or add stock-based compensation expense determined under the fair value based method	(15,164)	(50,930)	(178,775)

Pro forma net income for basic	$831,966	$239,122	$654,247

Net income as reported For diluted (Note 15)	$847,130	$290,052	$814,208
Deduct or add stock-based compensation expense determined under the fair value based method	(15,164)	(50,930)	(178,775)

Pro forma net income For diluted	$831,966	$239,122	$635,433

Earnings per share as reported:
Basic	$0.28	$0.10	$0.31
Diluted	$0.27	$0.10	$0.26
Pro forma earnings per share:
Basic	$0.28	$0.08	$0.24
Diluted	$0.27	$0.08	$0.21

      The Company had no stock option expense calculated under the provisions of APB. No. 25 for the years ended December 31, 2003, 2002 and 2001.

(l)	Reclassifications

      Certain reclassifications have been made to prior year balances to conform to current year presentation.

(3)	Receivables from and Payables to Clearing Organization

      At December 31, 2003 and 2002, the Company had net payables to its clearing organization consisting of the following:

	2003	2002

Payable:
Payable to clearing organization	$742,334	$971,651

(4)	Receivables from Employees and Stockholders

      The Company makes advances to certain employees and officers in months when their commission payout does not meet a predetermined amount. As of December 31, 2003 and 2002, approximately $23,000 and $63,000, respectively, had been advanced to employees under this agreement. These receivables are to be repaid through reductions of future commissions or bonuses. During 2003, the Company forgave approximately $113,000 in receivables from employees and officers. During 2002, the Company forgave approximately $17,000 in receivables from employees. The amounts forgiven are included in compensation expense in the accompanying consolidated statements of operations.

      During 1999 the Company received a $200,000 note from an officer of the Company. The note bears no interest and was due on demand if the officer resigned as an employee of the Company prior to December 31,

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 and 2001

2000. Under the terms of the note, matured unpaid principal and interest shall bear interest at the lesser of 5.55% per annum or the maximum rate allowed by law from the earlier of December 31, 2000 or the officer’s voluntary termination. Effective January 1, 2001, the Company agreed to forgive the note in $50,000 increments beginning in December 2001 and continuing through December 2004, as long as the officer remains an employee of the Company. Forgiven amounts are included in compensation expense in the accompanying consolidated statements of operations. The balance of the note was $50,000 as of December 31, 2003.

      During 1999, the Company received a $50,000 note from an employee and stockholder of the Company to supplement the employee’s commission payout during 1999. The note bears interest of 8% per annum, and was due and payable on August 27, 2003. The maturity date of the note was extended for one year in August 2003. During 2001, the Company forgave $25,000 of the note, which is included in compensation expense in the accompanying consolidated statements of operations. The note is secured by a stock pledge agreement for the employee’s shares issued by the Company. The balance of the note, plus accrued interest, was approximately $28,000 as of December 31, 2003.

      The Company had notes receivable, and related interest accrued, from other employees and related parties of the Company totaling $7,500 as of December 31, 2000. The notes had terms which either required settlement by pre-determined dates or which allowed the notes to be forgiven based on pre-determined conditions, which were based on employee compensation arrangements. The remaining balance of $7,500 was forgiven during 2001.

      In April 2002, the Company received a $25,000 note from an employee. The note accrues no interest and was due and payable on April 12, 2003. On April 12, 2003, the note began to accrue interest at the lesser of 5.55% per annum or the maximum rate allowed by law, until paid. The balance of the note, plus accrued interest, was approximately $26,000 as of December 31, 2003.

      In November 2003, the Company received a $60,000 note from an employee. The note accrues no interest and is due and payable on November 20, 2004. The balance of the note was $50,000 as of December 31, 2003.

      Notes receivable and related party receivables are included in receivables from employees and stockholders in the accompanying statements of financial condition.

(5)	Securities Owned and Securities Sold, Not Yet Purchased

      At December 31, 2003 and 2002, securities owned and sold, not yet purchased consisted of the following:

	2003		2002

		Sold,		Sold,
		Not Yet		Not Yet
	Owned	Purchased	Owned	Purchased

State and municipal obligations	$289,613	$50,806	$1,511,086	$20,844
US Government bonds	—	—	275,550	608,864
Corporate bonds and notes	302,714	—	2,890,959	177,940
Equity securities	5,009,455	170,473	1,307,710	177,562

	$5,601,782	$221,279	$5,985,305	$985,210

      At December 31, 2003 and 2002, the unrealized gain (loss) associated with securities owned and securities sold, not yet purchased, was $206,943 and $(788,379), respectively.

      Approximately 78% of the value of securities owned as of December 31, 2003 related to a single security which was sold subsequent to year end at a gain.

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 and 2001

(6)	Other Investment

      In March 2002, the Company entered into a term loan agreement with a bank to borrow $2,500,000 for operating purposes of Tejas Securities. The loan was originally due and payable on demand or by March 15, 2003 if no demand was made. The loan accrues interest at a rate of 5.50% per annum, and is to be paid on a monthly basis. The Company paid approximately $51,000 and $85,000 in interest related to this for the years ended December 31, 2003 and 2002, respectively. Tejas Securities purchased a certificate of deposit in a like amount as collateral for the loan, of which the balance as of December 31, 2003 and 2002 of $1,155,000 and $1,250,000, respectively, is included in other investment. During 2002, the Company repaid $1,100,000 of the loan from the bank through its own financing arrangements. The bank in turn released from collateralization $1,100,000 of the certificate of deposit to Tejas Securities, of which $1,000,000 was used for operations of the Company, including repayment of $500,000 of the Company’s subordinated debt (Note 11). The remaining $100,000 was not redeemed and is included in other investment at December 31, 2002. In addition, the Company repaid $250,000 of a loan from the bank through the redemption of $250,000 of the certificate of deposit during 2002. In February 2003, the Company redeemed $95,000 of the certificate of deposit. As of December 31, 2003 and 2002, the term loan agreement balance is $1,150,000, which is collateralized in a like amount with the certificate of deposit. On March 15, 2003, the Company extended the maturity date of the loan to March 15, 2004.

(7)	Property and Equipment

      Property and equipment consists of the following:

	December 31,

	2003	2002

Furniture and equipment	$310,818	$394,559
Leasehold improvements	389,132	346,244

	699,950	740,803
Accumulated depreciation and amortization	(370,299)	(407,003)

	$329,651	$333,800

(8)	Accrued Commissions and Bonuses

      Accrued commissions and bonuses are included in accounts payable, accrued expenses and other liabilities in the accompanying consolidated statements of financial condition.

      As of December 31, 2003 and 2002, the Company had accrued approximately $1,357,000 and $1,243,000, respectively, in commissions and related payroll taxes payable.

      The Company pays bonuses to its employees and officers at interim periods and year-end. Accrued bonuses as of December 31, 2003 and 2002 were $365,000 and $300,000, respectively. During 2003 and 2002, an officer of the Company received approximately $289,000 and $80,000, respectively, as part of his contractual compensation which was based on the Company’s operating performance. Management of the Company reviews both contractual and discretionary bonus amounts, with discretionary bonus amounts approved by the Compensation Committee of the Company.

(9)	Notes Payable

      The Company had a $1,500,000 line of credit with a bank at December 31, 2000. On March 6, 2001, the Company restructured its line of credit. In exchange for a $500,000 principal reduction and interest being paid to the restructure date, the line of credit was converted into a term loan in the amount of $1,000,000. The term loan

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 and 2001

was secured by the common stock of the Company’s primary operating subsidiary, Tejas Securities, as well as the personal guaranty of an officer of the Company. Additionally, there were no financial covenants governing the term loan. The balance of this note was $500,000 at December 31, 2001. The modified note matured April 1, 2002 and required monthly payments of $50,000 plus accrued interest with payments beginning April 1, 2001 through maturity of the note on April 1, 2002 when all unpaid principal plus interest became due and payable. On April 1, 2002, the Company extended the maturity date of the note through November 1, 2002. There were no changes in the security or covenants of the restructured term loan. Under the restructured terms, the Company continued to make monthly payments of $50,000 plus accrued interest. The note was paid in full on August 15, 2002. The Company incurred approximately $13,000 and $86,000 in interest related to this debt for the years ended December 31, 2002 and 2001, respectively.

      In March 2002, the Company entered into a term loan agreement with a bank to borrow $2,500,000 for operating purposes at Tejas Securities (Note 6). The balance of the loan agreement is $1,150,000 as of December 31, 2003 and 2002.

      On July 31, 2002, the Company entered into an agreement with a bank to borrow $250,000 for short-term operating purposes at Tejas Securities. The loan was due and payable in a single payment on October 1, 2002, and accrued interest at 7% per annum. The loan was secured by the common stock of the Company’s primary operating subsidiary, Tejas Securities. The loan plus accrued interest of approximately $1,000 was paid in full on August 15, 2002.

      On October 30, 2002, the Company entered into a loan agreement with a bank to borrow $500,000 for operating purposes at Tejas Securities. The loan was due on demand or by May 1, 2004 if no demand is made. The loan accrued interest at prime plus 1.5% and was to be paid in equal monthly payments commencing on December 1, 2002. The loan was secured by the common stock of the Company’s primary operating subsidiary, Tejas Securities, as well as the personal guaranty of an officer of the Company. The balance on the loan agreement was $473,450 as of December 31, 2002. The note was paid in full in July 2003. The Company paid interest of approximately $10,000 and $6,000 during 2003 and 2002, respectively, in relation to this debt.

      On June 3, 2003, the Company entered into an agreement with a bank to borrow $805,000 for refinancing purposes. The loan is due on demand or by December 1, 2004 if no demand is made. The loan accrues interest at prime plus 1.5% and is to be paid in equal monthly installments of $50,000, plus accrued interest, commencing on July 1, 2003. The balance on the loan agreement was $505,050 as of December 31, 2003. The Company paid interest of approximately $20,000 during 2003 in relation to this loan.

(10)	Notes Payable to Stockholders

      During 2000, the Company issued an unsecured short-term demand note to an officer of the Company in return for $500,000. Also in 2000, the Company issued an additional unsecured short-term demand note to another officer of the Company in return for $250,000. The short-term demand notes bore interest of 9.5% per annum and were due and payable, with accrued interest, on February 7, 2001. Effective February 7, 2001, the Company restructured the short-term demand notes into term notes with new maturity dates of March 7, 2002. The restructured short-term demand notes bore interest at 9% per annum, with payment due upon maturity. The $500,000 note was paid in full in May 2001, including accrued interest. The $250,000 note was paid in full in June 2001, including accrued interest. The Company incurred approximately $19,000 and $10,000, respectively, in interest related to these debts for the year ended December 31, 2001.

      On August 8, 2002, the Company entered into an unsecured promissory note agreement with an officer of the Company to borrow $1,000,000. Under the terms of the promissory note, the Company was to make twenty monthly installment payments of $50,000, plus accrued interest, beginning on September 8, 2002. The promissory note accrued interest at 11.5% per annum. The balance on the promissory note agreement was

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 and 2001

$800,000 as of December 31, 2002. The Company paid the remaining balance of the promissory note in June 2003 with proceeds from the June 2003 bank loan agreement. The Company paid interest of approximately $41,000 and $41,000 during 2003 and 2002, respectively, in relation to this debt.

(11)	Subordinated Debt — Related Party

      The Company had $1,000,000 in debt subordinated to claims of general creditors as of December 31, 2001. The subordinated debt was originally due November 1, 2001, accrued interest at 11.5% and was owed to a director of the Company. Interest was paid monthly. On February 27, 2001, the Company’s subordinated debt was restructured. The holder of the debt granted the Company an option to extend the maturity of the subordinated debt at its discretion for a period of at least one year not to exceed three years. In consideration for this option, the Company paid $20,000 to the holder of the debt. In November 2001, the Company exercised its option to extend the maturity of the subordinated debt through November 1, 2002. On July 1, 2002, the Company repaid $500,000 of the subordinated debt, and repaid the remaining $500,000 on August 20, 2002. The Company incurred $65,219 and $115,000 in interest related to this debt for the years ended December 31, 2002 and 2001, respectively.

(12)	Fair Value of Financial Instruments

      Substantially all of the Company’s financial assets and liabilities are carried at market value or at amounts which, because of their short-term nature or because they carry market rates of interest, approximate current fair value. The Company’s notes payable, if recalculated based on current interest rates, would not significantly differ from the amounts recorded at December 31, 2003 and 2002.

(13)	Income Taxes

      The Company files a consolidated tax return. Income tax expense (benefit) consists of the following:

	2003	2002	2001

Federal
Current	$576,614	$248,903	$72,780
Deferred	20,584	13,473	361,204
State
Current	84,154	39,372	36,057
Deferred	902	(3,548)	25,433

	$682,254	$298,200	$495,474

      A reconciliation of expected income tax expense (computed by applying the statutory income tax rate of 34% to income before income tax expense and minority interest) to total tax expense in the accompanying consolidated statements of operations follows:

	2003	2002	2001

Expected federal income expense	$519,991	$200,006	$445,292
Meals and entertainment	60,634	46,094	19,486
State income tax	85,056	23,644	40,583
Change in valuation allowance	—	—	—
Other, net	16,573	28,456	(9,887)

	$682,254	$298,200	$495,474

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 and 2001

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 2003 and 2002 are as follows:

	2003	2002

Deferred tax assets:
Capital loss carryforward	$51,257	$51,078
Accrued expenses	30,147	37,649
Other	21,002	35,165

Gross deferred tax assets	102,406	123,892
Valuation allowance	(48,902)	(48,902)

Net deferred tax asset	$53,504	$74,990

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences net of the existing valuation allowances. For the year ended December 31, 2003 the Company did not recognize change in valuation allowance for capital loss carryforwards. At December 31, 2003, the Company had a capital loss carryforward of approximately $144,000, which expires in 2005.

(14)	Profit Sharing and Stock Option Plans

Profit Sharing Plan

      In 1997, the Company instituted a profit sharing plan under section 401(k) of the Internal Revenue Code. The plan allows all employees who are over 21 years old to defer a predetermined portion of their compensation for federal income tax purposes. Contributions by the Company are discretionary. During 2003 and 2002, the Company contributed approximately $167,000 and $173,000, respectively, to the employee profit sharing plan. No contributions were made for 2001.

Stock Option Plans

      The Company established the Tejas Incorporated 1999 Stock Option Plan (“the 1999 Plan”) for employees, directors and consultants of the Company and its subsidiaries on October 15, 1999. Under the 1999 Plan, the Company was originally authorized to grant up to 600,000 shares of the Company’s common stock through incentive stock options or nonqualified stock options. In August 2000, the board of directors of the Company amended the 1999 Plan to increase the number of shares available to 800,000 shares of the Company’s common stock. The exercise price of each incentive stock option is determined by the Compensation Committee of the Company, and shall not be less than 100% of the fair market value of the stock on the grant date. Incentive stock options awarded to ten-percent owners of the Company’s common stock shall not have an exercise price of less than 110% of the fair market value of the stock on the grant date. Incentive stock options may only be granted to employees of the Company or a subsidiary.

      Options become exercisable as determined at the date of the grant by the Compensation Committee or the Board, in the case of non-employee directors. No option under the 1999 Plan shall be exercisable after the expiration of ten years from the date of the grant. Options granted to a ten-percent owner of the Company shall

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 and 2001

not be exercisable after the expiration of five years from the date of the grant. The aggregate fair market value of stock purchased under the 1999 Plan by an employee during any calendar year shall not exceed $100,000. In the event that the purchased stock exceeds $100,000, the excess amount shall constitute a nonqualified stock option.

      During 2001, options totaling 320,000 shares were granted to employees under the 1999 Plan. The options vested immediately, and expire five years from the date of the grant. The purchase price of the common stock is $1.25 per share. The options were granted at or above the market value of the Company’s common stock.

      During 2003, options totaling 200,000 shares were granted to employees under the 1999 Plan. The options vest ratably over three years, and expire five years from the date of the grant. The purchase price of the common stock is $1.25 per share. The options were granted at or above the market value of the Company’s common stock.

      A summary of the Company’s stock option and warrant activity, and related information for the years ended December 31, follows.

	2003		2002		2001

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Outstanding — beginning of year	524,126	$2.77	965,838	$5.73	715,838	$6.40
Granted	200,000	$1.25	—	—	320,000	$1.25
Exercised	—	—	—	—	—	—
Forfeited	(80,000)	$10.00	(441,712)	$9.24	(60,000)	$11.25
Canceled	—	—	—	—	(10,000)	$25.00
Outstanding — end of Year	644,126	$1.40	524,126	$2.77	965,838	$5.73

Exercisable — end of year	510,786	$1.43	524,126	$2.77	862,504	$5.11

      The weighted average fair value of Company stock options, calculated using the Black Scholes option pricing model, granted during the years ended December 31, 2003, 2002, and 2001 were $0.17, $0.38 and $0.68 per option, respectively.

      The fair value of the options used to compute the pro forma amounts (Note 2k) is estimated using the Black Scholes option-pricing model with the following assumptions:

	2003	2002	2001

Risk-free interest rate	3.01%	4.25%	4.54%
Expected holding period	3 years	3 years	3 years
Expected volatility	.001	.001	.001
Expected dividend yield	0.00%	0.00%	0.00%

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 and 2001

      The following table summarizes the Company’s options outstanding and exercisable options at December 31, 2003:

				Stock Options
	Stock Options Outstanding			Exercisable

		Average	Weighted		Weighted
		Remaining	Average		Average
		Contractual	Exercise		Exercise
Exercise Price	Shares	Life	Price	Shares	Price

$1.25	520,000	3.3 years	$1.25	386,660	$1.25
$2.00	124,126	1.0 years	$2.00	124,126	$2.00

	644,126			510,786

(15)	Earnings Per Share

      Basic earnings per share are based on the weighted average shares outstanding without any dilutive effects considered. Diluted earnings per share reflect dilution from all contingently issuable shares, including options issued during 2003, 2002 and 2001. Contingently issuable shares are not included in the weighted average number of shares when the inclusion would increase earnings per share.

      Earnings per share is calculated as follows.

	2003	2002	2001

Basic earnings per share:
Net income	$847,130	$290,052	$833,022
Weighted average shares outstanding	3,024,048	3,024,048	2,696,194
Basic earnings per share	$0.28	$0.10	$0.31

Diluted earnings per share:
Net income	$847,130	$290,052	$833,022
Impact of assumed conversion of subsidiary stock and recognition of minority interest	—	—	(18,814)

Income available to common stockholders after assumed conversions	$847,130	$290,052	$814,208

Weighted average shares outstanding	3,024,048	3,024,048	2,696,194
Effect of dilutive securities:
Options	103,704	27,358	42,978
Assumed conversion of subsidiary stock	—	—	335,282
Application of treasury stock method to subscriptions receivable	—	—	17,770

Weighted average shares outstanding	3,127,752	3,051,406	3,092,224

Diluted earnings per share	$0.27	$0.10	$0.26

      The Company has included the dilutive effect of 644,126, 444,126 and 320,000 shares of the Company’s common stock for the years ended December 31, 2003, 2002 and 2001, respectively, in the computation of diluted earnings per share. Of the 644,126, 444,126 and 320,000 options issued by the Company, 103,704, 27,358 and 42,978 shares are included as dilutive securities on a weighted average basis for the years ended December 31, 2003, 2002 and 2001, respectively. Options to purchase 80,000 and 645,838 shares of the

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 and 2001

Company’s common stock for the years ended December 31, 2002 and 2001, respectively, were not included in the computation of diluted earnings per share because the options were antidilutive.

      The Company has included the dilutive effects of shares of Tejas Securities’ common stock for the year ended December 31, 2001. Tejas Securities had 990,500 shares of its common stock issued and outstanding as of August 29, 2001 that were exchanged for common stock of the Company at a ratio of .4965 to one (491,780 shares). The Company has included the dilutive effect of Tejas Securities’ subscriptions receivable based on the treasury stock method for the year ended December 31, 2001.

(16)	Off Statement of Financial Condition Risk

      The Company is responsible to its clearing organization for payment of all transactions executed both on its behalf and on behalf of its customers. Therefore, the Company is exposed to off statement of financial condition risk in the event a customer cannot fulfill its commitment and the clearing organization must purchase or sell a financial instrument at prevailing market prices. The Company and its clearing organization seek to control risk associated with customer transactions through daily monitoring to assure margin collateral is maintained under regulatory and internal guidelines.

      The Company is exposed should Correspondent Services Corporation, the Company’s clearing organization, be unable to fulfill its obligations for securities transactions.

      The Company deposits its cash with financial institutions. Periodically such balances exceed applicable FDIC insurance limits.

(17)	Industry Segment Data

      The Company has two reportable segments: brokerage services and investment banking. The primary operating segment, brokerage services, includes sales, trading and market-making activities of the Company and encompasses both retail and institutional customer accounts. These segments require the commitment of significant human capital and financial resources, as well as industry specific skills. The investment banking segment participates in underwriting of corporate securities as managing underwriter and as a syndicate member, and provides advisory services to companies.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes.

      The following table presents segment revenues, income before income tax expense, and assets for the year ended December 31, 2003.

		Investment
	Brokerage	Banking	Total

Revenues from external customers	$25,558,868	$72,799	$25,631,667
Interest revenue	1,064,441	—	1,064,441
Interest expense	227,919	—	227,919
Depreciation and amortization	120,642	—	120,642
Income before income tax expense	1,515,284	14,000	1,529,284
Segment assets	8,356,453	—	8,356,453
Capital expenditures	56,239	—	56,239

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 and 2001

      The following table presents segment revenues, income before income tax expense, and assets for the year ended December 31, 2002.

		Investment
	Brokerage	Banking	Total

Revenues from external customers	$20,894,690	$335,663	$21,230,353
Interest revenue	56,058	—	56,058
Interest expense	263,968	—	263,968
Depreciation and amortization	132,067	—	132,067
Income before income tax expense	428,375	159,877	588,252
Segment assets	9,274,938	—	9,274,938
Capital expenditures	10,169	—	10,169

      The following table presents segment revenues, income (loss) before income tax expense and minority interest, and assets for the year ended December 31, 2001.

		Investment
	Brokerage	Banking	Total

Revenues from external customers	$25,070,061	$316,927	$25,386,988
Interest revenue	62,137	—	62,137
Interest expense	350,202	—	350,202
Depreciation and amortization	139,652	—	139,652
Income (loss) before income tax expense	1,373,072	(63,390)	1,309,682
Segment assets	7,240,508	—	7,240,508
Capital expenditures	77,261	—	77,261

(18)	Lease Commitments

      The Company leases its office facilities and certain office equipment under operating and capital leases. The future minimum payments due under these leases as of December 31, 2003 are as follows:

	Operating	Capital

2004	$1,463,000	$35,000
2005	1,083,000	35,000
2006	890,000	15,000
2007	232,000	—
2008	33,000	—

Minimum Commitments	$3,701,000	85,000

Less Interest		(3,000)

Net Present Value of Capital Lease Obligations		82,000

      Office equipment, under capital leases, with a recorded cost of $96,716, net of depreciation of $23,295 as of December 31, 2003, collateralizes the above capital lease obligations and is included in the statements of financial condition under the caption of “Property and Equipment.” Depreciation expense for assets under capital lease was $23,295 in 2003.

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 and 2001

      Rent expense amounted to approximately $1,537,000, $1,452,000 and $1,421,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Rent expense is reported net of sublease revenue which is disclosed below.

      In June 2003, the Company subleased a portion of its Austin, Texas headquarters, furniture and equipment effective June 15, 2003 through February 2008. Under the terms of the sublease agreement, the future minimum payments to be received are approximately $71,000 in 2004 through 2006, and approximately $12,000 in 2007. During 2003, the Company received approximately $35,000 in relation to this sublease agreement.

      On December 22, 2000, the Company subleased a portion of its Austin, Texas headquarters, furniture and equipment effective January 1, 2001 through March 2003. The Company received approximately $182,000, $660,000 and $660,000 during 2003, 2002 and 2001, respectively, in relation to these sublease agreements.

      On September 30, 2002, the Company subleased a portion of its Atlanta, Georgia office space. Under the terms of the sublease agreement, the future minimum payments to be received are approximately $84,000 in 2004 and $63,000 in 2005. The Company received approximately $83,000 and $10,000 during 2003 and 2002, respectively, in relation to this sublease agreement.

(19)	Contingencies

      The Company is involved in various claims and legal actions that have arisen in the ordinary course of business. It is management’s opinion that liabilities, if any, arising from these actions will not have a significant adverse effect on the consolidated financial position or results of operations of the Company.

      In October 2001, an officer of the Company purchased a liability of the Company in the amount of approximately $121,000 originally payable to a third party. The liability originated from the Merger (Note 1) and is now payable to the officer upon the Company’s successful listing on a national exchange.

(20)	Net Capital Requirements

      Tejas Securities, as a registered fully licensed broker and dealer in securities, is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1 of the Securities Exchange Act of 1934, as amended). Under this rule, Tejas Securities is required to maintain a minimum “net capital” to satisfy rule 15c3-1. At December 31, 2003, the minimum “net capital” requirement for Tejas Securities was $250,000. “Net capital” at December 31, 2003 aggregated $924,132. Tejas Securities’ ratio of aggregate indebtedness to net capital was 3.02 to 1 at December 31, 2003.

(21)	Other Related Party Transactions

      In November 2001, the Company entered into a service agreement with Firstmark Corp. (“Firstmark”), a publicity traded corporation, to provide management support services for $5,000 per month for an initial term of one year. The Company owned shares in Firstmark with a fair value of approximately $458,000 as of December 31, 2001, which were included in securities owned in the accompanying consolidated statements of financial condition. Additionally in November 2001, two officers of the Company were named to the board of directors of Firstmark, and an additional officer of the Company was appointed as an officer of Firstmark. During May 2002, the Company effectively liquidated its holdings in Firstmark. In August 2002, the Company severed its service agreement with Firstmark, and the officers of the Company resigned as directors and officer of Firstmark. The Company recognized approximately $50,000 for the year ended December 31, 2002 for services provided to Firstmark.

      The employees, officers and management of the Company may maintain personal accounts with the Company. When the Company executes securities transactions on behalf of its employees, officers and

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 and 2001

management, those transactions are executed at current market prices, plus execution costs. All officers of the Company, one of which is a majority owner, routinely conduct such transactions for their own accounts, and management of the Company deems the transactions to be arms length transactions. The majority owner of the Company also makes many of the proprietary trading decisions for the Company.

(22)	Subsequent Event

      On February 17, 2004, the Company entered into an agreement with a bank to borrow $2,500,000 for operating and financing purposes. The Company used a portion of the proceeds to repay the March 2002 and the June 2003 loan agreements in full. The loan is due on demand or by February 15, 2007 if no demand is made. The loan accrues interest at prime plus 2% and is to be paid in equal monthly payments of $70,000, plus accrued interest, commencing on March 15, 2004. The loan is secured by the common stock of the Company’s primary operating subsidiary, Tejas Securities, as well as the personal guaranty of an officer of the Company. On March 4, 2004, Tejas Securities redeemed the $1,150,000 certificate of deposit held as collateral against the March 2002 loan.

(23)	Quarterly Results (Unaudited)

      The following tables set forth selected quarterly consolidated statements of operations information for the years ended December 31, 2003 and 2002.

	First	Second	Third	Fourth
2003	Quarter	Quarter	Quarter	Quarter

Total revenue	$9,374,121	$5,657,298	$5,615,273	$5,937,068
Income before income tax expense	818,481	104,474	300,792	305,637
Net income	485,629	53,791	169,856	137,854
Basic earnings per share:
Net income	0.16	0.02	0.06	0.04
Diluted earnings per share:
Net income	0.16	0.02	0.05	0.04

	First	Second	Third	Fourth
2002	Quarter	Quarter	Quarter	Quarter

Total revenue	$6,110,735	$5,808,408	$4,307,702	$5,008,082
Income (loss) before income tax expense (benefit)	334,400	351,270	(91,795)	(5,623)
Net income (loss)	185,216	194,761	(55,101)	(34,824)
Basic earnings (loss) per share:
Net income (loss)	0.06	0.06	(0.02)	(0.00)
Diluted earnings (loss) per share:
Net income (loss)	0.06	0.06	(0.02)	(0.00)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Tejas Incorporated and Subsidiaries

      We have audited the consolidated statements of financial condition of Tejas Incorporated (formerly Westech Capital Corp.) and Subsidiaries (the Company) as of September 30, 2004 and 2003, and the related consolidated statements of operations and cash flows for the nine months then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2004 and 2003, and the results of their operations and their cash flows for the nine months then ended in conformity with U.S. generally accepted accounting principles.

/s/ HELIN, DONOVAN, TRUBEE & WILKINSON, LLP

Austin, Texas
November 24, 2004

TEJAS INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
September 30, 2004 and 2003

	2004	2003

ASSETS
Cash and cash equivalents	$724,181	$609,407
Receivables from employees and stockholders	30,391	193,305
Securities owned, at market value	8,245,883	6,343,138
Other investment	—	1,155,000
Property and equipment, net	258,157	360,073
Deferred tax asset, net	52,018	152,856
Goodwill	138,215	138,215
Prepaid expenses and other assets	385,255	217,747

Total assets	$9,834,100	$9,169,741

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$2,144,322	$2,704,907
Securities sold, not yet purchased	60,273	343,340
Payable to clearing organization	877,725	1,070,960
Federal income tax payable	54,160	22,083
Notes payable	2,010,000	1,805,100
Notes payable to stockholder	1,000,000	—

Total liabilities	6,146,480	5,946,390

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value 10,000,000 shares authorized; 3,026,048 and 3,024,048 issued and outstanding at September 30, 2004 and 2003, respectively	3,026	3,024
Additional paid in capital	2,223,267	2,220,769
Retained earnings	1,461,327	999,558

Total stockholders’ equity	3,687,620	3,223,351

Total liabilities and stockholders’ equity	$9,834,100	$9,169,741

See accompanying notes to consolidated financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Nine Months Ended September 30, 2004 and 2003

	2004	2003

Revenue:
Commissions from agency transactions	$3,192,303	$1,400,057
Commissions from principal transactions	12,160,296	22,064,657
Underwriting and investment banking income	3,599,689	52,799
Net dealer inventory and investment income (loss), net of trading interest expense of $38,776 and $78,364, respectively	(537,203)	(2,873,391)
Other income	144,714	2,570

Total revenue	18,559,799	20,646,692

Expenses:
Commissions, employee compensation and benefits	12,401,013	14,877,021
Clearing and floor brokerage	387,468	439,615
Communications and occupancy	1,437,630	1,567,491
Professional fees	1,631,339	897,538
Interest, including $23,288 and $32,232, respectively, to related parties	114,240	91,380
Other	1,924,419	1,549,900

Total expenses	17,896,109	19,422,945

Income before income tax expense	663,690	1,223,747
Income tax expense	339,775	514,471

Net income	$323,915	$709,276

Earnings per share:
Basic	$0.11	$0.23

Diluted	$0.10	$0.23

Weighted average shares outstanding:
Basic	3,024,714	3,024,048

Diluted	3,470,266	3,086,132

See accompanying notes to consolidated financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2004 and 2003

	2004	2003

Cash flows from operating activities:
Net income	$323,915	$709,276
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Deferred tax expense (benefit)	1,486	(77,866)
Depreciation and amortization expense	91,538	90,222
Non-cash compensation expense	78,635	99,836
Loss on disposition of property and equipment	—	36,462
Changes in operating assets and liabilities
Receivable from/payable to clearing organization	135,391	99,309
Receivable from employees and stockholders	68,197	(29,275)
Federal income tax receivable	164,147	202,070
Securities owned	(2,644,101)	(357,833)
Other investment	1,155,000	95,000
Prepaid expenses and other assets	(200,181)	58,199
Accounts payable, accrued expenses and other liabilities	(206,729)	324,355
Securities sold, not yet purchased	(161,006)	(641,870)
Federal income tax payable	54,160	22,083

Net cash (used in) provided by operating activities	(1,139,548)	629,968

Cash flows from investing activities:
Purchase of property and equipment	(20,044)	(152,957)

Net cash used in investing activities	(20,044)	(152,957)

Cash flows from financing activities:
Payments on capital lease	(25,484)	—
Proceeds from (repayment of) notes payable	354,900	181,650
Proceeds from (repayment of) notes payable to stockholder	1,000,000	(800,000)
Proceeds from issuance of common stock	2,500	—

Net cash provided by (used in) financing activities	1,331,916	(618,350)

Net change in cash and cash equivalents	172,324	(141,339)
Cash and cash equivalents at beginning of year	551,857	750,746

Cash and cash equivalents at end of year	$724,181	$609,407

Supplemental disclosures:
Interest paid	$90,356	$91,380
Taxes paid	$143,335	$345,688

      Summary of non-cash transactions:

In May 2004, the Company forgave $28,635 of a note receivable from an employee which has been recorded as compensation expense.

In January 2004 and March 2003, the Company forgave $50,000, respectively, of an officer’s note receivable which has been recorded as compensation expense.

In March 2003, the Company forgave a $49,836 receivable from an officer, which has been recorded as compensation expense.

See accompanying notes to consolidated financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2004 and 2003

(1)	Organization and Basis of Presentation

      Tejas Incorporated, a Delaware corporation, (“Tejas Inc.”) is a holding company whose only significant operating subsidiary is Tejas Securities Group, Inc., a Texas corporation (“Tejas Securities”). Tejas Securities is engaged in the business of providing brokerage and related financial services to institutional and retail customers nationwide.

      Tejas Incorporated was incorporated as Westech Capital Corp. (“Westech”), a shell corporation, in New York on July 18, 1990, and made an initial public offering in November 1991. Westech was acquired by Tejas Securities in a reverse merger (“Merger”) effected on August 27, 1999. Pursuant to an Agreement and Plan of Merger, Tejas Securities Group Holding Company (“Tejas Holding”), a Texas corporation, holding approximately 81% of Tejas Securities, became a wholly-owned subsidiary of Westech. In April 2001, Westech reincorporated from New York to Delaware. On August 29, 2001, the minority interest shareholders of Tejas Securities exchanged their shares of Tejas Securities common stock for restricted stock of Westech. On December 9, 2004, Westech affected its name change through a merger with its wholly-owned subsidiary, Tejas Incorporated. As a result, Tejas Incorporated is the surviving holding company and owns directly, or through Tejas Holding, 100% of Tejas Securities.

      On November 8, 2004, Tejas Incorporated’s board of directors declared a 100% stock dividend payable on November 22, 2004 to holders of record as of November 21, 2004. The stock dividend was paid on November 22, 2004, resulting in the issuance of 1,513,024 shares of Tejas Incorporated’s common stock. As a result of this stock dividend, earnings (loss) per share amounts and all share amounts for prior periods have been restated to reflect the shares outstanding as though the stock dividend had taken effect in the earliest period presented.

      Tejas Securities is registered as a broker and dealer in securities with the National Association of Securities Dealers, Inc. and clears its transactions on a fully disclosed basis through Correspondent Services Corporation. Tejas Securities’ headquarters are located in Austin, Texas.

      References to the Company within the accompanying notes to the consolidated financial statements are to Tejas Incorporated and subsidiaries.

(2)	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

      The accompanying consolidated financial statements reflect the consolidated accounts of the Company and its first and second tier subsidiaries, Tejas Holding and Tejas Securities. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Revenue Recognition

      Agency commission revenue and related expense from customer security transactions is recorded on a trade date basis. Customer security transactions that are executed through the Company’s proprietary trading account are recorded on a trade date basis as principal commission revenue. The related expense is also recorded on a trade date basis.

      Net dealer inventory and investment income (loss) results from securities transactions entered into for the account of the Company. Net dealer inventory and investment income (loss) includes both realized and unrealized gains and losses, which are recorded on a trade date basis.

      The Company does not carry or clear customer accounts, and all customer transactions are executed and cleared with other brokers on a fully disclosed basis. These brokers have agreed to maintain such records of the transaction effected and cleared in the customers’ accounts as are customarily made and kept by a clearing broker

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Nine Months Ended September 30, 2004 and 2003

pursuant to the requirements of Rules 17a-3 and 17a-4 of the Securities Exchange Act of 1934, as amended, and to perform all services customarily incident thereto.

(c)	Investment Banking

      Investment banking revenues include gains, losses, and fees, net of syndicate expenses, arising from securities offerings in which the Company acts as an underwriter or agent. Investment banking revenues also include fees earned from providing merger-and-acquisition and advisory services. Investment banking management fees are recorded on the offering date, sales concessions on the settlement date, and underwriting fees at the time the underwriting is completed and the income is reasonably determinable.

(d)	Cash and Cash Equivalents

      Cash and cash equivalents include cash and highly liquid investments with a maturity at date of purchase of ninety days or less.

(e)	Securities Owned and Securities Sold, Not Yet Purchased

      Long and short positions in securities are reported at fair value. Securities with readily determinable market values are based on quoted market prices. Securities with limited market activity for which quoted market values are not readily determinable are based on management’s best estimate which may include dealer price quotations and price quotations for similar instruments traded. The difference between cost and fair value has been included in net dealer inventory and investment income (loss). These investments are subject to the risk of failure of the issuer and the risk of changes in market value based on the ability to trade such securities on the open market.

(f)	Property and Equipment

      Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. Estimated useful lives for equipment approximate those used for federal income tax purposes and range from 3 to 7 years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases.

      Long-lived assets, such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the statements of financial condition and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated.

(g)	Goodwill

      Goodwill represents the excess of costs over fair value of assets of businesses acquired and was recorded in connection with the Company’s acquisition of the minority interest of Tejas Securities in August, 2001. Goodwill and other intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually.

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Nine Months Ended September 30, 2004 and 2003

(h)	Repurchase and Resale Agreements

      Repurchase and resale agreements are treated as financing transactions and are carried at the amounts at which the securities will be subsequently reacquired or resold as specified in the respective agreements. There were no repurchase or resale agreements outstanding at September 30, 2004 or 2003.

(i)	Federal Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(j)	Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(k)	Recent Pronouncements

      In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The application of this Interpretation had no effect on the consolidated financial statements.

      In December 2002, the Financial Accounting Standards Board issued SFAS No. 148 (“SFAS No. 148”), Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123. SFAS No. 148 amends Financial Accounting Standards Board Statement No. 123 (“SFAS No. 123”), Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirement of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation for those companies that have elected to continue to apply Accounting Principles Board Opinion No. 25 (“APB No. 25”), Accounting for Stock Issued to Employees. The Company has elected to continue to apply the provision of APB No. 25 to its stock options. The adoption of SFAS No. 148 did not have an impact on the Company’s consolidated financial statements.

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Nine Months Ended September 30, 2004 and 2003

      The following table illustrates the effect on net income (loss) if the fair-value-based method had been applied to all outstanding and unvested awards in each period.

	For The Nine Months
	Ended September 30,

	2004	2003

Net income as reported for basic	$323,915	$709,276
Deduct stock-based compensation expense determined under the fair value based method	(18,692)	(10,645)

Pro forma net income for basic	$305,223	$698,631

Net income as reported for diluted (Note 15)	$339,285	$709,276
Deduct stock-based compensation expense determined under the fair value based method	(18,692)	(10,645)

Pro forma net income for diluted	$320,593	$698,631

Earnings per share as reported:
Basic	$0.11	$0.23
Diluted	$0.10	$0.23
Pro forma earnings per share:
Basic	$0.10	$0.23
Diluted	$0.09	$0.23

      The Company had no stock option expense calculated under the provisions of APB. No. 25 for the nine months ended September 30, 2004 and 2003.

(3)	Receivables From and Payables To Clearing Organization

      At September 30, 2004 and 2003, the Company had net payables to its clearing organization consisting of the following:

	2004	2003

Payable:
Payable to clearing organization	$877,725	$1,070,960

(4)	Receivables from Employees and Stockholders

      The Company makes advances to certain employees in months when their commission payout does not meet a predetermined amount. As of September 30, 2004 and 2003, $391 and $40,742, respectively, had been advanced to employees under this agreement. These receivables are to be repaid through reductions of future commissions or bonuses.

      During 1999 the Company received a $200,000 note from an officer and stockholder of the Company. The note did not bear interest and was due on demand if the officer resigned as an employee of the Company prior to December 31, 2000. Under the terms of the note, matured unpaid principal and interest would bear interest at the lesser of 5.55% per annum or the maximum rate allowed by law from the earlier of December 31, 2000 or the officer’s voluntary termination. Effective January 1, 2001, the Company agreed to forgive the note in $50,000 increments beginning in December 2001 and continuing through December 2004, as long as the officer remained an employee of the Company. Forgiven amounts are included in compensation expense in the accompanying

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Nine Months Ended September 30, 2004 and 2003

consolidated statements of operations. The balance of the note was $0 and $50,000 as of September 30, 2004 and 2003, respectively.

      During 1999, the Company received a $50,000 note from an employee and stockholder of the Company to supplement the employee’s commission payout during 1999. The note bore interest of 8% per annum, and was due and payable on August 27, 2003. The maturity date and remaining balance of $25,000 of the note was extended for one year in August 2003. The note was secured by a stock pledge agreement for the employee’s shares issued by the Company. The balance of the note, plus accrued interest, was approximately $28,000 as of September 30, 2003. The remaining balance of the note, plus accrued interest, was forgiven in May 2004 and is included in compensation expense in the accompanying consolidated statements of operations.

      In April 2002, the Company received a $25,000 note from an employee and stockholder of the Company. The note accrues no interest and was due and payable on April 12, 2003. On April 12, 2003, the note began to accrue interest at the lesser of 5.55% per annum or the maximum rate allowed by law, until paid. The balance of the note, plus accrued interest, was approximately $25,000 as of September 30, 2003. The remaining balance of the note, plus accrued interest, was repaid in August 2004.

      In November 2003, the Company received a $60,000 note from an employee. The note accrues no interest and is due and payable on November 20, 2004. The balance of the note was $30,000 as of September 30, 2004.

      Notes receivable and related party receivables are included in receivables from employees and stockholders in the accompanying statements of financial condition.

(5)	Securities Owned and Securities Sold, Not Yet Purchased

      At September 30, 2004 and 2003, securities owned and sold, not yet purchased consisted of the following:

	2004		2003

		Sold, Not		Sold, Not
		Yet		Yet
	Owned	Purchased	Owned	Purchased

State and municipal obligations	$737,867	$30,205	$1,000,789	$75,150
US Government bonds	—	—	382,604	—
Corporate bonds and notes	1,078,998	—	39,600	193,237
Warrants and options	278,300	—	3,300	—
Equity securities	6,150,718	30,068	4,916,845	74,953

	$8,245,883	$60,273	$6,343,138	$343,340

      At September 30, 2004 and 2003, the unrealized gain (loss) associated with securities owned and securities sold, not yet purchased, was $(1,427,482) and $(380,805), respectively.

      Approximately 72% of the value of securities owned as of September 30, 2003 related to a single security which was sold subsequently at a gain.

(6)	Other Investment

      In March 2002, the Company entered into a term loan agreement with a bank to borrow $2,500,000 for operating purposes of Tejas Securities. The loan was originally due and payable on demand or by March 15, 2003 if no demand was made. The loan accrued interest at a rate of 5.50% per annum, and was to be paid on a monthly basis. As of September 30, 2003, the loan balance was $1,150,000, which was collateralized in a like amount with a certificate of deposit Tejas Securities purchased as collateral for the loan. The balance of the certificate of deposit as of September 30, 2003 was $1,155,000 and is included in other investment. On March 15, 2003, the

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Nine Months Ended September 30, 2004 and 2003

Company extended the maturity date of the loan to March 15, 2004. The loan balance of $1,150,100 was repaid in February 2004 at which time the certificate of deposit was redeemed by Tejas Securities.

(7)	Property and Equipment

      Property and equipment consists of the following:

	September 30,

	2004	2003

Furniture and equipment	$330,862	$310,817
Leasehold improvements	389,132	389,132

	719,994	699,949
Accumulated depreciation and amortization	(461,838)	(339,876)

	$258,157	$360,073

(8)	Accrued Commissions and Bonuses

      Accrued commissions and bonuses are included in accounts payable, accrued expenses and other liabilities in the accompanying consolidated statements of financial condition.

      As of September 30, 2004 and 2003, the Company had accrued approximately $1,444,000 and $1,506,000, respectively, in commissions and related payroll taxes payable.

      The Company pays bonuses to its employees and officers at interim periods and year-end. Accrued bonuses as of September 30, 2004 and 2003 were $219,000 and $219,000, respectively. During 2004 and 2003, an officer of the Company received approximately $66,000 and $122,000, respectively, as part of his contractual compensation which was based on the Company’s operating performance. Management of the Company reviews both contractual and discretionary bonus amounts, with discretionary bonus amounts approved by the Compensation Committee of the Company.

(9)	Notes Payable

      In March 2002, the Company entered into a term loan agreement with a bank to borrow $2,500,000 for operating purposes at Tejas Securities (Note 6). The balance of the loan agreement was $1,150,100 as of September 30, 2003. In February 2004, the Company repaid the remaining balance of $1,150,100 with proceeds from the February 2004 term loan agreement with a bank. The Company paid interest of approximately $9,000 and $31,000 for the nine months ended September 30, 2004 and 2003, respectively.

      On October 30, 2002, the Company entered into a loan agreement with a bank to borrow $500,000 for operating purposes at Tejas Securities. The loan was due on demand or by May 1, 2004 if no demand is made. The loan accrued interest at prime plus 1.5% and was to be paid in equal monthly payments commencing on December 1, 2002. The loan was secured by the common stock of the Company’s primary operating subsidiary, Tejas Securities, as well as the personal guaranty of an officer of the Company. The note was paid in full in July 2003. The Company paid interest of approximately $13,000 for the nine months ended September 30, 2003 in relation to this loan.

      On June 3, 2003, the Company entered into an agreement with a bank to borrow $805,000 for refinancing purposes. The loan was due on demand or by December 1, 2004 if no demand was made. The loan accrued interest at prime plus 1.5% and was to be paid in equal monthly installments of $50,000, plus accrued interest, commencing on July 1, 2003. The balance on the loan agreement was $655,000 as of September 30, 2003. The

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Nine Months Ended September 30, 2004 and 2003

Company paid interest of approximately $11,000 for the nine months ended September 30, 2003 in relation to this loan. In February 2004, the Company repaid the remaining balance of $405,000 from the February 2004 term loan agreement with a bank. The Company paid interest of approximately $6,000 for the nine months ended September 30, 2004 in relation to this loan.

      On February 17, 2004, the Company entered into an agreement with a bank to borrow $2,500,000 for operating and financing purposes. The Company used a portion of the proceeds to repay the March 2002 and the June 2003 loan agreements in full. The loan is due on demand or by February 15, 2007 if no demand is made. The loan accrues interest at prime plus 2% and is to be paid in equal monthly payments of $70,000, plus accrued interest, commencing on March 15, 2004. The loan documents require the Company to maintain a minimum tangible net worth of not less than $2.6 million and contain other covenants that restrict the Company’s ability to incur debt, incur liens, sell assets, pay dividends, engage in different business activities, merge with or acquire other entities, and make investments or loans. The loan is secured by the common stock of the Company’s primary operating subsidiary, Tejas Securities, as well as the personal guaranty of an officer of the Company. The balance of the loan was $2,010,000 as of September 30, 2004. The Company paid approximately $82,000 in interest for the nine months ended September 30, 2004 in relation to this loan.

(10)	Notes Payable to Stockholders

      On August 8, 2002, the Company entered into an unsecured promissory note agreement with an officer of the Company to borrow $1,000,000. Under the terms of the promissory note, the Company was to make twenty monthly installment payments of $50,000, plus accrued interest, beginning on September 8, 2002. The promissory note accrued interest at 11.5% per annum. The Company paid the remaining balance of the promissory note in June 2003 with proceeds from the June 2003 bank loan agreement. The Company paid interest of approximately $40,000 for the nine months ended September 30, 2003 in relation to this debt.

      On July 7, 2004, the Company entered into a subordinated convertible promissory note agreement with a family limited partnership controlled by the Company’s Chief Executive Officer (the “Lender”), to borrow $1,000,000 for operating purposes. Under the terms of the promissory note, the Company will make quarterly interest payments at a rate of 10% per annum. The promissory note is unsecured. The maturity date of the note is December 1, 2005, at which time all remaining unpaid principal and interest is due. If (i) the closing price of the Company’s common stock is less than $2.00 per share for ten consecutive trading days, (ii) the Company’s Chief Executive Officer is no longer employed by the Company (other than death or disability), or (iii) the net liquidating equity of the Company held at its clearing organization as of the last business day of a calendar month is less than $2,000,000, then an event of default will exist under the promissory note and the Lender is entitled to declare the amounts outstanding under the promissory note immediately due and payable. The promissory note is convertible at any time into common stock of the Company in an amount equal to the unpaid principal divided by the conversion price of $10.00 per share. At such time as the Company is authorized to issue preferred stock, the Lender may convert the promissory note into preferred stock of the Company in an amount equal to the unpaid principal divided by the conversion price of $10.00 per share. The promissory note is convertible until the note is repaid. Although the Company’s certificate of incorporation does not authorize the issuance of preferred stock, the Company has agreed to take certain actions to amend its certificate of incorporation to authorize the Company to issue shares of preferred stock.

(11)	Fair Value of Financial Instruments

      Substantially all of the Company’s financial assets and liabilities are carried at market value or at amounts which, because of their short-term nature or because they carry market rates of interest, approximate current fair value. The Company’s notes payable, if recalculated based on current interest rates, would not significantly differ from the amounts recorded at September 30, 2004 and 2003.

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Nine Months Ended September 30, 2004 and 2003

(12)	Income Taxes

      The Company files a consolidated tax return. Income tax expense (benefit) consists of the following:

	2004	2003

Federal
Current	$292,920	$522,319
Deferred	1,287	(77,120)
State
Current	45,369	70,018
Deferred	199	(746)

	$339,775	$514,471

      A reconciliation of expected income tax expense (computed by applying the statutory income tax rate of 34% to income before income tax expense and minority interest) to total tax expense in the accompanying consolidated statements of operations follows:

	2004	2003

Expected federal income expense (benefit)	$225,655	$416,074
Meals and entertainment	51,131	48,210
State income tax	45,568	69,272
Change in valuation allowance	—	—
Other, net	17,421	(19,085)

	$339,775	$514,471

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at September 30, 2004 and 2003 are as follows:

	2004	2003

Deferred tax assets:
Capital loss carryforward	$51,257	$51,257
Accrued expenses	53,162	106,095
Other	(3,499)	44,406

Gross deferred tax assets	100,920	201,758
Valuation allowance	(48,902)	(48,902)

Net deferred tax asset	$52,018	$152,856

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences net of the existing valuation allowances. This capital loss carryforward has a valuation

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Nine Months Ended September 30, 2004 and 2003

allowance of $48,902 at September 30, 2004 and 2003, respectively At September 30, 2004 and 2003, the Company had a capital loss carryforward of approximately $144,000, which expires in 2005.

(13)	Profit Sharing and Stock Option Plans

Profit Sharing Plan

      In 1997, the Company instituted a profit sharing plan under section 401(k) of the Internal Revenue Code. The plan allows all employees who are over 21 years old to defer a predetermined portion of their compensation for federal income tax purposes. Contributions by the Company are discretionary. For the nine months ended September 30, 2004 and 2003, the Company contributed approximately $137,000 and $125,000, respectively, to the employee profit sharing plan.

Stock Option Plans

      The Company established the Tejas Incorporated 1999 Stock Option Plan (“the 1999 Plan”) for employees, directors and consultants of the Company and its subsidiaries on October 15, 1999. Under the 1999 Plan, the Company was originally authorized to grant up to 600,000 shares of the Company’s common stock through incentive stock options or nonqualified stock options. In August 2000, the board of directors of the Company amended the 1999 Plan to increase the number of shares available to 800,000 shares of the Company’s common stock. In September, 2004, the board of directors of the Company amended the 1999 Plan to increase the number of shares available to 2,000,000 shares of the Company’s common stock. The exercise price of each incentive stock option is determined by the Compensation Committee of the Company, and shall not be less than 100% of the fair market value of the stock on the grant date. Incentive stock options awarded to ten-percent owners of the Company’s common stock shall not have an exercise price of less than 110% of the fair market value of the stock on the grant date. Incentive stock options may only be granted to employees of the Company or a subsidiary.

      Options become exercisable as determined at the date of the grant by the Compensation Committee or the Board, in the case of non-employee directors. No option under the 1999 Plan shall be exercisable after the expiration of ten years from the date of the grant. Options granted to a ten-percent owner of the Company shall not be exercisable after the expiration of five years from the date of the grant. The aggregate fair market value of stock purchased under the 1999 Plan by an employee during any calendar year shall not exceed $100,000. In the event that the purchased stock exceeds $100,000, the excess amount shall constitute a nonqualified stock option.

      For the nine months ended September 30, 2003, options totaling 200,000 shares were granted to employees under the 1999 Plan. The options vest ratably over three years, and expire five years from the date of the grant. The purchase price of the common stock is $1.25 per share. The options were granted at or above the market value of the Company’s common stock.

      For the nine months ended September 30, 2004, options totaling 280,000 shares were granted to employees under the 1999 Plan. The options vest ratably over three years, and expire five years from the date of the grant. The purchase price of the common stock is $4.50 per share. The options were granted at or above the market value of the Company’s common stock.

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Nine Months Ended September 30, 2004 and 2003

      A summary of the Company’s stock option and warrant activity, and related information for the nine months ended September 30, follows.

	2004		2003

		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Options	Price	Options	Price

Outstanding — beginning of year	644,126	$1.40	524,126	$2.77
Granted	280,000	$4.50	200,000	$1.25
Exercised	(2,000)	$1.25	—	—
Forfeited	(244,126)	$1.64	(80,000)	$10.00
Canceled	—	—	—	—
Outstanding — at September 30,	678,000	$2.59	644,126	$1.40

Exercisable — at September 30,	431,318	$1.96	510,786	$1.43

      The weighted average fair value of Company stock options, calculated using the Black Scholes option pricing model, granted for the nine months ended September 30, 2004 and 2003 were $0.19 and $0.17 per option, respectively.

      The fair value of the options used to compute the pro forma amounts (Note 2k) is estimated using the Black Scholes option-pricing model with the following assumptions:

	2004	2003

Risk-free interest rate	3.01%	4.25%
Expected holding period	3 years	3 years
Expected volatility	.001	.001
Expected dividend yield	0.00%	0.00%

      The following table summarizes the Company’s options outstanding and exercisable options at September 30, 2004:

	Stock Options Outstanding			Stock Options Exercisable

		Average Remaining	Weighted Average		Weighted Average
Exercise Price	Shares	Contractual Life	Exercise Price	Shares	Exercise Price

$1.25	398,000	2.6 years	$1.25	337,988	$1.25
$4.50	280,000	4.8 years	$4.50	93,330	$4.50

	678,000			431,318

(14)	Earnings Per Share

      Basic earnings per share are based on the weighted average shares outstanding without any dilutive effects considered. Diluted earnings per share reflect dilution from all contingently issuable shares, including options issued during 2004 and 2003. Contingently issuable shares are not included in the weighted average number of shares when the inclusion would increase earnings per share.

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Nine Months Ended September 30, 2004 and 2003

      Earnings per share for the nine months ended September 30, 2004 and 2003 is calculated as follows.

	2004	2003

Basic earnings per share:
Net income	$323,915	$709,276
Weighted average shares outstanding	3,024,714	3,024,048
Basic earnings per share	$0.11	$0.23

Diluted earnings per share:
Net income	$323,915	$709,276
Impact of assumed conversion of 10% convertible debt	15,370	—

Income available to common stockholders after assumed conversion	$339,285	$709,276

Weighted average shares outstanding	3,024,714	3,024,048
Effect of dilutive securities:
Options	378,886	62,084
10% convertible debt	66,666	—

Weighted average shares outstanding	3,470,266	3,086,132

Diluted earnings per share	$0.10	$0.23

      Options to purchase 678,000 shares of the Company’s common stock for the nine months ended September 30, 2004 were included in the computation of diluted earnings per share. Of the 678,000 options issued by the Company, 378,886 shares were included as dilutive securities on a weighted average basis for the nine months ended September 30, 2004, as calculated under the Treasury Stock method. Options to purchase 200,000 shares of the Company’s common stock under the convertible notes payable for the nine months ended September 30, 2004 were included in the computation of diluted earnings per share. Of the 200,000 shares, 66,666 were included as dilutive securities on a weighted average basis for the nine months ended September 30, 2004. Options to purchase 644,126 shares of the Company’s common stock for the nine months ended September 30, 2003 were included in the computation of diluted earnings per share. Of the 644,126 options issued by the Company, 62,084 shares were included as dilutive securities on a weighted average basis for the nine months ended September 30, 2003 as calculated under the Treasury Stock method.

(15)	Off Statement of Financial Condition Risk

      The Company is responsible to its clearing organization for payment of all transactions executed both on its behalf and on behalf of its customers. Therefore, the Company is exposed to off statement of financial condition risk in the event a customer cannot fulfill its commitment and the clearing organization must purchase or sell a financial instrument at prevailing market prices. The Company and its clearing organization seek to control risk associated with customer transactions through daily monitoring to assure margin collateral is maintained under regulatory and internal guidelines.

      The Company is exposed should National Financial Services, the Company’s clearing organization, be unable to fulfill its obligations for securities transactions.

      The Company deposits its cash with financial institutions. Periodically such balances exceed applicable FDIC insurance limits.

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Nine Months Ended September 30, 2004 and 2003

(16)	Industry Segment Data

      The Company has two reportable segments: brokerage services and investment banking. The primary operating segment, brokerage services, includes sales, trading and market-making activities of the Company and encompasses both retail and institutional customer accounts. These segments require the commitment of significant human capital and financial resources, as well as industry specific skills. The investment banking segment participates in underwriting of corporate securities as managing underwriter and as a syndicate member, and provides advisory services to companies.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes.

      The following table presents segment revenues, income (loss) before income tax expense (benefit), and assets for the nine months ended September 30, 2004.

		Investment
	Brokerage	Banking	Total

Revenues from external customers	$14,775,224	$3,599,689	$18,374,913
Interest revenue	223,662	—	223,662
Interest expense	153,016	—	153,016
Depreciation and amortization	78,635	—	78,635
Income (loss) before income tax expense (benefit)	(803,741)	1,467,431	663,690
Segment assets	9,834,100	—	9,834,100
Capital expenditures	20,044	—	20,044

      The following table presents segment revenues, income before income tax expense, and assets for the nine months ended September 30, 2003.

		Investment
	Brokerage	Banking	Total

Revenues from external customers	$19,922,161	$52,799	$19,974,960
Interest revenue	750,096	—	750,096
Interest expense	169,744	—	169,744
Depreciation and amortization	90,222	—	90,222
Income before income tax expense	1,220,082	3,665	1,223,747
Segment assets	9,169,741	—	9,169,741
Capital expenditures	152,957	—	152,957

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Nine Months Ended September 30, 2004 and 2003

(17)	Lease Commitments

      The Company leases its office facilities and certain office equipment under operating and capital leases. The future minimum payments due under these leases as of September 30, 2004 are as follows:

	Operating	Capital

2004 — remaining three months	$472,000	$8,000
2005	1,589,000	34,000
2006	1,027,000	20,000
2007	273,000	—
2008	74,000	—
Thereafter	25,000	—

Minimum Commitments	$3,460,000	$62,000

Less Interest		(4,000)

Net Present Value of Capital Lease Obligations		$58,000

      Office equipment, under capital leases, with a recorded cost of $96,716, net of depreciation of $23,295 as of December 31, 2003, collateralizes the above capital lease obligations and is included in the statements of financial condition under the caption of “Property and Equipment.” Depreciation expense for assets under capital lease was $23,295 in 2003.

      Rent expense amounted to approximately $1,051,000 and $1,209,000 for the nine months ended September 30, 2004 and 2003, respectively. Rent expense is reported net of sublease revenue which is disclosed below.

      In June 2003, the Company subleased a portion of its Austin, Texas headquarters, furniture and equipment effective June 15, 2003 through February 2008. Under the terms of the sublease agreement, the future minimum payments to be received are approximately $106,000 in 2004 through 2006, and approximately $18,000 in 2007. For the nine months ended September 30, 2004 and 2003, the Company received approximately $78,000 and $228,000, respectively, in relation to this sublease agreement.

      On December 22, 2000, the Company subleased a portion of its Austin, Texas headquarters, furniture and equipment effective January 1, 2001 through March 2003. The Company received approximately $182,000 during 2003 in relation to this sublease agreement.

      On September 30, 2002, the Company subleased a portion of its Atlanta, Georgia office space. Under the terms of the sublease agreement, the future minimum payments to be received are approximately $84,000 in 2004 and $63,000 in 2005. The Company received approximately $68,000 and $62,000 for the nine months ended September 30, 2004 and 2003, respectively, in relation to this sublease agreement.

(18)	Contingencies

      The Company is involved in various claims and legal actions that have arisen in the ordinary course of business. It is management’s opinion that liabilities, if any, arising from these actions will not have a significant adverse effect on the consolidated financial position or results of operations of the Company.

      In October 2001, an officer of the Company purchased a liability of the Company in the amount of approximately $121,000 originally payable to a third party. The liability originated from the Merger (Note 1) and is now payable to the officer upon the Company’s successful listing on a national exchange.

TEJAS INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For The Nine Months Ended September 30, 2004 and 2003

(19)	Net Capital Requirements

      Tejas Securities, as a registered fully licensed broker and dealer in securities, is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1 of the Securities Exchange Act of 1934, as amended). Under this rule, Tejas Securities is required to maintain a minimum “net capital” to satisfy rule 15c3-1. At September 30, 2004, the minimum “net capital” requirement for Tejas Securities was $250,000. “Net capital” at September 30, 2004 aggregated $2,026,795. Tejas Securities’ ratio of aggregate indebtedness to net capital was 1.43 to 1 at September 30, 2004.

(20)	Other Related Party Transactions

      The employees, officers and management of the Company may maintain personal accounts with the Company. When the Company executes securities transactions on behalf of its employees, officers and management, those transactions are executed at current market prices, plus execution costs. All officers of the Company, one of which is a majority owner, routinely conduct such transactions for their own accounts, and management of the Company deems the transactions to be arms length transactions. The majority owner of the Company also makes many of the proprietary trading decisions for the Company, including securities transactions between that individual and the Company.

(21)	Subsequent Event

      On October 15, 2004, the Company entered into a purchase agreement with a member of the Company’s board of directors, and Seton Securities Group, Inc. (“Seton”), a company controlled by a director, whereby the director and Seton would purchase the assets and operations of our New Jersey branch office by December 31, 2004. In the event the transaction is not completed by December 31, 2004, the director has the option of extending the closing date through June 30, 2005 in exchange for consideration of $10,000 to be paid to the Company.

________________________________________________________________________________

TEJAS INCORPORATED

Common Stock

PROSPECTUS

C.E. UNTERBERG, TOWBIN

February 2, 2005

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